Exhibit 10.1

ASSISTANCE AGREEMENT

5. Awarded To
Solid Power Operating, Inc.
Attn: Adam Jansons
486 S Pierce Avenue, Suite E
Louisville CO 800273123

8. Type of Agreement
- [X] Grant
- [ ] Cooperative Agreement
- [ ] Other

9. Authority
See Page 2

10. Purchase Request or Funding Document No.
26MS000041

11. Remittance Address
Solid Power Operating, Inc.
Attn: Adam Jansons
486 S Pierce Avenue, Suite E
LOUISVILLE CO 80027

12. Total Amount
Govt. Share: $50,000,000.00
Cost Share : $60,000,000.00
Total : $110,000,000.00

13. Funds Obligated
This action: $0.00
Total : $50,000,000.00

14. Principal Investigator

15. Program Manager
Stephanie Smith
Phone: [***]

16. Administrator
U.S. DOE/NETL
NATIONAL ENERGY TECH LAB
3610 Collins Ferry Road
Morgantown WV 26505-2353

17. Submit Payment Requests To
VIPERS
https://vipers.doe.gov
Any questions, please contact
by call/email 888-251-3557 or
payments@hq.doe.gov

18. Paying Office
VIPERS
https://vipers.doe.gov
Any questions, please contact
by call/email 888-251-3557 or
Payments@hq.doe.gov

19. Submit Reports To
See Attachment 2

For the Recipient		For the United States of America	
22. Signature of Person Authorized to Sign /s/ John Van Scoter		25. Signature of Grants/Agreements Officer /s/ Susan Miltenberger	
23. Name and Title John Van Scoter, President and Chief Executive Officer	24. Date Signed 03/05/2026	26. Name of Officer Susan Miltenberger	27. Date Signed 03/03/2026

1. Award No. 2. Modification No. 3. Effective Date 4. CFDA No. DE-MS0000122 0002 01/01/2026 81.253 ASSISTANCE AGREEMENT 486 S Pierce Avenue, Suite E 7. Period of Performance 01/01/2025 through 12/31/2026 6. Sponsoring Office Manufacturing &Energy Supply Chain U.S. Department of Energy 1000 Independence Avenue, SW Forrestal Building , MESC-1 Washington DC 20585 Louisville CO 800273123 Attn: Adam Jansons Solid Power Operating, Inc. 5. Awarded To Other Cooperative Agreement Grant See Page 2 26MS000041 8. Type of Agreement 9. Authority 10. Purchase Request or Funding Document No. X 11. Remittance Address 12. Total Amount 13. Funds Obligated Solid Power Operating, Inc. Attn: Adam Jansons LOUISVILLE CO 80027 Govt. Share: $50,000,000.00 Cost Share : $60,000,000.00 Total : $110,000,000.00 This action: $0.00 Total : $50,000,000.00 486 S Pierce Avenue, Suite E Stephanie Smith Morgantown WV 26505-2353 3610 Collins Ferry Road NATIONAL ENERGY TECH LAB U.S. DOE/NETL Phone: [***] 14. Principal Investigator 15. Program Manager 16. Administrator by call/email 888-251-3557 or VIPERS See Attachment 2 https://vipers.doe.gov Any questions, please contact payments@hq.doe.gov Payments@hq.doe.gov by call/email 888-251-3557 or Any questions, please contact https://vipers.doe.gov VIPERS 17. Submit Payment Requests To 18. Paying Office 19. Submit Reports To 20. Accounting and Appropriation Data 05461-2025-31-220960-41999-1005909-0000000-0000000-0000000 21. Research Title and/or Description of Project Infrastructure Investment and Jobs Act- Continuous Production of Sulfide-based Solid Electrolyte Materials for Advanced All-solid-state Batteries For the Recipient For the United States of America 22. Signature of Person Authorized to Sign 25. Signature of Grants/Agreements Officer 23. Name and Title 24. Date Signed 26. Name of Officer 27. Date Signed Susan Miltenberger 03/03/2026 /s/ John Van Scoter /s/ Susan Miltenberger John Van Scoter, President 03/05/2026 and Chief Executive Officer

CONTINUATION SHEET REFERENCE NO. OF DOCUMENT BEING CONTINUED NAME OF OFFEROR OR CONTRACTOR ITEM NO. SUPPLIES/SERVICES QUANTITY UNIT UNIT PRICE AMOUNT PAGE OF (A) (B) (C) (E) (F) DE-MS0000122/0002 2 5 Solid Power Operating, Inc. (D) UEI: P6C4J2FTTUM7 Project Period of Performance: 01/01/2025 - 06/30/2029 Budget Periods: Budget Period 1: 01/01/2025 - 12/31/2025 Budget Period 2: 01/01/2026 - 12/31/2026 Budget Period 3: 01/01/2027 - 12/31/2027 Budget Period 4: 01/01/2028 - 12/31/2028 Budget Period 5: 01/01/2029 - 06/30/2029 Block 9. Authority: Public Law (P.L.) 102-486, Energy Policy Act (EPAct) of 1992, amended by P.L. 109-58, EPAct 2005, Section 911, as amended (codified at 42 U.S.C. § 16191), and P.L. 110-140, Public Law 117-58, Infrastructure Investment and Jobs Act of 2021 (referred to as BIL), Section 40207 (codified at 42 U.S.C. § 18741.) Block 14. Principal Investigator: Hyungrak Kim [***] Recipient Business Point of Contact: Joseph Duchaj [***] Block 15. DOE Program Manager: Stephanie Smith [***] DOE Award Administrator: Nataly Dimopoulos [***] ASAP: NO: STD IMMEDIATE Extent Competed: COMPETED Davis-Bacon Act: YES PI: Hyungrak Kim Fund: 05461 Appr Year: 2025 Allottee: 31 Report Entity: 220960 Object Class: 41999 Program: 1005909 Project: 0000000 WFO: 0000000 Local Use: 0000000

DE-MS0000122 Amendment 0002 Page 5 of 5 Conditions and Special Terms and Conditions, if applicable. 7. Attachment 1, Statement of Project Objectives (SOPO), is deleted in its entirety and replaced with the SOPO attached to this modification. The SOPO is revised to reflect negotiated changes. 8. Attachment 2, Federal Assistance Reporting Checklist (FARC), is deleted in its entirety and replaced with the FARC attached to this modification. The FARC has been revised to reflect updated reporting requirements and instructions. 9. Attachment 3, Budget Information, is deleted in its entirety and replaced with the Budget Pages attached to this modification. The Budget Pages are revised to reflect the approved budget revision. 10. Attachment 4, Intellectual Property Provisions, is unchanged but is attached to this modification to provide a fully conformed copy. 11. Attachment 5, Community Benefits Outcomes and Objectives, is deleted from the award in its entirety. 12. Attachment 6, Data Management Plan (DMP), is attached to this modification as Attachment 5. The DMP is unchanged but is attached to this modification to provide a fully conformed copy. 13. Attachment 7, Wage Determination (WD), is reserved as Attachment 6. 14. All other terms and conditions of the subject agreement remain unchanged and in full force and effect. End of Modification 0002

DE-MS0000122

Amendment 0002

The purpose of this modification is to revise the award. Accordingly, the agreement is hereby modified as follows:

1.	As reflected in Block 7 of the Assistance Agreement, the ending date of the period of performance is extended by twelve (12) months from 12/31/2025 to 12/31/2026.

2.	Additionally, as reflected on Page 2 of the Assistance Agreement, the Project/Budget Periods ending dates are revised as follows. Changes shown in bold text:

Project Period of Performance:

01/01/2025 - 06/30/2029

Budget Periods:

Budget Period 1: 01/01/2025 - 12/31/2025

Budget Period 2: 01/01/2026 - 12/31/2026

Budget Period 3: 01/01/2027 - 12/31/2027

Budget Period 4: 01/01/2028 - 12/31/2028

Budget Period 5: 01/01/2029 - 06/30/2029

3.	As reflected on Page 2 of the Assistance Agreement, the Recipient’s Principal Investigator is hereby changed to Hyungrak Kim.

4.	As reflected on Page 2 of the Assistance Agreement, the Recipient’s Business Point-of-Contact is hereby changed to Joseph Duchaj.

5.	References to “Bipartisan Infrastructure Law (BIL)” in the Assistance Agreement have been changed to “Infrastructure Investment and Jobs Act (IIJA)” as reflected in the:

a.	Project Title in Block 21 of the Assistance Agreement and attachments 1, and 2; and

b.	Block 9 Authority detailed on Page 2 of the cover page.

6.	The Special Terms and Conditions are deleted in their entirety. As per the effective date of this modification, the Terms and Conditions applicable to this award are now implemented through a two-document format; the Standard Terms and Conditions available at: http://energy.gov/node/4852619 and the Special Terms and Conditions attached to this modification.

a.	The Standard Terms and Conditions comply with 2 CFR 200.211(c) and provide a common set of financial assistance terms that can be applied to all applicable DOE awards.

b.	The Special Terms and Conditions are a companion document to the Standard Terms and Conditions, comply with 2 CFR 200.211(d), and address the unique aspects of a particular award driven by program specific requirements, statutory criteria, risks, or other considerations.

c.	Recipients must meet the requirements set forth in both the Standard Terms and Conditions and Special Terms and Conditions, if applicable.

DE-MS0000122

Amendment 0002

7.	Attachment 1, Statement of Project Objectives (SOPO), is deleted in its entirety and replaced with the SOPO attached to this modification. The SOPO is revised to reflect negotiated changes.

8.	Attachment 2, Federal Assistance Reporting Checklist (FARC), is deleted in its entirety and replaced with the FARC attached to this modification. The FARC has been revised to reflect updated reporting requirements and instructions.

9.	Attachment 3, Budget Information, is deleted in its entirety and replaced with the Budget Pages attached to this modification. The Budget Pages are revised to reflect the approved budget revision.

10.	Attachment 4, Intellectual Property Provisions, is unchanged but is attached to this modification to provide a fully conformed copy.

11.	Attachment 5, Community Benefits Outcomes and Objectives, is deleted from the award in its entirety.

12.	Attachment 6, Data Management Plan (DMP), is attached to this modification as Attachment 5. The DMP is unchanged but is attached to this modification to provide a fully conformed copy.

13.	Attachment 7, Wage Determination (WD), is reserved as Attachment 6.

14.	All other terms and conditions of the subject agreement remain unchanged and in full force and effect.

End of Modification 0002

DOE Special Terms and Conditions Award No. DE- MS0000122.0002 With Solid Power Operating, Inc.

Special Terms and Conditions

Solid Power Operating, Inc. (“recipient”), which is identified in Block 5 of the Assistance Agreement, and the United States Department of Energy (“DOE”), enter into this award, referenced above, to achieve the project objectives stated in the Attachments to this award.

This award consists of the Assistance Agreement, Standard Terms and Conditions, Special Terms and Conditions, and the following Attachments:

Attachment Number	Title
Assistance Agreement
Special Terms and Conditions
1	Statement of Project Objectives
2	Federal Assistance Reporting Checklist and Instructions
3	Budget Information SF-424A
4	Intellectual Property Provisions
5	Data Management Plan
6	Wage Determination - Reserved

Applicability of Special Terms and Conditions

These Special Terms and Conditions comply with 2 CFR 200.211(d) and are a companion document to the Standard Terms and Conditions, available at Funding Opportunities, and address the unique aspects of a particular award driven by program specific requirements, statutory criteria, risks, or other considerations. The Standard Terms and Conditions comply with 2 CFR 200.211(c) and provide a common set of financial assistance terms that can be applied to all applicable DOE awards. Recipients must meet the requirements set forth in both the Standard and Special Terms and Conditions. In instances where requirements may conflict, the Special Terms and Conditions will take precedence.

Notice Regarding Use of Hyperlinks

Hyperlinks are provided to improve the readability of the terms as a convenience to the recipient. The hyperlinked citation is applicable and in full effect on the effective date of Assistance Agreement, (or amended terms and conditions as may be applicable). If a hyperlink is broken, dead, or orphaned, the referenced regulation remains applicable.

DOE Special Terms and Conditions Award No. DE- MS0000122.0002 With Solid Power Operating, Inc.

Table of Contents

Applicability of Special Terms and Conditions		1

Notice Regarding Use of Hyperlinks		1

Table of Contents		2

I.	Administrative Terms	4

A.	Prior Approvals	4

II.	National Policy Terms	8

A.	NEPA Requirements	8
B.	Build America, Buy America Act (“BABA”) Waiver	8

III.	DOE Terms	9

A.	Indemnity	9
B.	Federal Stewardship	9

IV.	Research, Technology, and Economic Security Terms	11

A.	Definitions	11
B.	Current and Pending Support	14

V.	Financial Terms	17

A.	Cost Sharing	17
B.	Unallowable Project Costs	17
C.	Unallowable Cost Share Sources	18
D.	Payment Procedures - Reimbursement	19
E.	Indirect Costs	21

VI.	Equipment& Real Property Terms	23

A.	Continued Use of Real Property and Equipment	23

VII.	Award Specific Terms	23

A.	Use of Program Income	23
B.	Foreign Entity Participation as a Recipient, Subrecipient, or Contractor	24
C.	Foreign Travel	24

VIII.	Program Specific Terms	25

A.	Funding of Budget Periods	25
B.	Continuation Application and Funding	26
C.	Supply Assurance	28
D.	Access Restrictions	29
E.	Threat Briefing	30
F.	Research Technology and Economic Security Officer	30
G.	Third Party Monitor	33
H.	DOE’s Property Interest	34

IX.	Infrastructure,Investment, and Jobs Act (IIJA) Terms	36

A.	Reporting, Tracking, and Segregation of Incurred Costs	36
B.	Davis-Bacon Act Requirements	36

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DOE Special Terms and Conditions Award No. DE- MS0000122.0002 With Solid Power Operating, Inc.

X.	Program Specific Plans	38

C.	Cybersecurity Plan	38
D.	Offtake Partner Plan	38
E.	Technology Protection Plan	39
F.	Material Supply Plan	40

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DOE Special Terms and Conditions Award No. DE- MS0000122.0002 With Solid Power Operating, Inc.

I.	Administrative Terms

A.	Prior Approvals

The following programmatic decisions or costs require prior approval from the Grants Officer as described below and, when applicable, in the corresponding term. Prior approvals must be submitted in writing to the Grants Officer, Specialist, and Federal Project Manager for your award. You are not authorized to proceed until you receive written notification from the Grants Officer.

Prior Approval Description	Location	Applicability/Disposition
Change in scope to include site changes or the objective of the project or program (even if there is no associated budget revision requiring prior approval).	2 CFR 200.308(f)(1)	Applicable to all awards
Change in key personnel or new covered individuals if applicable.	2 CFR 200.308(f)(2) and Special Terms, “Current and Pending Support”	Applicable to all awards
Disengagement within regulatory limits from the project by the project director or principal investigator.	2 CFR 200.308(f)(3)	Applicable to all awards
Inclusion of costs that require prior approval in accordance with 2 CFR 200 Subpart E.	2 CFR 200.308(f)(4)	Applicable to all awards
Transfer of participant support costs to other budget categories.	2 CFR 200.308(f)(5)	Applicable to all awards
Change in subrecipients (including national laboratories) from those in the original Federal award.	2 CFR 200.308(f)(6) and Standard Terms, “Subrecipient Change Notification”	Applicable to all awards
Changes in total approved cost sharing amount.	2 CFR 200.308(f)(7)	Applicable to all awards
Need for additional federal funds to complete the project.	2 CFR 200.308(f)(8)	Applicable to all awards
Transfer of funds between construction and non-construction activities.	2 CFR 200.308(f)(9)	Applicable to awards with construction activities
A no-cost extension (meaning, an extension of time that does not require the obligation of additional Federal funds) of the period of performance, other than any one-time extension that is already authorized.	2 CFR 200.308(f)(10)	Applicable to all awards

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DOE Special Terms and Conditions Award No. DE- MS0000122.0002 With Solid Power Operating, Inc.

Prior Approval Description	Location	Applicability/Disposition
Potential or actual change of control of a recipient requires Grants Officer notification. Grants Officer approval is required for any actual change of control.	2 CFR 910.368	Applicable to all awards
All costs incurred prior to the award effective date.	2 CFR 200.308(f)(1) / 2 CFR 200.458	You are entitled to reimbursement for costs incurred on or after October 11, 2024, as authorized by the pre-award costs letter dated October 11, 2024, if such costs are allowable in accordance with the applicable Federal cost principles referenced in 2 CFR part 200 as amended by 2 CFR part 910.
Any increase in the total project cost or transfer of funds between direct categories that exceed 10 percent of the total budget.	Standard Terms, “Budget Changes” and 2 CFR 200.308	Applicable to all awards
Any changes to the use of indirect costs.	2 CFR 200.306(c)	Applicable to awards with indirect costs
Any changes to the information, disclosures, representations, and/or certifications provided in the pre-award information sheet.	Standard Terms, “Pre-Award Information”	Applicable to all awards
Expenditures more than the federal share authorized to a particular budget period.	Special Terms, “Funding of Budget Periods”	Applicable to all awards with multiple budget periods
Requests for reassignment of the award to any entity as described in the award term.	Standard Terms, “Prohibition Against Re-Assignment”	Applicable to all awards
Potential covered transaction identified in accordance with 2 CFR 180.335 prior to entering into such a transaction.	Standard Terms, “Nonprocurement Debarment and Suspension”	Applicable to all awards
Any changes or additions to Wage Determinations.	Special Terms, “Davis Bacon Act Requirements”	Pending wage determination(s)

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DOE Special Terms and Conditions Award No. DE- MS0000122.0002 With Solid Power Operating, Inc.

Prior Approval Description	Location	Applicability/Disposition
Awards made after July 21, 2025: If DOE directly funds the FFRDC, the recipient must notify the Grants Officer when the required agreement (e.g., CRADA, Technical Assistance Agreement, Technical Service Agreement, etc.) between the recipient and the FFRDC is finalized and provide the agreement number prior to initiation of work by the FFRDC.	Special Terms, “Funding of Federally Funded Research and Development Centers (FFRDC)”	Not Applicable
New potential collaborations with foreign entities, organizations, or governments in connection with the DOE-funded award scope.	Standard Terms, “Foreign Collaboration Considerations”	Applicable to all awards
Any project activity or cost that has not already received prior approval on historic properties listed in or eligible for listing in the National Register of Historic places.	Standard Terms, “Historic Preservation”	Applicable to all awards
Any project activity that has not already received prior approval involving research on human subjects, biospecimens, or identifiable private information.	Standard Terms, “Human Subjects Research”	Applicable to all awards
Any project activity that has not already received prior approval involving research on vertebrate animals.	Standard Terms, “Animal Welfare”	Applicable to all awards
Any project task, activity, or associated cost that has not already received a National Environmental Policy Act (NEPA) determination or an associated prior approval.	Standard Terms, “National Environmental Policy Act” Special Terms, “NEPA Determination”	Applicable to all awards.
Any project activity or cost associated with an unmanaged or unmanageable financial conflict of interest.	Standard Terms, “Interim Conflict of Interest Policy for Financial Assistance”	Applicable to all awards
Any project activity or cost associated with an organizational conflict of interest.	Standard Terms, “Organizational Conflict of Interest”	Applicable to all awards

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DOE Special Terms and Conditions Award No. DE- MS0000122.0002 With Solid Power Operating, Inc.

Prior Approval Description	Location	Applicability/Disposition
Any project activity or cost that has not yet received prior approval associated with or impacting the resources or reserved rights of Indian Tribe(s).	Standard Terms, “Impacted Indian Tribes”	Applicable to all awards
Any project activity or cost performed outside the United States (including foreign travel) that has not received prior approval.	Special Terms, “Performance of Work in the United States Waiver”	No activities outside of the US.
Any project activity or cost associated with subrecipients or contractors that are foreign entities as defined in the NOFO that have not received prior approval.	Special Terms, “Foreign Entity Participation as a Recipient, Subrecipient, or Contractor”

Applicable to all awards.

When applicable, approved activities or costs associated with subrecipients or contractors that are foreign entities are found in the Foreign Entity Participation as a Recipient, Subrecipient, or Contractor Term.

Any property or equipment cost that has not yet received prior approval must receive prior written approval from the Grants Officer; disposition of all property and equipment must follow the requirements of 2 CFR 200.313 and 2 CFR 910.360.	2 CFR 200.313 and 2 CFR 910.360	Applicable to all awards
Any project activity or cost associated with the use of any federally owned equipment required to achieve project objectives that has not yet received prior approval.	Standard Terms, “Federally Owned Property (Government-Furnished)”	No federally owned equipment.
Any project activity or cost associated with project travel outside the United States that has not yet received prior approval.	Special Terms, “Foreign Travel”	Applicable to all awards. When applicable, approved travel outside the United States is found in the Foreign Travel Term.

Prior approvals may include specific conditions in accordance with 2 CFR 200.208 that must be achieved for the activities and associated project costs to be allowable under the award. If the recipient elects not to fully achieve all the specific conditions, the costs may be deemed unallowable and all previously reimbursed costs associated with the unallowable activities will be required to be reimbursed, see 2 CFR 200.410.

Prior approvals are limited to the scope and conditions included within the request. If the scope or conditions associated with the prior approval change, authorization for the change will also require prior approval. Additionally, if a project cost is subject to multiple prior approvals, the project cost will remain unallowable until such time as all associated prior approvals are dispositioned.

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DOE Special Terms and Conditions Award No. DE- MS0000122.0002 With Solid Power Operating, Inc.

If the Recipient elects to undertake activities prior to authorization from the Grants Officer, the Recipient does so at the risk of not receiving Federal funding for those activities and such costs may not be recognized as allowable cost share.

Recipients must coordinate the use of waived prior approvals included within 2 CFR 200.308(g) (1-3) with the Grants Officer.

II.	National Policy Terms

A.	NEPA Requirements

DOE must comply with the National Environmental Policy Act (NEPA) prior to authorizing the use of federal funds. Based on all information provided by the recipient, DOE has made a NEPA determination by issuing a categorical exclusion (CX) for all activities listed in the Statement of Project Objectives (SOPO) approved by the Grants Officer and the DOE NEPA Determination. The recipient is thereby authorized to use federal funds for the defined project activities, except where such activity is subject to a restriction set forth elsewhere in this award.

This authorization is specific to the project activities and locations as described in the SOPO approved by the Grants Officer and the DOE NEPA Determination.

If the recipient later intends to add to or modify the activities or locations as described in the approved SOPO and the DOE NEPA Determination, those new activities/locations or modified activities/locations are subject to additional NEPA review and are not authorized for federal funding until the Grants Officer provides written authorization on those additions or modifications. Should the recipient elect to undertake activities or change locations prior to written authorization from the Grants Officer, the recipient does so at risk of not receiving federal funding for those activities, and such costs may not be recognized as allowable cost share.

B.	Build America, Buy America Act (“BABA”) Waiver

This award does not have an approved BABA waiver, so the requirements of BABA outlined in the BABA Term in the Standard Terms and Conditions fully apply. The remainder of this term provides additional information on BABA’s compliance requirements and recipient obligations. The recipient is put on notice that failure to comply with these requirements will result in a disallowance of costs for any nonconforming item that is purchased under the award. The recipient is very strongly encouraged to read the information provided in this term and to consult with their cognizant legal counsel to ensure that these requirements are fully understood.

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DOE Special Terms and Conditions Award No. DE- MS0000122.0002 With Solid Power Operating, Inc.

III.	DOE Terms

A.	Indemnity

The recipient shall indemnify DOE and its officers, agents, or employees for any and all liability, including litigation expenses and attorneys' fees, arising from suits, actions, or claims of any character for death, bodily injury, or loss of or damage to property or to the environment, resulting from the project, except to the extent that such liability results from the direct fault or negligence of DOE officers, agents or employees, or to the extent such liability may be covered by applicable allowable costs provisions.

B.	Federal Stewardship

DOE will exercise federal stewardship in monitoring project activities performed under this award. DOE will review financial, performance, and audit reports to ensure that the objectives, terms, and conditions of the award are accomplished and in compliance with the award. DOE will ensure that the recipient’s financial management and accounting systems are adequate to administer this Award and provide oversight of general administrative requirements. DOE will conduct ongoing project risk reviews and assessments and review performance after completion. Activities may include, but are not limited to:

1.	Review Meetings

The recipient, including but not limited to the principal investigator (or, if applicable, co-principal investigators), is required to participate in periodic review meetings with DOE. Review meetings enable DOE to assess the work performed under this award and determine whether the recipient has timely achieved the technical objectives and deliverables stated in Attachment 1 to this award.

DOE shall determine the frequency of review meetings and select the day, time, and location of each review meeting and shall do so in a reasonable and good faith manner. DOE will provide the recipient with reasonable notice of the review meetings.

For each review meeting, the recipient is required to provide a comprehensive overview of the project, including:

1.	The recipient’s technical progress compared to the technical objectives stated in Attachment 1 to this award.

2.	The recipient’s actual expenditures compared to the approved budget attached to this award.

3.	Other subject matter specified by the DOE Technology Manager/Federal Project Manager.

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DOE Special Terms and Conditions Award No. DE- MS0000122.0002 With Solid Power Operating, Inc.

2.	Project Meetings

The recipient is required to notify DOE in advance of scheduled tests and internal project meetings that would entail discussion of topics that could result in major changes to the baseline project technical scope/approach, cost, or schedule. Upon request by DOE, the recipient is required to provide DOE with reasonable access (by telephone, webinar, or otherwise) to the tests and project meetings. The recipient is not expected to delay any work under this award for the purpose of government insight.

3.	Site Visits

DOE's authorized representatives have the right to make site visits at reasonable times to review project accomplishments and management control systems and to provide technical assistance, if required. The recipient must provide, and must require subrecipients to provide, reasonable access to facilities, office space, resources, and assistance for the safety and convenience of the government representatives in the performance of their duties. All site visits and evaluations must be performed in a manner that does not unduly interfere with or delay the work.

4.	Go/No Go Decisions

Attachment 1 to this award establishes Go/No Go decision points. For each Go/No Go decision point, DOE must determine whether the recipient has fully and satisfactorily completed the work described in Attachment 1 to this award. As a result of a Go/No Go review, in its discretion, DOE may take one of the following actions:

•	Authorize federal funding for the next budget period for the project;

•	Recommend redirection of work under the project;

•	Place a hold on the federal funding for the project, pending further supporting data; and/or

•	Discontinue providing federal funding for the project beyond the current budget period as the result of insufficient progress, change in strategic direction, or lack of available funding.

If it is determined that it would not be advantageous for the Government to proceed beyond the technical milestone(s), the Grants Officer will notify the recipient in writing of such decision and the award is considered completed. The maximum liability to the Government is limited to the allowable, allocable, and reasonableness of the cost incurred by the recipient within the funds made available. The Government reserves the right to deobligate any remaining funds from the award. The recipient shall submit all final deliverables, including final project accomplishments, for the completed work in accordance with the reporting requirements of the award.

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DOE Special Terms and Conditions Award No. DE- MS0000122.0002 With Solid Power Operating, Inc.

5.	DOE Access

The recipient must provide any information, documents, site access, or other assistance requested by DOE for the purpose of its federal stewardship or substantial involvement.

DOE authorized representatives must have access to records in accordance with 2 CFR 200.337 to conduct audits, execute site visits, conduct research, technology and economic security due diligence reviews and monitoring, or for any other official use.

The recipient, its subrecipients, and contractors must report significant developments in accordance with 2 CFR 200.329(e) and provide access to information and documents in addition to reasonable access to facilities, office space, resources, and assistance for the safety and convenience of the government representatives in the performance of their duties. DOE will make reasonable efforts to ensure these site visits or audits do not interfere with or unduly delay project work to the maximum extent practicable.

IV.	Research, Technology, and Economic Security Terms

A.	Definitions

For purposes of Research, Technology, and Economic Security terms, the following definitions are applicable:

1.	Covered Individual:

Covered Individual means an individual who (i) contributes in a substantive, meaningful way to the development or execution of the scope of work of a project funded by DOE, and (ii) is designated as a covered individual by DOE. Often, these individuals have doctoral or other professional degrees, although individuals at the master’s or PhD level may be considered covered individuals if their involvement meets this definition. Consultants, graduate students, and those with a postdoctoral role also may be considered covered individuals if they meet this definition.

DOE designates as covered individuals any principal investigator (PI); project director (PD); co-principal investigator (Co-PI); co-project director (Co-PD); project manager; and any individual regardless of title that is functionally performing as a PI, PD, Co-PI, Co-PD, or project manager. Status as a consultant, graduate (master’s or PhD) student, or postdoctoral associate does not automatically disqualify a person from being designated as a “covered individual” if they meet the definition in (i) above.

The recipient is responsible for assessing the applicability of (i) above against each person listed on the project (i.e., listed by the recipient in the application for federal financial assistance, approved budget, progress report, or any other report submitted to DOE by the recipient regarding the subject project). Further, the recipient is responsible for identifying any such individual to DOE for designation as a covered individual, if not already designated by DOE as described above.

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DOE Special Terms and Conditions Award No. DE- MS0000122.0002 With Solid Power Operating, Inc.

The recipient’s submission of a current and pending support disclosure and/or biosketch/resume for a particular person serves as an acknowledgement that DOE designates that person as a covered individual.

DOE may further designate covered individuals during the award period of performance.

2.	Current and Pending Support

i.	All resources made available, or expected to be made available, to an individual in support of the individual’s RD&D efforts, regardless of:

a.	Whether the funding source is foreign or domestic;

b.	Whether the resource is made available through the entity applying for an award or directly to the individual; or

c.	Whether the resource has monetary value; and

ii.	Includes in-kind contributions requiring a commitment of time and directly supporting the individual’s RD&D efforts, such as the provision of office or laboratory space, equipment, supplies, employees, or students. This term has the same meaning as the term Other Support as applied to researchers in National Security Presidential Memorandum – 33 (NSPM-33): For researchers, Other Support includes all resources made available to a researcher in support of and/or related to all of their professional RD&D efforts, including resources provided directly to the individual or through the organization, and regardless of whether or not they have monetary value (e.g., even if the support received is only in-kind, such as office/laboratory space, equipment, supplies, or employees). This includes resource and/or financial support from all foreign and domestic entities, including but not limited to, gifts provided with terms or conditions, financial support for laboratory personnel, and participation of student and visiting researchers supported by other sources of funding.

3.	Malign Foreign Talent Recruitment Program as defined in P.L. 117-167, Section 10638 (4)

i.	Any program, position, or activity that includes compensation in the form of cash, in-kind compensation, including research funding, promised future compensation, complimentary foreign travel, things of non de minimis value, honorific titles, career advancement opportunities, or other types of remuneration or consideration directly provided by a foreign country at any level (national, provincial, or local) or their designee, or an entity based in, funded by, or affiliated with a foreign country, whether or not directly sponsored by the foreign country, to the targeted individual, whether directly or indirectly stated in the arrangement, contract, or other documentation at issue, in exchange for the individual—

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DOE Special Terms and Conditions Award No. DE- MS0000122.0002 With Solid Power Operating, Inc.

a.	Engaging in the unauthorized transfer of intellectual property, materials, data products, or other nonpublic information owned by a United States entity or developed with a federal research and development award to the government of a foreign country, or an entity based in, funded by, or affiliated with a foreign country regardless of whether that government or entity provided support for the development of the intellectual property, materials, or data products;

b.	Being required to recruit trainees or researchers to enroll in such program, position, or activity;

c.	Establishing a laboratory or company, accepting a faculty position, or undertaking any other employment or appointment in a foreign country or with an entity based in, funded by, or affiliated with a foreign country if such activities are in violation of the standard terms and conditions of a federal research and development award;

d.	Being unable to terminate the foreign talent recruitment program contract or agreement except in extraordinary circumstances;

e.	Through funding or effort related to the foreign talent recruitment program, being limited in the capacity to carry out a research and development award or required to engage in work that would result in substantial overlap or duplication with a federal research and development award;

f.	Being required to apply for and successfully receive funding from the sponsoring foreign government's funding agencies with the sponsoring foreign organization as the recipient;

g.	Being required to omit acknowledgment of the recipient institution with which the individual is affiliated, or the federal research agency sponsoring the research and development award, contrary to the institutional policies or standard terms and conditions of the federal research and development award;

h.	Being required to not disclose to the federal research agency or employing institution the participation of such individual in such program, position, or activity; or

i.	Having a conflict of interest or conflict of commitment contrary to the standard terms and conditions of the federal research and development award; and

ii.	A program that is sponsored by—

a.	A foreign country of concern or an entity based in a foreign country of concern, whether or not directly sponsored by the foreign country of concern.

b.	An academic institution on the list developed under section 1286(c)(8) of the John S. McCain National Defense Authorization Act for Fiscal Year 2019 (10 U.S.C. 2358 note; Public Law 115–232); or

c.	A foreign talent recruitment program on the list developed under section 1286(c)(9) of the John S. McCain National Defense Authorization Act for Fiscal Year 2019 (10 U.S.C. 2358 note; Public Law 115–232).

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DOE Special Terms and Conditions Award No. DE- MS0000122.0002 With Solid Power Operating, Inc.

iii.	Consistent with applicable law, this term does not prohibit, unless such activities are funded, organized, or managed by an academic institution or a foreign talent recruitment program on the lists developed under paragraphs (8) and (9) of section 1286(c) of the John S. McCain National Defense Authorization Act for Fiscal Year 2019 (10 U.S.C. 4001 note; Public Law 115–232)—

a.	Making scholarly presentations and publishing written materials regarding scientific information not otherwise controlled under current law;

b.	Participation in international conferences or other international exchanges, research projects or programs that involve open and reciprocal exchange of scientific information, and which are aimed at advancing international scientific understanding and not otherwise controlled under current law;

c.	Advising a foreign student enrolled at an institution of higher education or writing a recommendation for such a student, at such student's request; and

d.	Other international activities determined appropriate by the federal research agency head or designee.

B.	Current and Pending Support

1.	Disclosure Requirements

Prior to award, the recipient was required to provide current and pending support disclosure statements and Biosketch/Resume for each covered individual, as defined by the award Special Terms and Conditions, at the recipient and subrecipient level, regardless of funding source. The current and pending support disclosures must include the information set forth in the chart below.

New Covered Individuals:

Before new covered individuals may start work on the project, the recipient must submit current and pending support disclosures and biosketch/resumes for new covered individuals and must receive prior approval from DOE. R&D covered individuals must comply with the Digital Persistent Identifier (PID) and Research Security Training Requirements in the Standard Terms and Conditions.

Changes to previously submitted current and pending support disclosures during the period of performance of the award:

The recipient must ensure that the covered individuals are aware that should circumstances change which impact the responses previously provided on either the current and pending support disclosure or the biosketch/resume, the individual must submit an updated current and pending support disclosure and/or updated biosketch/resume. The recipient must submit the updated current and pending support disclosure(s) and updated biosketch/resume(s) to DOE within thirty (30) calendar days after the end of the quarterly reporting period in which the change occurred.

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DOE Special Terms and Conditions Award No. DE- MS0000122.0002 With Solid Power Operating, Inc.

2.	Required Information

The recipient must ensure DOE has an up to date current and pending support disclosure and biosketch/resume for each covered individual on the project. Consistent with the chart below, the current and pending support disclosures and biosketch/resumes must together include a list of all sponsored activities, awards, and appointments, whether paid or unpaid; provided as a gift with terms or conditions or provided as a gift without terms or conditions; full-time, part-time, or voluntary; faculty, visiting, adjunct, or honorary; cash or in-kind; foreign or domestic; governmental or private-sector; directly supporting the individual’s research or indirectly supporting the individual by supporting students, research staff, space, equipment, or other research expenses. All connections with malign foreign talent recruitment programs must be identified in current and pending support.

Information Required for Each Activity
Sponsor of the Activity	The sponsor of the activity or the source of funding. Identify the entity for each proposal and/or active project that is providing the support. Include all Federal, State, Tribal, territorial, local, foreign, public or private foundations, non-profit organizations, industrial or other commercial organizations, or internal funds allocated toward specific projects.
Award Number	The federal award number or any other identifying number.
Project Title	The title of the project or activity. If the title of the project or activity is not descriptive, add a brief description of the research being performed that would identify any overlaps or synergies with the proposed research.
Total Cost or Value	The total cost or value of the award or activity, including direct and indirect costs and cost share. For pending proposals, provide the total amount of requested funding. For in-kind contributions, enter the US dollar value of the in-kind contribution with an estimated value of $5,000 or more. If the dollar value is not readily ascertainable, a reasonable estimate should be provided. If the support is in a foreign country’s currency, convert to US dollars at time of submission rounded to the nearest dollar.
Primary Place of Performance	Identify the primary location where the proposal and/or active project is being executed. Enter the City, State/Province, and Country where the organization is located. If the State/Province is not applicable, state N/A.
Project Period	The "Start Date" through "End Date".
Person-months	The person-months of effort per year dedicated to the award or activity. Enter how much time the individual anticipates is necessary to complete the scope of work on the proposal and/or active project. Enter the number of person-months (even if unsalaried) for the current budget period and enter the proposed person-months for each subsequent budget period. If the time commitment is not readily ascertainable, a reasonable estimate should be provided.
Overall Objectives	Provide a brief statement of the overall objectives of the proposal/active project.

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DOE Special Terms and Conditions Award No. DE- MS0000122.0002 With Solid Power Operating, Inc.

Statement of Potential Overlap	Enter a description of the potential overlap with any pending proposal or active foreign or domestic project and this proposal in terms of scope, budget, or person-months planned or devoted to the project by the individual. If there is no potential overlap, state “none”.
Certification Statement

All covered individuals must provide a separate disclosure statement listing the required information above regarding current and pending support. Each individual must sign and date their respective certification statement:

I, [Full Name and Title], understand that I have been designated as a covered individual by the federal funding agency.

I certify to the best of my knowledge and belief that the information contained in this Current and Pending Support Disclosure Statement is true, complete, and accurate. I understand that any false, fictitious, or fraudulent information, misrepresentations, half-truths, or omissions of any material fact, may subject me to criminal, civil, or administrative penalties for fraud, false statements, false claims, or otherwise. (18 U.S.C. § 1001 and 18 U.S.C. § 287, 31 U.S.C. § 3729 and 31 U.S.C. § 3733, 31 U.S.C. §§ 3801-3812). I further understand and agree that (1) the statements and representations made herein are material to DOE’s funding decision, and (2) I have a responsibility to update the disclosures during the period of performance of the award should circumstances change which impact the responses provided above.

I also certify that, at the time of submission, I am not a party in a Malign Foreign Talent Recruitment Program. I further understand should I take action to involve myself with a Malign Foreign Talent Recruitment Program during the period of performance of the award, I must notify the recipient’s Authorized Agent immediately, but no later than five business days of taking such action and immediately recuse myself from all DOE awards.

The following certification is required for R&D projects:

I further certify that within the past 12 months I have completed research security training meeting the requirements in SEC. 10634 of 42 USC 19234.

Foreign Government Sponsorship	Details of any obligations, contractual or otherwise, to any program, entity, or organization sponsored by a foreign government must be provided on request to either the recipient or DOE. Supporting documents of any identified source of support must be provided to DOE on request, including certified translations of any document.

The information in the table above may be provided in the Common Form for Current and Pending (Other) Support format to be implemented by DOE. New appointments and positions may be provided in the Common Form for Biosketch format to be implemented by DOE. Regardless of the format used, the individual must still include a signature, date, and a certification statement using the language included in the above.

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DOE Special Terms and Conditions Award No. DE- MS0000122.0002 With Solid Power Operating, Inc.

V.	Financial Terms

A.	Cost Sharing

Cost Sharing Obligations

The recipient must provide the “Cost Share” amount stated in Block 12 of the Assistance Agreement to this award. DOE and the recipient’s cost share are specified below.

Table 1

Budget	DOE Cost Share		Recipient Cost Share		Total Estimated
Period	$	%	$	%	Costs
1	$8,503,397	45.5%	$10,204,077	54.5%	$18,707,474
2	$13,234,495	45.5%	$15,881,395	54.5%	$29,115,890
3*	$14,385,637	45.3%	$17,362,763	54.7%	$31,748,400
4*	$10,458,184	45.5%	$12,549,822	54.5%	$23,008,006
5*	$3,418,287	45.5%	$4,101,943	54.5%	$7,520,230
Total Project	$50,000,000	45.4%	$60,100,000	54.6%	$110,100,000

*Estimated costs subject to DOE review / approval of submitted Continuation Application.

The recipient must provide its required “Cost Share” amount as a percentage of the total project costs in each invoice period for the duration of the period of performance.

Specifically, the cumulative cost share percentage provided to date on each invoice received must reflect, at a minimum, the cost sharing percentage specified in the award on a budget period basis even if the project is terminated early for any reason or is not funded to its completion.

B.	Unallowable Project Costs

Project costs must comply with 2 CFR 200 Subpart E-Cost Principles and 2 CFR 910 Subpart E-Cost Principles.

The following costs are unallowable:

•	Costs that do not meet the criteria set forth in 2 CFR 200.403;

•	For non-profit entities, institutions of higher education, and state and local governments and Indian tribes: unallowable costs identified in 2 CFR 200 Subpart E-Cost Principles;

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DOE Special Terms and Conditions Award No. DE- MS0000122.0002 With Solid Power Operating, Inc.

•	For for-profit entities: unallowable costs identified in 2 CFR 910.352 and 48 CFR 31;

•	Facility Decontamination and/or Decommissioning (D&D) costs;

•	Costs deemed unallowable under specific conditions, see 2 CFR 200.208;

•	Costs for project activities that have not yet been authorized by prior written approval from the Grants Officer (prior approval); and,

•	Other unallowable items specified in the NOFO under which the project was selected, if any.

C.	Unallowable Cost Share Sources

The recipient and subrecipient(s) may not use the following sources to meet cost share obligations:

•	Unallowable cost share sources identified within 2 CFR 910.130(d)(3);

•	Funds that do not meet the criteria set forth in 2 CFR 200.306(b);

•	Funds derived from the DOE loan program;

•	Funds from an entity designated as a contractor per 2 CFR 200.331;

•	De minimis indirect rate charges authorized under 2 CFR 200.414(f) per 2 CFR 200.306(b)(1);

•	Fee or profit, including foregone fee or profit per 2 CFR 200.400(g);

•	Existing data as an in-kind contribution (e.g., data owned by an entity, that is not routinely sold commercially but is instead donated to the project and assigned a value);

•	Proceeds from prospective rebates, credits, or discounts in addition to deferred or avoided costs; and

•	Other items specified in the NOFO under which the project was selected, if any.

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DOE Special Terms and Conditions Award No. DE- MS0000122.0002 With Solid Power Operating, Inc.

D.	Payment Procedures - Reimbursement

Method of Payment	Requesting Reimbursement	Timing of Submittals
Reimbursement through Automated Clearing House (ACH)	Requests for reimbursements must be made electronically through Department of Energy’s Oak Ridge Financial Service Center (ORFSC) VIPERS. To access and use VIPERS, the recipient must enroll at https://vipers.doe.gov. Detailed instructions on how to enroll are provided on the web site.	Submittal of the Standard Form SF-270, “Request for Advance or Reimbursement” or Standard Form SF-271, “Outlay Report and Request for Reimbursement for Construction Programs” Standard Form SF-271, “Outlay Report and Request for Reimbursement for Construction Programs” should coincide with the recipient’s normal billing pattern, but not more frequently than a two week billing period. Requests for reimbursement must be limited to the amount of disbursements made during the billing period for the federal share of direct project costs and the proportionate share of any allowable indirect costs incurred during that billing period.

1.	Payments

The DOE approving official will approve the invoice as soon as practical, but not later than 30 days after the recipient’s request is received, unless the billing is improper. Upon receipt of an invoice payment authorization from the DOE approving official, the ORFSC will disburse payment to the recipient. The recipient may check the status of payments at the VIPERS web site. All payments are made by electronic funds transfer to the bank account specified on the Bank Information Form that the recipient filed with the U.S. Department of Treasury.

2.	Supporting Documents for Agency Approval of Payments

For non-construction awards, the recipient must submit a Standard Form SF-270, “Request for Advance or Reimbursement”, at https://vipers.doe.gov and attach a file containing appropriate supporting documentation.

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DOE Special Terms and Conditions Award No. DE- MS0000122.0002 With Solid Power Operating, Inc.

The following additional items are required:

Invoice Attachment Number	Description
1	Summary cost data, for the billing period and cumulative cost data, showing all categories listed in the SF-424A and identifying federal, non-federal, and total amounts.
2	UCC Filing: If a for-profit recipient or subrecipient purchases equipment or contributes the equipment as cost share, reimbursements associated with the equipment are not authorized until 1) the draft UCC financing statement(s) is sent to the Grants Officer and concurrence is provided to file with the state and 2) the UCC financing statement(s) is filed with the State and proof of filing submitted to DOE or otherwise provided for in the relative financial assistance agreement in accordance with 2 CFR 910.360(4). See also #3 below.
3	If the award includes Specific Conditions (see 2 CFR 200.208) that prohibit reimbursement for any cost (unauthorized costs or phases), the recipient must attach a statement to the payment request affirming that no invoiced costs are related to the prohibition.
4	Explanation of cost share for the invoicing period, including cost category and rationale if cost share exceeds or is below award requirements.
5	Invoices or summary cost data showing all categories listed in the SF-424A for subrecipients with over $500,000 total project costs.
6	Invoices for Contractors with over $250,000 total project costs.
7	Invoices/receipts for Equipment over $50,000.

3.	Uniform Commercial Code Filings

In accordance with 2 CFR 910.360(b)(4), the Recipient may request reimbursement for progress payments incurred for equipment prior to submission of the UCC financing statement as required below:

(a)	All progress payment reimbursement requests must include the vendor name, vendor location, project risks being mitigated by the progress payments, the progress payment schedule inclusive of any final hold-back amounts required prior to final payment, a copy of the vendor agreement outlining equipment purchase terms, and the source(s) and availability of cash for the purchase.

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DOE Special Terms and Conditions Award No. DE- MS0000122.0002 With Solid Power Operating, Inc.

(b)	Late or missed progress payments to the vendor that do not adhere to the payment schedule must be justified prior to DOE reimbursement and may result in a DOE determination that all Federal funds previously reimbursed toward the purchase of the equipment shall be promptly returned to DOE or credited back to the award.

(c)	If progress payments are made toward an equipment purchase that is terminated or not fully executed, all prior reimbursements for previously incurred progress payments shall be promptly returned to DOE or credited back to the award.

(d)	Final progress payments may only be reimbursed after the Recipient secures title and complies with the UCC filing instructions contained 2 CFR 910.360, the Federal Assistance Reporting Checklist, and all applicable laws and regulations.

E.	Indirect Costs

1.	Indirect Cost Allocation:

The recipient has a federally approved provisional Negotiated Indirect Cost Rate Agreement (NICRA) with a current effective period identified for billing and estimation purposes and it applies uniformly across all federal awards. These costs shall be reconciled or trued up (actual incurred costs) on an annual basis with the recipient’s cognizant agency. An updated rate proposal or NICRA is required if the recipient requests to bill the DOE higher billing rates than those listed in the current NICRA.

2.	Fringe Cost Allocation:

The budget for this award does not include an allocation of segregated fringe billing rates. Therefore, fringe benefit costs shall not be charged as a separate rate allocation to this award. DOE will not reimburse fringe benefit costs as a separate budget item. Fringe benefit costs for this award cannot be allocated as a separate rate allocation to any other federally-sponsored project.

3.	Subrecipient Indirect Costs (If Applicable):

The recipient must ensure its subrecipient’s indirect costs are appropriately managed, have been found to be allowable, and comply with the requirements of this award and 2 CFR Part 200 as adopted and supplemented by 2 CFR Part 910.

4.	Indirect Cost Stipulations:

a.	Modification to Indirect Cost Billing Rates

DOE will not modify this award solely to provide additional funds to cover increases in the recipient’s indirect cost billing rate(s). Adjustments to the indirect cost billing rates must be approved by the recipient’s Cognizant Agency or Cognizant Federal Agency Official.

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DOE Special Terms and Conditions Award No. DE- MS0000122.0002 With Solid Power Operating, Inc.

The recipient must provide a copy of an updated NICRA or indirect rate proposal to the DOE Award Administrator to increase indirect cost billing rates. If the Grants Officer provides prior written approval, the recipient may incur an increase in the indirect cost billing rates. Reimbursement will be limited by the budgeted dollar amount for indirect costs for each budget period as shown in Attachment 3 to this award.

b.	Annual Cost Reconciliation

In accordance with Appendices III-VII of 2 CFR Part 200 or 48 CFR 42.7, governing for-profit organizations, the indirect cost billing rates shall be reconciled or trued up (actual incurred costs) on an annual basis via the annual incurred cost proposal within six months after the recipient’s fiscal year end.

c.	Adjustments to Indirect Cost Billing Rates

Following an official audit or adequacy review of the incurred cost proposal, one of the following shall apply:

i.	If the recipient’s actual and final annual indirect cost billing rate(s) reflect that recipient invoiced at higher billing rates than actually incurred, the recipient must refund the Government the over-recovered amounts.

ii.	If the recipient’s actual and final annual indirect cost billing rate(s) reflect that the recipient invoiced at lower billing rates than actually incurred, the recipient may not be reimbursed for increases in its indirect cost rate, which resulted in an under-recovery. Increased indirect cost billing rates cannot be retroactively applied to the DOE award.

d.	Cost Sharing Indirect Costs

Indirect costs may be used as cost share only with prior approval from the Grants Officer.

e.	Award Closeout

The closeout of the DOE award does not affect (1) the right of the DOE to disallow costs and recover funds on the basis of a later audit or other review; (2) the requirement for the recipient to return any funds due as a result of later refunds, corrections or other transactions including final indirect cost billing rate adjustments; and (3) the ability of the DOE to make financial adjustments to a previously closed award resolving indirect cost payments and making final payments.

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DOE Special Terms and Conditions Award No. DE- MS0000122.0002 With Solid Power Operating, Inc.

VI.	Equipment & Real Property Terms

A.	Continued Use of Real Property and Equipment

In accordance with 2 CFR 200.311(b), 2 CFR 200.313(c)(1), and 2 CFR 910.360(b)(1), the recipient may continue to use real property and equipment for authorized purposes beyond the award period with prior approval of the Grants Officer. The prior approval request must include:

•	Authorized purpose for continued use of the property.

•	Proposed use period (e.g., perpetuity, until fully depreciated, or a calendar date where the recipient expects to submit disposition instructions).

•	A list of the property to be used.

•	Current fair market value of the property.

•	Estimated Useful Life or depreciation schedule for equipment.

•	Acknowledgement that the recipient will continue to comply with 2 CFR 200.311, 2 CFR 200.313, and 2 CFR 200.316, and 2 CFR 910.360 and report on the status of the equipment at least annually.

Continued use of real property and equipment must not be requested until the end of the award period and is not authorized absent Grants Officer authorization.

When the property is no longer needed for authorized project purposes, the recipient must request disposition instructions from DOE. For-profit entity disposition requirements are set forth at 2 CFR 910.360. Property disposition requirements for other entities are set forth in 2 CFR 200.310 – 200.316.

VII.	Award Specific Terms

A.	Use of Program Income

Program income does not include rebates, credits, discounts, and interest earned on any of them. Program income does not include tax credits, including elective pay or transferable tax credits or Environmental Attribute Credits.

Consistent with 2 CFR § 200.307, if the recipient earns program income during the period of performance as a result of this award, the program income may be added to the total allowable costs, increasing the overall total amount of the federal award (see 2 CFR 200.307 (b)(2)), or the recipient may use the program income to meet its cost sharing requirement (see 2 CFR 200.307 (b)(3)). The Recipient must notify DOE at least 30 days prior to the anticipated date of initial generation of program on income whether the Recipient is choosing the addition or cost sharing method.

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DOE Special Terms and Conditions Award No. DE- MS0000122.0002 With Solid Power Operating, Inc.

For purposes of 2 CFR § 200.307(d), “costs incidental to the generation of program income” may include, but are not limited to, operating and maintenance costs, debt service, required reserves and other payments or reserves required by third-party lenders, provided these costs have not been charged to the Federal Award.

B.	Foreign Entity Participation as a Recipient, Subrecipient, or Contractor

The recipient and all subrecipients and contractors must be domestic entities (see domestic entity definition in the NOFO under which the project was selected).

Absent an approved waiver, participation by a non-domestic entity is unallowable until such time as the Grants Officer provides prior approval. See Prior Approval Term in the Special Terms and Conditions.

The prior approval request must include submission of a waiver to this requirement. The waiver must demonstrate to the satisfaction of DOE that the foreign entity’s participation would further the purposes of the NOFO, is in the economic and energy security interests of the United States, does not pose an undue RTES risk (see RTES Due Diligence Reviews and Monitoring term in the Standard Terms and Conditions), and is otherwise in the best interest of the DOE program goals and agency priorities. The requirements for submission of the waiver are included within the NOFO under which the project was selected. DOE may require additional information in considering a waiver request.

DOE’s decision regarding a waiver request is not appealable.

C.	Foreign Travel

If foreign travel is permitted in the NOFO under which the project was selected, the recipient is required to obtain the prior written approval of the Grants Officer for any foreign travel costs.

In addition to requesting prior approval, the recipient is required to submit a foreign work waiver for the following subset of foreign travel types:

•	For travel to any country, the recipient is required to submit a foreign work waiver for foreign travel conducted in connection with the scope of the award where the purpose of the travel is a not a conference, scholarly workshop, or symposium.

•	If the purpose of the travel is a conference, scholarly workshop, or symposium, the recipient is only required to submit a foreign work waiver if the travel is to a foreign country of concern. (See Standard Terms, Transparency of Foreign Connections for the definition of foreign country of concern.)

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DOE Special Terms and Conditions Award No. DE- MS0000122.0002 With Solid Power Operating, Inc.

See Performance of Work in the United States (Foreign Work Waiver) in the Standard Terms and Conditions for details.

All international travel must comply with the International Air Transportation Fair Competitive Practices Act of 1974 (49 USC 40118), commonly referred to as the “Fly America Act,” and implementing regulations at 41 CFR 301-10.131 through 41 CFR 301-10.143. The law and regulations require air transport of people or property to, from, between, or within a country other than the United States, the cost of which is supported under this award, to be performed by or under a cost-sharing arrangement with a U.S. flag carrier, if service is available.

Current “Open Skies Agreements” that are in effect can be found here: Fly America Act | GSA.

It is the recipient’s responsibility for making determinations and documenting the decision as to whether an exemption to this requirement applies.

Exceptions vary depending on the direction of travel and are outlined in 41 CFR 301-10.136 and 41 CFR 301-10.137.

VIII.	Program Specific Terms

A.	Funding of Budget Periods

DOE has obligated funding as shown in Block 13 of the Assistance Agreement for completion of the Project. However, only the federal share of costs associated with the current Period of Performance is available for work performed by the recipient. The federal share of costs is shown on Attachment 3. The current Period of Performance is shown in Block 7 of the Assistance Agreement.

The remainder of funding is contingent upon the following:

1.	Availability of federal funds appropriated by Congress for the purpose of this program;

2.	The availability of future-year budget authority;

3.	Substantial progress towards meeting the objectives of the recipient’s approved application;

4.	Recipient’s technical progress compared to the Milestone Summary Table stated in Attachment 1 to this award;

5.	Recipient’s submittal of required reports;

6.	Recipient’s compliance with the terms and conditions of the award;

7.	The recipient’s submission of a continuation application, including delivery of the documents set forth in Section A Table 1 and the factors described in Section B items 1-11 of the term “Continuation Application and Funding”;

8.	DOE’s assessment of potential research, technology, and economic security (RTES) risks;

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DOE Special Terms and Conditions Award No. DE- MS0000122.0002 With Solid Power Operating, Inc.

9.	Written approval of the continuation application by the Grants Officer; and

10.	DOE’s Go/No-Go decision.

In the event that the recipient does not submit a continuation application for subsequent Budget Periods, or DOE disapproves a continuation application for subsequent Budget Periods, the maximum DOE liability to the recipient is the funds that are available for the current approved Budget Period(s). In such event, DOE reserves the right to deobligate any remaining federal funds.

B.	Continuation Application and Funding

1.	Continuation Application

A continuation application is a non-competitive application for an additional budget period within a previously approved period of performance. At least 90 calendar days before the end of each budget period, the recipient must submit its continuation application to the DOE as required in Attachment 2, Federal Assistance Reporting Checklist, with written notification to the Technology Manager/Federal Project Manager and the DOE Award Administrator that it has been submitted. The continuation application includes the following information:

Table 1

Deliverables	Description
Progress Report	Report on the Recipient’s progress towards meeting the project objectives, schedule, tasks, milestones, and Go/No Go decision points set forth in the Statement of Project Objectives (SOPO), including any significant findings, conclusions, or developments.
Unobligated Balances Report (UBR)	Updated estimate of any unobligated balances remaining at the end of the budget period. If the remaining unobligated balance is estimated to exceed 20 percent of the funds available for the budget period, explain why the excess funds have not been obligated and provide a proposal for how the funds will be used in the next budget period.
Updated Budget (if applicable)	A proposal to update the budget along with a detailed rationale for the proposed budget changes.
Updated SOPO (if applicable)	A proposal to update the SOPO along with a detailed rationale for the proposed changes.
Project Management Plan (PMP)

Updated to reflect status, progress, or changes to PMP elements such as work breakdown structure elements, schedule, spend plans, earned value metrics, technical milestones, risks, and planning documents. Per the FARC, the PMP must include the following:

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DOE Special Terms and Conditions Award No. DE- MS0000122.0002 With Solid Power Operating, Inc.

Deliverables	Description

•      Financing Plan - The plan must identify an achievable path to project financing at an acceptable risk level and that there is sufficient cost share to continue.

•      Commercial / Economic Viability Analysis - The plan must identify an achievable path to commercial viability at an acceptable risk level when considering the financial model and market analysis.

•      Site Plan (if applicable) - The plan must identify the rationale for current site selection, demonstrate the strength of current site commitments, or the schedule to selection the site and gain appropriate commitments.

•      Engineering and Construction Plan (if applicable) - The plan must identify sound processes, standards, and criteria for transition of the facility from concept to occupation and acceptance.

Material Supply Plan (MSP)	Report on the Recipient’s progress toward meeting the objectives and milestones in the MSP. If needed, MSP is updated to reflect the latest supply needs to meet current and/or projected demand, supplier sources, and quantities from each. Risks associated with significant supply sources must be identified along with mitigation plans. TPO coordination required to determine the appropriate location for the submission.
Offtake Partner Plan (OPP)	Report on the Recipient’s progress toward meeting the objectives and milestones in the OPP. If needed, OPP is updated to reflect contractual customer commitments/offtake agreements and delivery deadlines for products to be produced resulting from the award.
Technology Protection Plan (TPP)	Report on the Recipient’s progress toward meeting the objectives and milestones in the TPP. If needed, TPP is updated to reflect the latest policies and procedures for identifying, accessing, handling, controlling and releasing the identified information under this award.

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DOE Special Terms and Conditions Award No. DE- MS0000122.0002 With Solid Power Operating, Inc.

2.	Continuation Funding

DOE will conduct a review of the Recipient’s continuation application and performance under the Award to date at the end of each budget period to inform its decision on whether to fund the Award in the next budget period. Continuation funding is contingent on (1) the availability of funds appropriated by Congress for the purpose of this program; (2) the availability of future-year budget authority; (3) Recipient’s achievement of the milestone and “go/no-go” criteria stated in the SOPO; (4) the commercial viability of the project, (5) risk of project continuation due to financing and ability to meet cost share requirements: (6) Risk of project site selection; (7) Risk of project continuation due to construction planning: (8) Recipient’s submittal of required reports; (9) Recipient’s compliance with the terms and conditions of the Award; (10) the Recipient’s submission of a continuation application; and (11) written approval of the continuation application by the DOE Contracting Officer.  Select elements of the Continuation funding evaluation are detailed below for clarity:

•	(4) Market / Commercial: Reasonable likelihood the project will be commercially viable. Demonstrated by the business plan, market assessment, financial model, and off-take agreements.

•	(5) Financial: Reasonable likelihood that the Recipient has sufficient liquidity to fund the project through construction (total project cost and contingency) and operate the project. Demonstrated by Cost Share commitments, financial model, and detailed cost estimate.

•	(7) Construction: Reasonable likelihood that the plant can be constructed, and the technology will be competitive in the marketplace for the foreseeable future. Demonstrated by the design, siting, and techno-economic analysis.

As a result of this review, DOE, may choose to: (1) fund the Award in the next budget period; (2) fund the Award in the next budget period with additional conditions or requirements; or (3) not fund future budget periods of the Award. DOE will communicate its continuation decision in writing. If DOE chooses to fund the next budget period, it will update the Award to reflect the revised funding level, budget period, milestones and go/no-go’s, deliverables, and any other changes.

C.	Supply Assurance

The Recipient shall provide written notification within fifteen (15) business days to the DOE Contracting Officer during the award period of performance of any project event(s) that may result in a:

1.            change to the Offtake Supply at the Project manufacturing facility that significantly deviates from (greater than a 10% reduction) the Offtake Supply proposed in the application.

2.            change to the location of the Project manufacturing facility.

3.            change to the approved Material Supply Plan.

4.            changes to the approved Offtake Partner Plan.

For purposes of this term, “Offtake Supply” shall mean amount of material generated by Recipient’s activities under the Project; specifically, material that is available for sale under the Offtake Agreement(s).

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DOE Special Terms and Conditions Award No. DE- MS0000122.0002 With Solid Power Operating, Inc.

D.	Access Restrictions

A.	Definitions

a.	Recipient means any party performing work under this award or receiving access to any Data or Intellectual Property developed under this award regardless of funding or the establishment of a formal agreement.

b.	Data, as used in this clause, means the definition of Data from the Rights in Data section of the prime award.

c.	Non-Public Data means Data that has not been publicly distributed to others without restriction on further dissemination. Specifically excluded from this definition is data shared at a conference, public talk or other public forum if the data shared is shared without restriction on further dissemination.

d.	Intellectual Property means any and all subject inventions, copyrights, and trademarks developed by a Recipient.

B.	Access and Transfer Prohibition. Recipient agrees not to provide access to any Non-Public Data or to license, assign or otherwise transfer any rights in Intellectual Property generated under this award, at any tier, to entities with foreign ownership or control by a government or entity subject to the jurisdiction of a Country of Risk (as defined in section 18912 of title 42 , currently Iran, North Korea, Russia, China, and Belarus and subject to change by DOE), without the DOE Contracting Officer’s prior written approval. Any failure to comply with this provision will be a breach of this award and subject to available remedies for noncompliance.

a.	Immediate Access Termination. Any access or transfer of rights in violation of this term shall be immediately null and void. In the event of any rights holder's bankruptcy, insolvency, or other material financial distress that, in the sole judgment of DOE, creates an unmanageable risk of unauthorized transfer or disclosure of Intellectual Property and/or Non-Public Data to a country of risk, all rights granted or access provided shall terminate immediately, and the Recipient shall take all necessary steps to secure and prevent further dissemination of such Intellectual Property and/or Non-Public Data.

b.	The Recipient shall ensure that this term applies equally to all subrecipients, contractors, and any other entities performing work under this Agreement, and any successors, assigns, and affiliates, at any tier.

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DOE Special Terms and Conditions Award No. DE- MS0000122.0002 With Solid Power Operating, Inc.

c.	The Recipient shall provide on an annual basis, or upon request of the DOE Contracting Officer (CO), with a certificate of compliance with this term to the CO or designee.

C.	Project Information Restrictions

a.	Without the DOE Contracting Officer’s prior written approval, the Recipient shall not disclose any information that is not publicly available (including technical data, subject inventions, or any other information that is not publicly available or required to be made public under applicable law or regulation) developed under the DOE-funded project with (1) any entities with foreign ownership or control by a government or entity subject to the jurisdiction of a Country of Risk (as defined in Section 18912 of Title 42, currently Iran, North Korea, Russia, China, and Belarus, and subject to change by DOE), or (2) any national of a Country of Risk. This restriction does not apply to the sharing of information through standard and legitimate academic practices such as publication in peer-reviewed journals, presentations at scientific conferences, or educational activities, provided such information sharing complies with all other terms and conditions of this award, including but not limited to those related to intellectual property, foreign access, and security.

b.	This term must be flowed down to the subrecipients.

The Recipient shall provide on an annual basis and upon request of the DOE Contracting Officer (CO), a certificate of compliance with this term to the CO or designee.

E.	Threat Briefing

The Recipient and DOE shall meet, at a mutually agreeable time, no later than six (6) months after the effective date of this award, to discuss, at an unclassified level, the current threat environment related to economic espionage, intellectual property theft, insider threats, and other relevant topics. DOE, in its sole discretion, may invite other U.S. Government representatives, to participate in these briefings and discussions. The parties may also meet additionally during the period of performance, at DOE’s discretion, to continue these briefings and discussions.

F.	Research Technology and Economic Security Officer

A.	Within thirty (30) calendar days following the award date, the Recipient shall nominate in writing to DOE an employee of the Recipient as a Security Officer (the “Security Officer”) who will be responsible for ensuring the Recipient’s compliance with the terms and conditions related to research, technology and economic security (RTES) and national security.[1] The appointment of the Security Officer shall be subject to prior written consent by DOE. If DOE does not object within twenty (20) calendar days following receipt of a proposed nomination and of the information pursuant to paragraph D, to ensure that the nominee can effectively perform the functions of the position, the lack of action shall constitute a non-objection. If DOE objects to a nominated Security Officer, the Recipient shall nominate an alternate nominee within ten (10) calendar days of its receipt of any such objection, subject to the same consent and objection procedures as the initial nomination. The Recipient shall appoint the nominated Security Officer within three (3) days following consent or non-objection by DOE.

1 Terms and Conditions related to research, technology and economic security (RTES) includes all terms in Section IV of the Standard Terms and Conditions, all terms in Section IV of the Special Terms and Conditions, and the following terms: Cybersecurity Plan, Technology Protection Plan, Material Supply Plan, Threat Briefing, Access Restrictions, Research Technology and Economic Security Officer, Offtake Partner Plan, and Third-Party Monitor. Terms and Conditions related to national security include all terms that reference supply, offtake, access, monitoring, mitigation, foreign country of concern, or national security.

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DOE Special Terms and Conditions Award No. DE- MS0000122.0002 With Solid Power Operating, Inc.

B.	The Recipient shall notify DOE of the any of following changes to the appointed Security Officer:

a.	At least fifteen (15) calendar days before the proposed removal or replacement of the Security Officer unless removed for cause, and such a removal shall only be proposed in conjunction with the nomination of a new candidate for the position, to prevent a vacancy from taking place, subject to the same approval and objection procedures as the initial nomination. For the avoidance of doubt, removal for cause must be based on gross negligence, reckless disregard, violation of applicable law, violation of company policy, or failure of the individual to perform his or her job duties. If the Recipient removes the Security Officer for cause, the cause may not relate to the Security Officer’s attempts to comply with or ensure the Recipient’s compliance with this Award.

b.	Within forty-eight (48) hours upon learning of (1) an actual or planned resignation of the Security Officer, (2) the incapacitation of the Security Officer, or (3) the death of the Security Officer.

C.	The Security Officer shall be a U.S. Citizen with the appropriate senior-level authority and necessary skills and resources across the Recipient’s corporate structure to fulfill the responsibilities of his or her position and to ensure compliance with the RTES requirements of this Award. The Recipient shall provide DOE with a written nomination for each Security Officer. The Recipient shall provide a curriculum vitae or similar professional synopsis of each nominee, as well as the following information of the nominee:

1.	Full name (first, middle, last name);

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DOE Special Terms and Conditions Award No. DE- MS0000122.0002 With Solid Power Operating, Inc.

2.	Contact Information;

3.	Education: Include all academic institutions attended, major/area, degree;

4.	Training;

5.	Professional Experience: Beginning with the current position, list professional/academic positions in chronological order with a brief description; and

6.	All current academic, professional, or institutional appointments, foreign or domestic, at the applicant institution or elsewhere, whether or not remuneration is received, and, whether full-time, part-time, or voluntary.

The curriculum vitae or similar professional synopsis should have no lapses in time over the past ten years or since age 18, whichever time period is shorter.

D.	The Recipient shall ensure that the Security Officer:

1.	is a non-dual U.S. citizen who is eligible to hold a security clearance at least at the Secret level, and physically resides in the United States;

2.	has the appropriate senior-level authority and necessary skills and resources across the Recipient’s corporate structure to fulfill the responsibilities of his or her position and to ensure compliance with the RTES and national security requirements of this Award;

3.	has physical and logical access to the records, information, networks, and resources necessary to ensure, monitor, document, and report on compliance with the RTES requirements of this Award;

4.	provides written responses to inquiries from DOE within five (5) days after receiving any inquiry and is available upon reasonable notice for discussions with DOE on matters relating to the enforcement of and compliance with the RTES requirements of this Award or any other RTES matter with respect to this Award;

5.	reports any actual or suspected violation of the RTES requirements of this Award to DOE as soon as practicable, but in any event within three (3) calendar days of learning of the actual or suspected violation;

6.	continuously monitors the Recipient’s compliance with the RTES requirements of this Award and ensures the Recipient’s day-to-day compliance with the RTES requirements of this Award;

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DOE Special Terms and Conditions Award No. DE- MS0000122.0002 With Solid Power Operating, Inc.

7.	serves as primary point of contact for DOE regarding the Recipient’s compliance with the RTES requirements of this Award;

8.	serves as liaison between the Recipient and third-party monitor put in place to assess the Recipient’s compliance with the RTES requirements of this Award;

9.	instructs all personnel of the Recipient as to the RTES requirements of this Award, and provides training as necessary to ensure compliance;

10.	takes all reasonable steps to rectify promptly any actual or potential violation immediately upon learning of such actual or potential violation;

11.	develops, maintains, and provides oversight of any RTES requirements of this Award;

12.	ensures that compliance and other periodic reports related to RTES requirements are submitted to the DOE as required by this Award; and

13.	maintains control over information concerning matters relating to the enforcement of and compliance with the RTES requirements of this Award.

G.	Third Party Monitor

A.	Based on DOE’s risk assessment, DOE may require a Third-Party Monitor at any point during the Award to assess the Recipient’s compliance with the research, technology and economic security (RTES) and national security requirements of this Award, but not more than once every year.[2] The engagement of the Third-Party Monitor and the scope and terms of the monitoring (the “Monitoring Plan”) shall be subject to the prior non-objection of DOE. If DOE notifies the Recipient that monitoring is required based on DOE’s assessment, the Recipient shall have 45 days to propose a Third-Party Monitor and Monitoring Plan for DOE’s non-objection. Upon receipt of the proposed Monitoring Plan, DOE has 30 days to provide written objection. If DOE does not respond within the 30 days, DOE’s lack of action shall constitute a non-objection. If DOE objects to the proposed Third-Party Monitor, the Recipient shall propose an alternative candidate within 15 days, subject to the same non-objection procedure as the initial proposal. If DOE objects to the Monitoring Plan, the Recipient shall address the objections and submit a revised Monitoring Plan within 15 days, subject to the same non-objection procedure as the initial proposal. The Recipient shall engage the Third-Party Monitor within 10 days after receiving DOE’s non-objection, and shall ensure that the monitoring is completed, in accordance with the Monitoring Plan, within 90 days thereafter.

2 National security requirements include all terms that reference supply, offtake, access, monitoring, mitigation, foreign country of concern, or national security.

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DOE Special Terms and Conditions Award No. DE- MS0000122.0002 With Solid Power Operating, Inc.

B.	If DOE determines Third-Party Monitoring is warranted, DOE and the Recipient shall negotiate a Budget modification.

C.	The Recipient shall require the Third-Party Monitor to produce a written final Monitoring Report, which shall be provided to the Security Officer and DOE upon completion. The DOE may request supplemental reports if a final Monitoring Report is not consistent with the DOE’s expectations as it relates to the details of the analysis and conclusions presented. The Recipient shall ensure that the Third-Party Monitor promptly delivers all reports and related information generated or gathered during its review to DOE. DOE shall have the right to meet and confer with the Third-Party Monitor independently of the Recipient. The Recipient shall comply with any mitigations DOE requires as a result of the monitoring.

D.	The Recipient shall ensure that the Third-Party Monitor:

1.	is a U.S. business and uses only U.S. citizens to monitor compliance with this Award;

2.	has qualifications appropriate for monitoring compliance with this Award, including, at a minimum, demonstrated experience in physical security, logical access security, and battery technology in the automobile, defense, and aerospace industries with the ability to access and deploy resources as necessary to discharge the duties described herein;

3.	has demonstrated experience with supply chain risk management and demonstrated expertise in identifying foreign ownership, control, or influence risks and compliance with regulations pertaining to foreign countries of concern;

4.	has no current or prior contractual, financial, or fiduciary relationship with either the Recipient, Subrecipient(s), or personnel thereof; and

5.	has access to all information in the possession of the Recipient reasonably deemed necessary by the Third-Party Monitor to monitor and verify compliance with this Award, including non-public information and any records of communications or other documents.

E.	The Recipient shall cooperate with the Third-Party Monitor and provide all information requested by the Third-Party Monitor to monitor and verify compliance with RTES and national security requirements of this Award, including any records of communications or other documents.

H.	DOE’s Property Interest

While the Award is in effect and DOE retains its undivided reversionary interest in real property and equipment acquired under the Award, DOE will not assert its reversionary interest in the property as long as it: (1) is being used for the authorized purposes set forth in SOPO (the “Authorized Purpose”); (2) is not encumbered without permission. If there is an agreement between DOE and debt and/or tax equity financing providers (“Financing Providers”), DOE may assert its reversionary interest in the property consistent with the terms of any such agreement regardless of whether or not the underlying encumbrance of the property was appropriately approved.

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DOE Special Terms and Conditions Award No. DE- MS0000122.0002 With Solid Power Operating, Inc.

Upon Recipient request, DOE will engage with the Recipient and/or subrecipient and potential Financing Providers seeking arrangements, such as a Government-Creditor Agreement, relating to DOE’s undivided reversionary interest in the real property and equipment acquired under the Award that address the reasonable requests of Financing Providers, including with respect to the exercise of remedies by Financing Providers. Consistent with applicable regulation, DOE will consent to a pari passu position with the Financing Providers pursuant to arrangements that will protect the federal interest and enable necessary financing for project success.  These arrangements will be set forth in a Government-Creditor Agreement or other agreement.

PROGRAM DETERMINATION TO EXERCISE 309 AUTHORITY UNDER AWARD

Upon Recipient’s request for vesting, including on behalf of a subrecipient, DOE will exercise Section 309 authority to vest unconditional title to real property and equipment of a project or sub-project in the Recipient and/or subrecipient when it is demonstrated to DOE’s satisfaction that the Recipient and/or subrecipient has achieved the milestones set forth in the SOPO that correspond to the conclusion of the award period that includes mechanical completion, commissioning and successful testing as set forth in  Statement of Project Objectives Task FILL IN, provided that the Recipient or subrecipient satisfies the following conditions. Recipient or subrecipient, as applicable, agrees to:

1.	certify that it will not sell or transfer the equipment or real property acquired under the award to a Foreign Country of Risk, or to an entity owned, controlled by, incorporated in, or located in those countries;

2.	use the equipment and real property acquired under the award during the award period for its Authorized Purpose; and

3.	continue to comply with the award terms and conditions during the award period including all necessary tasks, objectives, and milestones included in Attachment 1, Statement of Project Objectives.

Recipient or subrecipient is required to advise DOE on its progress on the above conditions at various points throughout the life of the award, including but not limited to, continuations, go/no-go decision points, budget periods, or phases, as determined at the start of each budget period or phase. DOE will require a written certification satisfactory to DOE from the Recipient or subrecipient immediately prior to the conclusion of the above award period confirming the Recipient’s or subrecipient’s satisfaction of the above conditions, prior to DOE effecting any vesting of title under Section 309. After any disposition or vesting of DOE’s reversionary interest, this award may remain in place to fulfill other award commitments.

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DOE Special Terms and Conditions Award No. DE- MS0000122.0002 With Solid Power Operating, Inc.

IX.	Infrastructure, Investment, and Jobs Act (IIJA) Terms

A.	Reporting, Tracking, and Segregation of Incurred Costs

Infrastructure, Investment, and Jobs Act (IIJA) funds can be used in conjunction with other funding, as necessary to complete projects, but tracking and reporting must be separate to meet the reporting requirements of the IIJA and related Office of Management and Budget (OMB) Guidance. If applicable, the recipient must keep separate records for IIJA funds and must ensure those records comply with the requirements of the IIJA.

B.	Davis-Bacon Act Requirements

If the award is funded under Division D of the Infrastructure, Investment, and Jobs Act (IIJA) per the Notice of Funding Opportunity Statutory Authority, all laborers and mechanics employed by the recipient, subrecipients, contractors or subcontractors in the performance of construction, alteration, or repair work in excess of $2,000 on an award funded directly by or assisted in whole or in part by funds made available under this award shall be paid wages at rates not less than those prevailing on similar projects in the locality, as determined by the Secretary of Labor in accordance with Subchapter IV of Chapter 31 of Title 40, United States Code commonly referred to as the "Davis-Bacon Act” (DBA).

Recipients shall provide written assurance acknowledging the DBA requirements for the award or project and confirming that all of the laborers and mechanics performing construction, alteration, or repair work in excess of $2,000 on projects funded directly by or assisted in whole or in part by and through funding under the award are paid or will be paid wages at rates not less than those prevailing on projects of a character similar in the locality as determined by Subchapter IV of Chapter 31 of Title 40, United States Code (Davis-Bacon Act).

The recipient must comply with all Davis-Bacon Act requirements, including but not limited to:

1.	Ensuring prior approval of Wage Determinations used for and attached to the award by the Grants Officer.

2.	Ensuring that the wage determination(s) and appropriate Davis-Bacon clauses and requirements are flowed down to and incorporated into any applicable subrecipient or contract awards.

3.	Being responsible for compliance by any subrecipient or contractor with the Davis-Bacon labor standards.

4.	Receiving and reviewing certified weekly payrolls submitted by all subrecipients or contractors for accuracy and to identify potential compliance issues.

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DOE Special Terms and Conditions Award No. DE- MS0000122.0002 With Solid Power Operating, Inc.

5.	Maintaining original certified weekly payrolls for 3 years after the completion of the project and must make those payrolls available to the DOE or the Department of Labor upon request, as required by 29 CFR 5.6(a)(2).

6.	Conducting payroll and job-site reviews for construction work, including interviews with employees, with such frequency as may be necessary to assure compliance by its subrecipients and contractors and as requested or directed by the DOE.

7.	Cooperating with any authorized representative of the Department of Labor in their inspection of records, interviews with employees, and other actions undertaken as part of a Department of Labor investigation.

8.	Posting in a prominent and accessible place the wage determination(s) and Department of Labor Publication: WH-1321, Notice to Employees Working on Federal or Federally Assisted Construction Projects.

9.	Notifying the Grants Officer of all labor standards issues, including all complaints regarding incorrect payment of prevailing wages and/or fringe benefits, received from recipient, subrecipient, contractor, or subcontractor employees; significant labor standards violations, as defined in 29 CFR 5.7; disputes concerning labor standards pursuant to 29 CFR part 4, 29 CFR part 6, and 29 CFR part 8 and as defined in FAR 52.222-14; disputed labor standards determinations; Department of Labor investigations; or legal or judicial proceedings related to the labor standards under this award, subrecipient award, contract or subcontract.

10.	Preparing and submitting to the Grants Officer, the Office of Management and Budget Control Number 1910-5165, Davis Bacon Semi-Annual Labor Compliance Report, by April 21 and October 21 of each year, in accordance with the reporting instructions in the Federal Assistance Reporting Checklist attached to the award.

The recipient must undergo Davis-Bacon Act compliance training and must maintain competency in Davis-Bacon Act compliance. The Grants Officer will notify the recipient of any DOE sponsored Davis-Bacon Act compliance trainings. The Department of Labor offers free Prevailing Wage Seminars several times a year that meet this requirement.

The recipient must ensure the timely submission of weekly certified payrolls as part of its compliance with the Davis-Bacon Act.

The Department of Energy has contracted with LCPtracker, a third-party DBA electronic payroll compliance software application, and the use of LCPtracker is mandatory absent a waiver. A waiver for the use of LCPtracker may be granted to a particular recipient if they are unable or limited in their ability to use or access the software.

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DOE Special Terms and Conditions Award No. DE- MS0000122.0002 With Solid Power Operating, Inc.

Davis-Bacon Act Electronic Certified Payroll Submission Waiver

A waiver must be granted before the start of work subject to Davis-Bacon Act requirements (e.g., construction, alteration, or repair work). The recipient does not have the right to appeal DOE’s decision concerning a waiver request.

For additional guidance on how to comply with the Davis-Bacon provisions and clauses, see Davis-Bacon and Related Acts and Protections for Workers in Construction under the Infrastructure Investment and Jobs Act.

X.	Program Specific Plans

C.	Cybersecurity Plan

The Secretary of Energy, per IIJA Section 40126, designated the DOE’s Office of Cybersecurity, Energy Security, and Emergency Response (CESER) as responsible for coordinating cybersecurity project plans for IIJA provisions the Secretary deemed to have a cyber risk. CESER coordinates with DOE National Laboratory Subject Matter Experts (SMEs) to provide project lifecycle support activities that maintain or improve the project cybersecurity over its lifecycle.

The recipient is responsible for maintaining and improving project cybersecurity throughout the period of performance, including responding to DOE feedback on the plans and the associated milestones, deliverables, and attending associated cybersecurity plan lifecycle support meeting dates with CESER and DOE SMEs. Any revisions to the cybersecurity plan(s) and all related deliverables shall be emailed securely to CR-IIJACybersecurityplans@hq.doe.gov.

Any DOE and/or National Laboratory review comments or feedback provided to recipients does not constitute an endorsement or approval of any specific elements within the cybersecurity plan or the proposed security approach. Therefore, such feedback should not be referenced or used in marketing or promotional materials.

All cybersecurity plans and deliverables are exempt from disclosure under the Freedom of Information Act (5 U.S.C. § 552) Freedom of Information Act (5 U.S.C. § 552) pursuant to Section 40126(e). This exemption is limited to information provided to or collected by the federal government described in IIJA Section 40126, 42 U.S.C. § 18725.

D.	Offtake Partner Plan

The Recipient must submit an Offtake Partner Plan to DOE within 180 days of the award Period of Performance start date, listed in Block 7 of the Assistance Agreement.

The Offtake Partner Plan must include the following:

(a)	The proposed offtake partners, the intended use of the offtake, and a proposed level of commitment from the Recipient and the offtake partner(s) for domestic offtake use;

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DOE Special Terms and Conditions Award No. DE- MS0000122.0002 With Solid Power Operating, Inc.

(b)	Recipient’s strategy and approach for material offtake;

(c)	In support of the purposes of section 40207 of the Infrastructure, Investment, and Jobs Act, preference should be given to non-FEOC (foreign entity of concern) offtake partners;

(d)	How the Recipient will incorporate U.S. economic security considerations in its strategy and approach for material offtake;

(e)	Milestones to measure progress and success of the Offtake Partner Plan.

The Recipient must meet the stated objectives and milestones set forth in its Offtake Partner Plan. DOE will evaluate the Recipient’s progress during the award period of performance, including as part of the Go/No-Go review process. A report on the Recipient’s progress towards meeting the objectives and milestones set forth in the Offtake Partner Plan must be included in any continuation application. The Recipient must provide DOE advance written notice of proposed changes to its offtake partners. The Offtake Partner Plan and any revisions to the plan and all related deliverables must be emailed securely to the point of contact designated by DOE.

E.	Technology Protection Plan

The Recipient must submit a Technology Protection Plan within 60 days of award setting out the Recipient’s policies and procedures for identifying, accessing, handling, controlling, and releasing the following under this Award: (1) Recipient’s proprietary information, including non-public technical information, trade secrets and other confidential business information, including but not limited to information, know-how, methods or processes that give the Recipient a competitive advantage in the marketplace; (2) information that is subject to U.S. export control laws or regulations; (3) information that has been designated as classified or controlled unclassified information (CUI) by DOE; (4) any other information designated by DOE as sensitive throughout the period of performance. The Recipient must meet the stated objectives set forth in its Technology Protection Plan. The Recipient must notify the Department of any revisions to the Technology Protection Plan or the proposed security approach. A report on the Recipient’s progress toward meeting the objectives and milestones set forth in the Technology Protection Plan must be included in any continuation application. The Technology Protection Plan and any revisions to the plan and all related deliverables must be emailed securely to the point of contact designated by DOE.

Any DOE and/or National Laboratory review comments or feedback provided to the Recipient does not constitute an endorsement or approval of any specific elements within the Technology Protection Plan or the proposed security approach. Therefore, such feedback should not be referenced or used in marketing or promotional materials.

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DOE Special Terms and Conditions Award No. DE- MS0000122.0002 With Solid Power Operating, Inc.

F.	Material Supply Plan

The Recipient must submit a Material Supply Plan to DOE within 60 days of award setting out the Recipient’s strategy and approach for materials and equipment supply, including a new supply chain without reliance on foreign entities of concern (FEOC). The Material Supply Plan is subject to DOE’s review and approval.

The Material Supply Plan must include the following:

(a)	The proposed material and equipment suppliers, their owners and equity percentages, supplier and owner locations of incorporation and principal place of business, and whether the supplier is a FEOC;

(b)	The specific steps the Recipient will take to encourage suppliers in Europe, North America, and countries with which the United States has a free trade agreement – the latter as defined in 89 FR 37706 (the IRS 30D regulations published May 6, 2024);

(c)	How the Recipient will incorporate U.S. economic security considerations in its strategy and approach for material suppliers;

(d)	Specific steps the Recipient will take to give preference to non-FEOC material and equipment suppliers;

(e)	Milestones to measure progress and success of the Material Supply Plan.

Include all material suppliers, and only suppliers of equipment from a foreign country of concern that: 1) connects to the internet or other remote communication system; 2) can be physically or remotely accessed by an entity or individual based in a foreign country of concern; or 3) contains a source code written in a foreign country of concern.

The Recipient must meet the stated objectives set forth in its Material Supply Plan. The Recipient must provide DOE advance written notice of proposed changes to its material and equipment suppliers and of any revisions to the Material Supply Plan, including relevant economic, competitiveness, or foreign policy rationales for the proposed change. A report on the Recipient’s progress towards meeting the objectives and milestones set forth in the Material Supply Plan must be included in any continuation application. The Material Supply Plan and any revisions to the plan and all related deliverables must be emailed securely to the point of contact designated by DOE.

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ATTACHMENT 1 - STATEMENT OF PROJECT OBJECTIVES

Infrastructure Investment and Jobs Act (IIJA) - Continuous Production of Sulfide-based Solid Electrolyte Materials for Advanced All-Solid-State Batteries

A.	OBJECTIVES

The objective of the project is to advance US battery supply chain competitiveness in the All-solid-state battery technologies. The recipient will increase the solid-state electrolyte (SSE) production capacity of their manufacturing facility by 1) installing one new continuous production line, and 2) by removing their current batch process and installing two additional continuous production lines. At the end of the project, the recipient’s facility will have a nameplate production capacity of 140 metric tons per year, the cost of SSE production will be significantly decreased, and a scalable SSE manufacturing process will be established.

B.	SCOPE OF WORK

The recipient will place orders for equipment, complete detailed design, begin pre-process installation construction, complete the process installation, and commission and validate the new continuous production line. After verification of the first line, work will continue for the next two production lines; Orders will be placed for major equipment, the existing batch lines will be removed, pre-process installation construction will be completed, process installation will be completed, and the new continuous production lines will be commissioned and validated.

The project will be conducted in 5 budget periods:

Budget Period 1: Detailed Design: The purpose of this budget period is to begin procurement of major equipment and to complete detailed design in preparation for construction. The tasks completed in this budget period regarding major process equipment include purchase order placement, drawing approval, and the beginning of fabrication. Regarding detailed design, the recipient will proceed from conceptual design (FEL 2) to beginning project execution (FEL 4). During this design process, regular reviews and iteration will occur at 30%, 60%, and 90% design completion. The output of the detailed engineering phase will be utilized for construction drawings, a construction schedule, and a Guaranteed Maximum Price (GMP) proposal from the selected Engineering, Procurement, and Construction (EPC) contractor.

Budget Period 2: Line #1 Installation: The purpose of budget period 2 is to complete the base and process builds, install process equipment, and to begin continuous operation of the new line. This includes the installation of all process and utility equipment, site acceptance testing, commissioning, and the demonstration of 50% output on the new continuous production process line.

Solid power operatinG Inc.: DE-MS0000122.0000	1

STATEMENT OF PROJECT OBJECTIVES

Budget Period 3: Remove Batch Lines & Prepare for Lines #2 and #3: The purpose of this budget period is to use data from the new continuous line to procure major equipment, engineer the additional continuous lines, install a new dry room, and decommission existing batch production lines. In this budget period, the recipient will procure long lead equipment and complete process and facility engineering. Once engineering is completed, construction of a new dry room will be completed to relocate packaging equipment to maintain operation of the continuous line from budget period 2. With use of the new dry room and relocated packing equipment, the existing batch processing lines will be decommissioned.

Budget Period 4: Line #2 & #3 Installation: The purpose of this budget period is to complete the base and process builds, install process equipment, and begin continuous operation of the new lines.

Budget Period 5: Line #2 & #3 Commissioning to full Capacity Demonstration: The purpose of this budget period is to commission line 2 and 3 and perform a full capacity demonstration. This budget period proceeds from commissioning to the demonstration of 100% output on the new continuous production process line.

C.	TASKS TO BE PERFORMED

The following tasks will be conducted:

ALL BUDGET PERIODS: Overall Project Management and Planning

The recipient will perform project management activities to include project planning and control, subcontractor control, financial management, data management, management of supplies and/or equipment, risk management, and reporting as required to successfully achieve the overall objectives of the project. The recipient will monitor the project Schedule Performance Index (SPI) and Cost Performance Index (CPI) based upon the baseline total project value, scope, and schedule and provide an assessment of variations from baseline and the recommended mitigations.

Task 0.0 – Project Management and Planning:

The recipient shall develop and maintain the Project Management Plan (PMP). The content, organization, and requirements for revision of the PMP are identified in the Federal Assistance Reporting Checklist and Instructions, which can be found in the award attachments. The recipient must add an Earned Value Management Plan (EVMP) as an appendix to the PMP. The recipient shall manage and implement the project in accordance with the PMP.

Task 0.1 – Kick-Off Meeting:

The recipient will participate in a project kickoff meeting with the Department of Energy (DOE) within 30 days of project initiation.

Solid power operating Inc.: DE-MS0000122.0002	2

STATEMENT OF PROJECT OBJECTIVES

Task 0.3 – Cybersecurity Plan:

The recipient will execute cybersecurity related activities in accordance with the cybersecurity plan developed for the award.

BUDGET PERIOD 1: Detailed Design

Task 1.1 – Internal Review of Project:

Subtask 1.1.1 – The recipient will develop a project execution plan to include team definition, scope definition, cost targets, a baseline schedule, material requirements, identification of long lead process equipment, a risk register, and communication plan.

Subtask 1.1.2 – Recipient review and approval of project execution plan during the quality gate review meeting at Quality Gate 0 of 5.

Task 1.2 – Long-lead Time Equipment Procurement:

Subtask 1.2.1 – Previous testing and pre-engineering for major capital equipment will be reviewed against the throughput requirements for the continuous production line and approved by the technical team.

Subtask 1.2.2 – The recipient will generate requests for quote documents and user requirement specifications as necessary and issue these documents to vendor(s) for long lead equipment for them to generate proposals.

Subtask 1.2.3 – Proposals from vendors will be reviewed by the technical and procurement teams to select vendors and negotiate payment terms for major equipment.

Subtask 1.2.4 – Purchase orders will be issued to selected vendors for long lead equipment by the procurement team.

Subtask 1.2.5 – The recipient’s technical team will review and approve fabrication drawings and set up reoccurring meetings with vendors to track fabrication of long lead equipment against agreed upon schedules and deliverables for long lead equipment vendors.

Subtask 1.2.6 – The recipient’s technical team will schedule factory acceptance testing, Factory Acceptance Test (FAT), as required for long lead equipment. During FAT, the equipment will be tested against approved drawings to ensure proper operation prior to shipping.

Task 1.3 – Completion of Detailed Design:

Subtask 1.3.1 – The recipient, General Contractor, and Design Engineering firms will hold a kickoff meeting to agree on project deliverables and schedule. The output of this meeting will be an updated proposal for detailed design.

Subtask 1.3.2 – The General Contractor and Design Engineering firm will submit a drawing package at a 30% design completion for review and comment by the recipient. After all comments are answered, the contractor will be approved, either through email or in a meeting, by the technical team to proceed with further detailed design.

Subtask 1.3.3 – The General Contractor and Design Engineering firm will submit a drawing package at a 60% design completion and a class 3 estimate for construction. This will be reviewed and commented on by the recipient. After all comments are answered, the contractor will be approved, either through email or in a meeting, by the technical team to proceed with further detailed design.

SOLID POWER OPERATING INC.: DE-MS0000122.0002	3

STATEMENT OF PROJECT OBJECTIVES

Subtask 1.3.4 – The General Contractor and Design Engineering firm will submit a drawing package at a 90% design completion for review and comment by the recipient. This will be reviewed and commented on by the recipient. After all comments are answered, the contractor will be approved, either through email or in a meeting, by the technical team to proceed to issued for construction drawing sets, Issued for Construction (IFC).

Subtask 1.3.5 – The General Contractor and Design Engineering firm will produce issued for construction drawings and a permit set for the fully detailed design. This package will be issued to subcontractors by the general contractor to generate proposals.

Subtask 1.3.6 – The technical core team will review and approve the permit set. This approval will be documented internally to achieve Quality Gate 1 of 5.

Subtask 1.3.7 – The General Contractor and Design Engineering firm will produce a class 2 estimate based on the IFC drawings for construction, bid tabulations for the proposals generated by the subcontractors per division, and a schedule for the project scope. This will consist of a submission to the recipient of a document showing the breakdown of the received bids and a schedule.

Task 1.4 – Guaranteed Maximum Price and Finalized Gantt:

Subtask 1.4.1 – The recipient will hold a meeting with the General Contractor to review bid tabulations for each division of the project and work to select subcontractors. The output of this will be selected subcontractors for each division of the IFC package.

Subtask 1.4.2 – The General Contractor will incorporate the proposals of the selected subcontractor into a Guaranteed Maximum Price proposal to the recipient for review and approval.

Subtask 1.4.3 – The General Contractor will work with the selected subcontractors to update the project schedule as necessary based on the anticipated durations of each subcontractor’s work. The general contractor will submit a finalized Project Gantt to the recipient for review and approval.

Subtask 1.4.4 – The recipient will conduct a meeting with the core team and its management reviewing the GMP and schedule for a Go/No-Go decision. The approval to proceed will be documented and achieve Quality Gate 2 of 5.

Milestone	Type	Description
Complete Quality Gate 0 of 5	Technical	Complete QG 0 of 5 for the project, including reviewing major deliverables such as: team definition, scope, cost targets, schedule, material requirements, capital equipment requirements, risks, and team communication norms.

SOLID POWER OPERATING INC.: DE-MS0000122.0002	4

STATEMENT OF PROJECT OBJECTIVES

Milestone	Type	Description
Completion of Basic and Detailed Design: Quality Gate 1 of 5	Technical	Work with the General Contractor firm to deliver basic and detailed design, and procure deliverables such as: air permitting study, utility tables, HVAC redesign, emission control study, mass balance and process flow diagrams. Approval of the detailed design by the core team will complete Quality Gate 1 of 5.
Full GMP Complete with Project Gantt Published	Technical	All subcontractors selected, and costs and schedule finalized.
Order Major Equipment	Technical	Place Purchase Order (PO) for all long-lead and major equipment.
Go/No-Go Decision: Move to Construction and installation Phase. Quality Gate 2 of 5	Go/No-Go Technical	Issued for construction drawings, schedule, and guaranteed maximum price will be reviewed and approved by the core team; Confirm DOE and Solid Power Leadership concurrence, Quality Gate 2 of 5.
Go/No-Go Decision: Financial Model	Financial	Provide updated financial model.

Continuation: The recipient is NOT authorized to initiate any scope in the next budget period without the DOE Contracting Officer’s prior written approval in accordance with the award terms and conditions. Remaining Budget Period tasks are subject to DOE review/approval of submitted Continuation Application.

BUDGET PERIOD 2: Line #1 Installation

Task 2.1 – Base Building:

Subtask 2.1.1 – The recipient will schedule factory acceptance testing, (FAT), for remaining equipment the technical team requires FAT for. During FAT, the equipment will be tested against the approved drawings to ensure proper operation and construction prior to shipping.

Subtask 2.1.2 – The recipient will hold Owner, Architect, Contractor (OAC) meetings with the contractors to track daily activities, schedule, change orders, and cost. The output of this meeting will be meeting minutes and agreed upon project scopes.

Subtask 2.1.3 – The recipient will execute upgrades to utility infrastructure found to be limiting current and future phases in the previous detailed design. This includes modifications to the chilled water system, compressed air drying, and the electrical feed to the facility.

SOLID POWER OPERATING INC.: DE-MS0000122.0002	5

STATEMENT OF PROJECT OBJECTIVES

Subtask 2.1.4 – The recipient will work with general contractors to execute construction activities until all divisions reach completion. Execution will be tracked by reviewing earned value against the baseline schedule.

Subtask 2.1.5 – The recipient will work with general contractors to execute process utility commissioning plans in preparation for process equipment site acceptance testing.

Task 2.2 – Process Installation:

Subtask 2.2.1 –The recipient technical team will review the installation of the process equipment to ensure it was installed as engineered and ready to begin commissioning.

Task 2.3 – Complete Quality Gate 3 of 5:

Subtask 2.3.1 – In preparation for commissioning, the recipient’s technical team will determine initial operating parameters on small scale continuous equipment and expected performance metrics.

Subtask 2.3.2 – The recipient technical, operations, and quality teams will review and approve s Site Acceptance Test Procedures (SATs’s) to confirm systems are ready for commissioning.

Subtask 2.3.3 – The recipient technical, operations, and quality teams will review and approve SAT and commissioning plans for each piece of process equipment to ensure systems are ready for commissioning.

Subtask 2.3.4 – The recipient technical, operations, and quality teams will review and approve sampling plans and quality validation checks in preparation for commissioning.

Subtask 2.3.5 – The recipient technical, operations, and quality teams will conduct a material review and approve materials prior to commissioning.

Subtask 2.3.6 – The recipient technical, operations, quality, and safety teams will meet to review PHA items for approval to begin initial production.

Subtask 2.3.7 – The recipient technical, operations, quality, and safety teams will meet for initial production approval.

SOLID POWER OPERATING INC.: DE-MS0000122.0002	6

STATEMENT OF PROJECT OBJECTIVES

Task 2.4 – Line #1 Startup & Commissioning:

Subtask 2.4.1 – The recipient technical team and equipment vendors will execute the commissioning plans for site acceptance testing.

Subtask 2.4.2 – Site acceptance testing, where required by the recipients technical team will be signed off and documented. This will be incorporated into the PSSR, pre-startup safety review.

Subtask 2.4.3 – After the PSSR is completed, initial production will begin.

Subtask 2.4.4 – The recipient will complete approved sampling plans and quality validation checks and collect data in preparation for quality gate 4 of 5

Subtask 2.4.5 – The technical, quality, and operation teams will hold a meeting to approve proceeding with additional production. This approval will be documented and will achieve quality gate 4 of 5.

Subtask 2.4.6 – The recipient operations and technical team will work to achieve 50% throughput capability.

Task 2.5 – Workforce Development and Training

Subtask 2.5.1 – The recipient will work in partnership with local organizations to develop training and programs.

Milestone	Type	Description
Base Building Complete	Technical	Complete construction and utility installation up until the point of connection.
Complete Process Equipment Validation	Technical	Ensure building has been completed to design.
Complete Quality Gate 3 of 5.	Technical	Ensure team alignment by completing the quality gate.
Complete Site Acceptance Testing	Technical	Confirm mechanical integrity of equipment and complete commissioning.
Go/No-Go Decision: Demonstrate 50% Output & Product Quality	Technical	Confirm the quality of the product coming off the line quality gate 4 of 5 which consists of validating that PSD, IC, & EC are all within specification limits. In addition, the demonstration of 50% throughput capability will be performed.
Go/No-Go Decision: Financial Model	Financial	Provide updated financial model.

Continuation: The recipient is NOT authorized to initiate any scope in the next budget period without the DOE Contracting Officer’s prior written approval in accordance with the award terms and conditions. Remaining Budget Period tasks are subject to DOE review/approval of submitted Continuation Application.

SOLID POWER OPERATING INC.: DE-MS0000122.0002	7

STATEMENT OF PROJECT OBJECTIVES

BUDGET PERIOD 3: Remove Batch Lines & Prepare for Lines #2 and #3

Task 3.1 – Equipment Procurement:

Subtask 3.1.1 – The recipient will review equipment performance and outputs from the new continuous line #1. Modifications to the line #1 equipment based on the data from this review and from learnings and equipment changes made during commissioning will be used to generate major equipment request for proposals and User Requirement Specification (URS) documents for procurement.

Subtask 3.1.2 – The recipient will submit request for proposal and URS documents as necessary to major equipment vendors.

Subtask 3.1.3 – The proposals from vendors will be reviewed by the technical and procurement teams to select vendors and negotiate payment terms for major equipment.

Subtask 3.1.4 – Purchase orders will be issued to selected vendors for long lead equipment by the procurement team.

Subtask 3.1.5 – The recipient’s technical team will review and approve fabrication drawings and set up reoccurring meetings with vendors to track fabrication of long lead equipment against agreed upon schedules and deliverables for long lead equipment vendors.

Subtask 3.1.6 – The recipient’s technical team will schedule factory acceptance testing, FAT, as required for long lead equipment. During FAT, the equipment will be tested against approved drawings to ensure proper operation prior to shipping. FAT will begin in Budget Period 3 and be completed in budget period 4.

Task 3.2 – Engineering Design Phase:

Subtask 3.2.1 - The recipient will work with the detailed design contractor to validate FEED from previous design phases and incorporate any new requirements for the selected process equipment.

Subtask 3.2.2 – The recipient will work with a selected design contractor to develop demolition packages for removing the batch line, relocation of the packaging equipment, and the design for the new dry room for packaging.

Subtask 3.2.3 – The recipient will approve the design contractors completed detailed design, schedule, and GMP for the installation of the new dry room and removal of the batch line. This will be a Go/No-Go decision with the recipients technical and leadership teams.

Subtask 3.2.4- The recipient will approve a phased detailed design for the new batch lines progressing from 30% to completed detailed design. Approval of the detailed design by the technical core team will achieve quality gate 1 of 5.

Task 3.3 – Batch Line Removal and Dry Room Modification:

Subtask 3.3.1 - The receipt will work with the design contractor to complete construction of the new dry room. This will allow the packaging equipment to be relocated with minimal impacts to ongoing production.

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STATEMENT OF PROJECT OBJECTIVES

Subtask 3.3.2 – With the new dry room completed the batch line packaging equipment will be relocated to the new packaging room. The relocated packaging equipment will be tested to ensure its operability is the same as before.

Subtask 3.3.3 – The recipient will execute decommissioning plans for the existing batch line until they are completed, equipment has been removed, and the rooms are ready for subsequent design and installation of continuous process lines.

Task 3.4 – Workforce Development and Training

Subtask 3.4.1 – The recipient will work in partnership with local organizations to develop training and programs.

Milestone	Type	Description
Update Install Plans for Line #2 And #3	Technical	Update learnings from Line #1 installation and update plan.
Order All Major Equipment	Technical	Place PO for all long-lead and major equipment.
Go/No-Go Decision: Proceed with dry room construction and batch line removal.	Technical	Recipient technical and leadership approval to proceed with dry room construction and batch line decommissioning. .
Installation of new dry room	Technical	Complete installation of new dry room.
Installation of relocated packaging equipment	Technical	Complete relocation of packaging equipment. Once relocated test packaging equipment to confirm functionality.
Decommission Existing Batch Lines	Technical	Complete decommissioning of existing batch lines. .
Completion of Basic and Detailed Design: Quality Gate 1 of 5	Technical	Approval of contractors detailed design by the technical team will achieve Quality Gate 1 of 5.
Go/No-Go Decision: Proceed to Process Installation for Lines #2 and #3. Quality Gate 2 of 5.	Technical	Confirm remaining project cost, scope, and schedule; Confirm DOE and Solid Power Leadership concurrence. Quality Gate 2 of 5.
Go/No-Go Decision: Financial Model	Financial	Provide updated financial model.

Continuation: The recipient is NOT authorized to initiate any scope in the next budget period without the DOE Contracting Officer’s prior written approval in accordance with the award terms and conditions. Remaining Budget Period tasks are subject to DOE review/approval of submitted Continuation Application.

SOLID POWER OPERATING INC.: DE-MS0000122.0002	9

STATEMENT OF PROJECT OBJECTIVES

BUDGET PERIOD 4: Lines #2 and #3 Installation

Task 4.1 – Base Building:

Subtask 4.1.1 – The recipient will schedule factory acceptance testing, (FAT). During FAT, the equipment will be tested against the approved drawings to ensure proper operation and construction prior to shipping.

Subtask 4.1.2 – The recipient will hold Owner, Architect, Contractor (OAC) meetings with the contractors to track daily activities, schedule, change orders, and cost. The output of this meeting will be meeting minutes and agreed upon project scopes.

Subtask 4.1.4 – The recipient will work with general contractors to execute construction activities until all divisions reach completion. Execution will be tracked by reviewing earned value against the baseline schedule.

Subtask 4.1.5 – The recipient will work with general contractors to execute process utility commissioning plans in preparation for process equipment site acceptance testing.

Task 4.2 – Process Installation:

Subtask 4.2.1 –The recipient technical team will review the installation of the process equipment to ensure it was installed as engineered and ready to begin commissioning.

Task 4.3 – Complete Quality Gate 3 of 5:

Subtask 4.3.1 – In preparation for commissioning, the recipient’s technical team will determine initial operating parameters on small scale continuous equipment and expected performance metrics.

Subtask 4.3.2 – The recipient technical, operations, and quality teams will review and approve Site Acceptance Test Procedures (SATs’s) to confirm systems are ready for commissioning.

Subtask 4.3.3 – The recipient technical, operations, and quality teams will review and approve SAT and commissioning plans for each piece of process equipment to ensure systems are ready for commissioning.

Subtask 4.3.4 – The recipient technical, operations, and quality teams will review and approve sampling plans and quality validation checks in preparation for commissioning.

Subtask 4.3.5 – The recipient technical, operations, and quality teams will conduct a material review and approve materials prior to commissioning.

Subtask 4.3.6 – The recipient technical, operations, quality, and safety teams will meet to review PHA items for approval to begin initial production.

Subtask 4.3.7 – The recipient technical, operations, quality, and safety teams will meet for initial production approval.

SOLID POWER OPERATING INC.: DE-MS0000122.0002	10

STATEMENT OF PROJECT OBJECTIVES

Task 4.4 – Workforce Development and Training

Subtask 4.4.1 – The recipient will work in partnership with local organizations to develop training and programs.

Milestone	Type	Description
Complete Process Equipment Validation	Technical	Ensure building has been completed to design.
Complete Quality Gate 3 of 5	Technical	Ensure team alignment by completing the quality gate.
Complete Site Acceptance Testing	Technical	Confirm mechanical integrity of equipment and complete commissioning.
Offtake	Commercial	Show evidence of commercial offtake agreements to DOE.
Complete Site Acceptance Testing	Technical	Confirm mechanical integrity of equipment and complete commissioning.

BUDGET PERIOD 5: Demonstration of Plant Capacity

Task 5.1 – Plant Capacity Demonstration

Subtask 5.1.1 – The recipient will work to complete the pre-start-up safety review, PSSR, prior to beginning initial production.

Subtask 5.1.2 – The recipient will complete approved sampling plans and quality validation checks and collect data in preparation for quality gate 4 of 5

Subtask 5.1.3 – The technical, quality, and operation teams will hold a meeting to approve proceeding with additional production. This approval will be documented and will achieve quality gate 4 of 5.

Subtask 5.1.4– The recipient operations and technical team will work to achieve 100% throughput capability.

Subtask 5.1.5 – The recipient’s technical team will develop a commissioning report for DOE review detailing the demonstration of capacity, lessons learned and achieved quality.

Milestone	Type	Description
Complete PSSR	Technical	Complete PSSR required documents in preparation for initial production.
Complete Quality Gate 4of 5	Technical	Ensure team alignment by completing the quality gate.
Demonstrate Plant Capacity	Technical	Confirm the quality of the product coming off the line and demonstrate 100% nameplate throughput capability.
Provide Commissioning Report	Technical	Provide commissioning report detailing the status of demonstrated capacity and quality achievements for DOE and internal review.

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STATEMENT OF PROJECT OBJECTIVES

D.	DELIVERABLES

In addition to the reports specified in the “Federal Assistance Reporting Checklist,” the recipient will provide the following to the DOE Project Officer (identified in Block 15 of the Assistance Agreement as the Program Manager):

•	Material specification sheet which lists relevant properties of the material or product to be manufactured within the first six months of the award period.

•	Updated letters of commitment for product purchase or offtake agreements within 30 days of finalization.

•	Updates to project capacity and utilization achievements and end of project projections as part of quarterly project reporting.

•	Updated earned value CPI and SPI, rationale for deviations, and plans to address deviations as part of quarterly project reporting.

•	Annual Progress Report of Project Accomplishments with a publicly releasable abstract, provided by October 31 of each year.

•	Updated product breakeven analysis provided as part of the budget period continuation application.

•	Updated market share projections for near term (5 years), mid-term (5 to 10 years), and long term (greater than 10 years) provided as part of the budget period continuation application.

E.	BRIEFINGS AND TECHNICAL PRESENTATIONS

•	Detailed project status update briefings at Washington, D.C., or via communication/conferencing media approximately twice per year. Briefings will explain the plans, progress, and results of the technical effort.

•	Technical paper(s) and presentations as appropriate at technical society meetings or at technical exchange meetings.

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Federal Assistance Reporting Checklist Attachment 2

1.	Award Number:	2. Program/Project Title:
	DE-MS0000122/0002	Infrastructure Investment and Jobs Act (IIJA) - Continuous Production of Sulfide-based Solid Electrolyte Materials for Advanced All-solid-state Batteries
3.	Recipient:
Solid Power Operating, Inc.

4. Reporting Requirements (see also the Special Instructions)			Frequency	Addresses

I.	PROJECT MANAGEMENT REPORTING
☒ A.	Performance Report – Narrative		Q	A.	EERE PMC
☒ B.	Performance Report – Quantitative		Q	B.	EERE PMC
☒ C.	Financial Report (SF-425)		F, Q	C.	EERE PMC
☒ D.	Scientific and Technical Reporting
	☒ 1.	Accepted Manuscript of Journal Article(s)	A5, P	D.1.	OSTI E-Link
	☒ 2.	Conference Product(s)	A5, P	D.2.	OSTI E-Link
	☒ 3.	Technical Report(s)	A5, P	D.3.	OSTI E-Link
	☒ 4.	Software & Manual(s)	A5, P	D.4.	DOE CODE
	☒ 6.	Other STI (Dissertation / Thesis, etc.)	A5, P	D.6.	OSTI E-Link
☒ E.	Intellectual Property Reporting
	☒ 1.	Intellectual Property Reporting	A5, P	E.1.	iEdison
	☒ 2.	Invention Utilization Report	A5, P	E.2.	iEdison
☒ F.	Project Management Plan (PMP)		A5	F.	EERE PMC
☒ G.	Special Status Report		A5	G.	See section I.G for instructions and due dates
☒ H.	Continuation Application		A5	H.	EERE PMC
☒ I.	Other Project Management Reporting (see Special Instructions)		A5	I.	See Special Instructions

II.	AWARD MANAGEMENT REPORTING
☒ A.	Current and Pending Support		A5	A.	EERE PMC
☒ B.	Demographic Reporting		A5	B.	EERE PMC
☒ C.	Financial Conflict of Interest Report		A5	C.	EERE PMC
☐ D.	Tangible Personal Property Report – Annual Property Report (SF-428 & SF-428A)		Y	D.	EERE PMC
☒ E.	Tangible Personal Property Report – Disposition Request/Report (SF-428 & SF-428C)		A5	E.	EERE PMC
☒ F.	Uniform Commercial Code (UCC) Financing Statements		A5	F.	See section II. F. for instructions and due dates
☒ G.	Federal Subaward Reporting System (FSRS)		A5	G.	Sam.gov - FSRS
☒ H.	Annual Incurred Cost Proposal (AICP)
	☒ 1.	AICP -NETL Cognizant	Y180	H.	See section II.H. for instructions and due dates
	☐ 2.	AICP – Other Agency Cognizant	Y180	H.	See section II.H. for instructions and due dates
☐ I.	Fringe Reconciliation Form		Y180	I.	See Section II. I. for instructions and due dates
☒ J.	DOE For-Profit Compliance Audit		O	J.	See section II. J. for instructions and due dates
☐ K.	Single Audit: States, Locals, Tribal Governments, and Non-Profits		O	K.	See section II. K. for instructions and due dates
☒ L.	Other Award Management Reporting (see Special Instructions)		A5	L.	See Special Instructions

III.	CLOSEOUT REPORTING
☒ A.	Final Scientific/Technical Report
	☐ A.1.	Final Scientific/Technical Report – Unlimited	F	A.1.	OSTI E-Link
	☒ A.2.	Final Scientific/Technical Report – Data Protection	F	A.2.	OSTI E-Link
☒ B.	Invention Certification (DOE F 2050.11)		F	B.	EERE PMC
☒ C.	Tangible Personal Property Report – Final Report (SF-428 & SF-428B)		F	C.	EERE PMC
☒ D.	Verification of Receipt of Accepted Manuscripts		F	D.	See section III. D. for instructions and due dates
☒ E.	Other Closeout Reporting (see Special Instructions)		F	E.	See Special Instructions

Federal Assistance Reporting Checklist Attachment 2

IV.	POST-PROJECT REPORTING
☒ A.	Scientific and Technical Reporting	P	A.	OSTI E-Link
☒ B.	Intellectual Property Reporting	P	B.	iEdison
4. Reporting Requirements (see also the Special Instructions)		Frequency	Addresses

V.	INFRASTRUCTURE INVESTMENT AND JOBS ACT/INFLATION REDUCTION ACT REPORTING
☒ A.	Direct Jobs	O	A.	LCPtracker
☒ B.	Davis Bacon Act Semi-Annual Labor Compliance Report	O	B.	EERE PMC

FREQUENCY CODES AND DUE DATES:

A5 – As Specified or within five (5) calendar days after the event.

F – Final; within 120 calendar days after expiration or termination of the award.

O – Other: See instructions for further details.

P – Post-project (after the period of performance); within five (5) calendar days after the event, or as specified.

Q – Quarterly; within 30 calendar days after the end of the federal fiscal year quarter.

S – Semiannually; within 30 days after end of the reporting period.

Y – Yearly; within 90 calendar days after the end of the federal fiscal year or termination of the award.

Y180 – Yearly; within 180 calendar days after the close of the recipient’s fiscal year.

FULL URLS:

OSTI E-Link: https://www.osti.gov/elink/2413-submission.jsp
OSTI E-Link Datasets: https://www.osti.gov/elink/2416-submission.jsp
DOE CODE: https://www.osti.gov/doecode/
iEdison: https://www.nist.gov/iedison
EERE PMC: https://www.eere-pmc.energy.gov/SubmitReports.aspx
FSRS: https://sam.gov/fsrs
LCPtracker: https://www.lcptracker.com

5. Special Instructions: Recipient’s fiscal year end date: 12/31 ☐ No indirect costs proposed ☐ De minimis rate used and No fringe proposed

Federal Assistance Reporting Checklist Attachment 2

I.	Project Management Reporting:

I.	Other

If deliverables are identified in the Statement of Project Objectives, Award Attachment 1, the Recipient will submit the deliverables in accordance with the instructions contained therein.

Program specific deliverables outlined in the Special Terms and Conditions shall be transmitted securely after coordinating with the DOE Contracting Officer, Award Administrator/Specialist, and Program Manager.

In addition, the Project Management Plan shall be transmitted securely after coordinating with the DOE Contracting Officer, Award Administrator/Specialist, and Program Manager.

II.	Award Management Reporting

L. Trafficking in Persons

If the estimated value of services required to be performed under the grant or cooperative agreement outside the United States exceeds $500,000, private entities and State, local, government, Indian Tribe, or foreign public entities when a private entity could be a subrecipient must submit an annual certification to the cognizant Grants Officer that states:

•	The recipient has implemented a plan meeting the requirements of 2 CFR 175.105(b)(3)-(5) to prevent the activities described in 2 CFR 175(a) and is in compliance with this plan;

•	The recipient has implemented procedures to prevent activities described in 2 CFR 175(a) and to monitor, detect, and terminate any subrecipient, contractor, subcontractor, or employee of the recipient engaging in any activities described in 2 CFR 175.105(a); and

•	To the best of the recipient’s knowledge, neither the recipient, nor any subrecipient, contractor, or subcontractor of the selectee or any agent of the selectee or of such a subrecipient, contractor, or subcontractor, is engaged in any activities described in 2 CFR 175.105(a).

DOE may ask selectees to provide a copy of their Trafficking in Persons compliance plan.

III.	Closeout Reporting:

E.	Other:

The Recipient must submit a Scientific and Technical Information (STI) Certification to the cognizant Grants Management Specialist. The STI Certification can be found here: STI Form. The purpose of this certification is to ensure that the STI resulting from the DOE-funded research and development is properly submitted in accordance with the terms and conditions of the award. STI includes, but is not limited to, technical reports, scientific/technical conference papers and presentations, theses and dissertations, journal citations, manuscripts and published articles, videos, software, patents, and datasets.

Federal Assistance Reporting Checklist Attachment 2

Table of Contents

I.	Project Management Reporting	6
A.	Performance Report Narrative (PRN)	6
1.	Cover Page	6
2.	Summary	7
3.	Special Reporting	8
B.	Performance Report Quantitative (PRQ)	9
1.	Organizations	9
2.	Tasks and Milestones	9
3.	Contractual Cost Summary	9
4.	Cost Summary	9
5.	Spend Plan	9
6.	Earned Value Management	10
7.	Products	10
8.	Participants	12
9.	Special Reporting Requirements	12
C.	Financial Report SF-425 Federal Financial Report	12
D.	Scientific and Technical Reporting	12
1.	Accepted Manuscript of Journal Article	13
2.	Conference Product(s)	14
3.	Technical Report(s)	15
4.	Software & Manual(s)	15
5.	Dataset(s)	16
6.	Other STI (Dissertation / Thesis, etc.)	16
E.	Intellectual Property Reporting	17
1.	Intellectual Property Reporting	17
2.	Invention Utilization Report	18
F.	Project Management Plan (PMP)	18
1.	Revised Plan(s)	19
2.	Content of revised PMP	19
G.	Special Status Reports	22
H.	Continuation Application	25
I.	Other (see Special Instructions)	25

Federal Assistance Reporting Checklist Attachment 2

II.	Award Management Reporting	25
A.	Current and Pending Support	25
B.	Demographic Reporting	28
C.	Financial Conflict of Interest Report	29
D.	Tangible Personal Property Report – Annual Property Report (SF-428 & SF-428A)	30
E.	Tangible Personal Property Report – Disposition Request/Report (SF-428 & SF-428C)	30
F.	Uniform Commercial Code (UCC) Financing Statements	31
G.	Federal Subaward Reporting System (FSRS)	32
H.	Annual Incurred Cost Proposals	32
I.	Fringe Reconciliation Form	33
J.	DOE For-Profit Compliance Audit	34
K.	Single Audit: States, Local Government, Tribal Governments, Institution of Higher Education (IHE), or Non-Profit Organization	34
L.	Other (see Special Instructions)	35
III.	Closeout Reporting	35
A.	Final Scientific/Technical Report	35
1.	Final Technical Reports – Unlimited	37
2.	Final Technical Reports – Protected Data.	37
B.	Invention Certification (DOE F 2050.11)	38
C.	Tangible Personal Property Report – Final Report (SF-428 & SF-428B)	38
D.	Verification of Receipt of Accepted Manuscripts	39
E.	Other (see Special Instructions)	39
IV.	Post-Project Reporting	39
A.	Scientific and Technical Reporting	39
B.	Intellectual Property Reporting	39
V.	Infrastructure Investment and Jobs Act/Inflation Reduction Act Reporting	40
A.	Direct Jobs	40
B.	Davis Bacon Act Semi-Annual Labor Compliance Report	40
VI.	Appendix A: Notice To Recipients (Prime Recipients And Subrecipients) Regarding Protected Data, Limited Rights Data And Protected Personally Identifiable Information	41

Federal Assistance Reporting Checklist Attachment 2

Reporting Instructions (03/2025)

***	Throughout the performance of the project, it is important that you mark Protected Data/Limited Rights Data as described in Appendix A. It is equally important that you not submit Protected Personally Identifiable Information (Protected PII) to DOE. See Appendix A for guidance on Protected PII.	***

I.	Project Management Reporting

A.	Performance Report Narrative (PRN)

Submit to:	https://www.eere-pmc.energy.gov/SubmitReports.aspx
Submission deadline:	Within 30 calendar days after the end of the quarterly reporting period (January 30, April 30, July 30, October 30)

Every quarter, the prime recipient is required to submit a Performance Report - Narrative (PRN) and a Performance Report Quantitative (PRQ) for the project. Together these two documents summarize the entirety of work performed by the prime recipient, subrecipients, and contractors. The Performance Report - Narrative contains qualitative information on the project progress. The Performance Report - Quantitative captures quantitative information on the project progress. The PRN must include the following information. A PRN template is available at: https://www.energy.gov/infrastructure/reporting-checklists with the intent to reduce the administrative burden by promoting the use of common formats.

1.	Cover Page

a.	Federal Agency and Organization Element to Which Report is Submitted
b.	Federal Grant or Other Identifying Number Assigned by Agency
c.	Project Title
d.	Program Director/Principal Investigator/Lead Project Manager (PD/PI) Name, Title, and Contact Information (e-mail address and phone number)
e.	Business Contact Name, Title, and Contact Information (e-mail address and phone number)
f.	Submission Date
g.	Recipient Organization (Name and Address)
h.	Period of Performance (Start Date, End Date)
i.	Budget Period (Start Date, End Date)
j.	Reporting Period (Start Date, End Date)

Federal Assistance Reporting Checklist Attachment 2

k.	Certification by the Submitting Official that includes: Signature of Submitting Official (electronic signatures (i.e., Adobe Acrobat) are acceptable); date of signature; and the following certification statement:

By signing this report, I certify to the best of my knowledge and belief that the report is true, complete, and accurate. I am aware that any false, fictitious, or fraudulent information, misrepresentations, half-truths, or the omission of any material fact, may subject me to criminal, civil or administrative penalties for fraud, false statements, false claims or otherwise. (U.S. Code Title 18, Section 1001, Section 287 and Title 31, Sections 3729-3730). I further understand and agree that the information contained in this report are material to Federal agency’s funding decisions and I have an ongoing responsibility to promptly update the report within the time frames stated in the terms and conditions of the above referenced Award, to ensure that my responses remain accurate and complete.

2.	Summary

The purpose of the Summary is to describe a high-level status on the items listed below. This section should be a mix of short paragraphs and bullet points.

Major Goals and Objectives

Provide a summary of the major project goals and objectives. This should be the same from quarter to quarter and align with the Statement of Project Objectives (SOPO)/Statement of Work (SOW).

Technical Achievement(s)

Provide a summary of all significant technical progress of the project in achieving objective and programmatic goals during the life of the project. This should include key outcomes or other achievements, such as major findings, developments, or conclusions (both positive and negative), information dissemination, etc. This section should be a cumulative summary of technical achievements with newly added comments for the current reporting period highlighted.

Impact

State how the findings, results, or techniques developed in this project will continue to make an impact on the specific fields of research in this project and in other disciplines, which may include training and educational experiences; human resource development in science, engineering, and technology; technology transfer; and societal impacts.

Project Schedule Status

Provide a narrative summary of the status of tasks with respect to the plan for the quarter and budget period. If deviations from the schedule are noted, describe the impacts and mitigation alternatives that are in place or planned in the Changes/Problems section below.

Project Budget Status

Provide a summary of the project expenditures and costs with respect to the plan for the quarter and budget period. If applicable, describe the variance, associated impacts, and mitigation alternatives that are in place or planned in the Changes/Problems section below.

Changes/Problems

Include any planned or anticipated changes to scope, schedule, or budget. Proposed award modifications noted solely within a Performance Report do not constitute a proposed award modification. Significant changes to the award scope, schedule, and budget must be submitted to the Grants Management Specialist and the Project Officer and must be approved by the Grants Officer. If there is nothing significant to report during this reporting period, state “Nothing to Report.”

Key Personnel Changes

Describe planned or actual changes in principal investigator, business contacts, or senior/key personnel and the impact to achieving project objectives.

Federal Assistance Reporting Checklist Attachment 2

Scope Issues

Describe issues with completing the required project scope identified in the SOPO/SOW, the impacts to achieving project objectives and program goals if applicable, and proposed mitigation alternatives. The quantitative impact to achievement of Technical Milestones and Go/No Go decision points and key deliverables should also be addressed.

Schedule Issues

Describe issues with achieving the planned activities identified in the project schedule and the impact to the award budget period end dates and the overall award period of performance. The quantitative impact to the timing of Technical Milestones and Go/No Go decision points, and key deliverables should also be addressed.

Budget Issues

Describe changes during the reporting period that may have a significant positive or negative impact on expenditures or the overall budget.

3.	Special Reporting

Respond to any special reporting requirements specified in the award Terms and Conditions, as well as any award specific reporting requirements outlined in the FARC Special Instructions.

Federal Assistance Reporting Checklist Attachment 2

B.	Performance Report Quantitative (PRQ)

Submit to:	https://www.eere-pmc.energy.gov/SubmitReports.aspx
Submission deadline:	Within 30 calendar days after the end of the quarterly reporting period (January 30, April 30, July 30, October 30)

Every quarter, the prime recipient is required to submit a Performance Report Narrative (PRN) and a Performance Report - Quantitative (PRQ) for the project. Together these two documents summarize the entirety of work performed by the prime recipient, subrecipients, and contractors. The Performance Report - Narrative contains qualitative information on the project progress. The Performance Report - Quantitative captures quantitative information on the project progress. The PRQ must include the following information. A template is available at: https://www.energy.gov/infrastructure/reporting-checklists with the intent to reduce the administrative burden by promoting the use of common formats.

1.	Organizations

Identify all subrecipients, contractors, U.S. National Laboratories, partners, and collaborating organizations. Recipients must also include all foreign collaborators as outlined in the Foreign Collaboration Considerations term of the award Terms and Conditions. For each, provide name, UEI, zip code or latitude/longitude, role in the project, contribution to the project, and start and end date.

2.	Tasks and Milestones

Enter all tasks and milestones identified in your Statement of Project Objectives (SOPO), Project Management Plan (PMP), or other document which outlines your project scope, schedule and budget, and Cybersecurity Plan (if directed by your DOE Project Team). Each quarter, update the status of the task/milestone, the physical percent complete, and, when applicable, the actual month complete.

3.	Contractual Cost Summary

For each subrecipient and contractor working on the project (excluding FFRDCs), provide a summary of the work, approved budget, and actual expenses.

4.	Cost Summary

Using your approved budget, enter the project costs by budget category and report actual expenses each quarter. Also include budgeted and actual recipient cost share.

5.	Spend Plan

For both federal and recipient cost share, enter the planned spending for the entire project period. Planned spend means when the project team anticipates incurring costs. Each quarter, update with actual federal and recipient spend.

Federal Assistance Reporting Checklist Attachment 2

6.	Earned Value Management

When required by your DOE project team, complete the table for Earned Value Management.

7.	Products

What has the project produced?

List any products resulting from the project during the reporting period. Specific product submission instructions can be found in Scientific and Technical Reporting. Examples of products include: publications, conference papers, and presentations; website(s); technologies or techniques; inventions, patent applications, and/or licenses; and other products, such as data or databases, physical collections, audio or video products, software or NetWare, models, educational aids or curricula, instruments or equipment, research material, interventions (e.g., clinical or educational), new business creation or any other public release of information related to the project.

a.	Publications, conference papers, and presentations

Report the publication(s) resulting from the work under this award.

Please note: Recipients must use the DOE acknowledgement and legal disclaimer language as described in the Special Terms and Conditions.

The recipient is reminded that all data produced under the award should comply with the award’s data management plan (DMP), if applicable. The DMP provides a plan for making all research data displayed in publications resulting from the proposed work digitally accessible at the time of publication. At a minimum, the DMP (1) describes how data sharing and preservation will enable validation of the results from the proposed work, how the results could be validated if data are not shared or preserved and (2) has a plan for making all research data displayed in publications resulting from the proposed work digitally accessible at the time of publications.

i.	Accepted Manuscript(s) of Journal Article

List peer-reviewed articles or papers that have been submitted for publication in scientific, technical, or professional journals. Include any paper submitted for peer-reviewed publication in the periodically published proceedings of a scientific society, a conference, or the like. A publication in the proceedings of a one-time conference, not part of a series, should be reported under “Books or other non-periodical, one-time publications.”

Identify for each publication: Author(s); title; journal; volume: year; page numbers; status of publication (published; accepted, awaiting publication; submitted, under review; other); acknowledgement of federal support (yes/no); legal disclaimer language (yes/no). Also see instructions under II. Scientific/Technical Reporting regarding the submission of accepted manuscripts and other STI as appropriate.

Federal Assistance Reporting Checklist Attachment 2

ii.	Books or other non-periodical, one-time publications

Report any book, monograph, dissertation, abstract, or the like published as or in a separate publication, rather than a periodical or series. Include any significant publication in the proceedings of a one-time conference or in the report of a one-time study, commission, or the like.

Identify for each one-time publication: author(s); title; editor; title of collection, if applicable; bibliographic information; year; type of publication (book, thesis or dissertation, other); status of publication (published; accepted, awaiting publication; submitted, under review; other); acknowledgement of federal support (yes/no); legal disclaimer language (yes/no).

iii.	Other publications, conference papers and presentations

Identify any other publications, conference papers and/or presentations not reported above. Specify the status of the publication as noted above.

b.	Website(s)

List the URL for any Internet site(s) that disseminates the results of the research activities. A short description of each site should be provided. It is not necessary to include the publications already specified above in this section.

c.	Technologies or techniques

Identify technologies or techniques that have resulted from the research activities. Describe the technologies or techniques and how they are being shared.

d.	Inventions, patent applications, and/or licenses

Identify inventions, patent applications with date, and/or licenses that have resulted from the research. Submission of this information as part of an interim report or Final Technical Report is not a substitute for any other invention reporting required under the terms and conditions of an award.

e.	Other products

Identify any other significant products that were developed under this project. Describe the product and how it is being shared. Examples of other products are: Data or databases; Physical collections; Audio or video products; Software or NetWare; Models; Educational aids or curricula; Instruments or equipment; Research material (e.g., germplasm, cell lines, DNA probes, animal models); Interventions (e.g. clinical, educational); new business creation; and Other.

Federal Assistance Reporting Checklist Attachment 2

8.	Participants

The following information on participants (individuals) was provided during award negotiations. On a quarterly basis, provide updates as needed. For changes to covered individuals, please refer to the Current and Pending Support reporting for additional requirements.

a.	What individuals have worked on the project?

Provide the following information for individuals at the prime recipient and subrecipient level: (1) all senior and key personnel; and (2) each person who has worked or is expected to work at least one person month per year on the project regardless of the source of compensation (a person month equals approximately 160 hours of effort).

i.	Name
ii.	Organization
iii.	Job Title
iv.	Role in the project
v.	Start and end date (month and year) working on the project
vi.	State, U.S. territory, and/or country of residence
vii.	Whether this person collaborated with an individual or entity located in a foreign country in connection with the scope of this Award, and
viii.	If yes to a.vii, whether the person traveled to the foreign country as part of that collaboration, and, if so, where and what the duration of stay was.

9.	Special Reporting Requirements

Respond to any special reporting requirements specified in the award terms and conditions, as well as any award specific reporting requirements.

C.	Financial Report SF-425 Federal Financial Report

Submit to:	https://www.eere-pmc.energy.gov/SubmitReports.aspx
Submission deadline:	Within 30 calendar days after the end of the quarterly reporting period (January 30, April 30, July 30, October 30) and within 120 calendar days after expiration or termination of the award

Every quarter, the prime recipient is required to submit a completed SF-425 for the project to DOE, covering the entirety of work performed by the prime recipient, subrecipients, and contractors – to DOE. A fillable version of the SF-425 is available at Post-Award Reporting Forms | Grants.gov.

D.	Scientific and Technical Reporting

The dissemination of scientific and technical information (STI) ensures public access to the results of federally funded research. STI refers to information products in any medium or format used to convey results, findings, or technical innovations from research and development or other scientific and technological work that are prepared with the intention of being preserved and disseminated in the broadest sense applicable (i.e., to the public or, in the case of controlled unclassified information or classified information, disseminated among authorized individuals). By properly submitting STI to DOE Energy Link System (E-Link), the information will be made available to the public through OSTI.GOV.

Federal Assistance Reporting Checklist Attachment 2

NOTE: SCIENTIFIC/TECHNICAL PRODUCTS INTENDED FOR PUBLIC RELEASE MUST NOT CONTAIN PROTECTED PERSONALLY IDENTIFIABLE INFORMATION (PII). Please refer to Appendix A for more information.

NOTE: For awards made after August 8, 2024, the digital persistent identifier (e.g., ORCID iD) for individuals must be used when publishing products (when that is an option). The digital persistent identifier for individuals must be provided when reporting outputs to the Department of Energy Office of Scientific and Technical Information (DOE OSTI).

1.	Accepted Manuscript of Journal Article

Submit to:	DOE Energy Link System (E-Link) available at https://www.osti.gov/elink/2413-submission.jsp
Submission deadline:	No later than the published online date of the article

Public access to scholarly publications is enabled by providing the Accepted Manuscript (AM) of the Journal Article to DOE OSTI and is consistent with the U.S. Government's retained license to published results of federally-funded research. If the recipient has a journal article accepted for publication which includes information/data produced under the award, then the recipient must submit an AN 241.3, as described below, no later than the published online date of the article.

Content. The recipient is to provide the final peer-reviewed AM, i.e., the version of a journal article that has been peer reviewed and accepted for publication in a journal. Do NOT submit the journal’s published version of the article, i.e., do NOT submit a copyrighted reprint.

DOE will make no additional review of the content of the AM because the AM is the version of the journal article with the content to be published (i.e., publicly released) by the journal publisher.

The recipient must self-certify at the time of submission to DOE via E-Link that the content is appropriate and that it is not a copyrighted reprint, i.e., the final version of the published article. Recipients are reminded that the article is to include an acknowledgement of federal support and a legal disclaimer as required in the “Publications” Term in the award Special Terms and Conditions.

Federal Assistance Reporting Checklist Attachment 2

The recipient is also reminded that all data produced under the award should comply with the award’s data management plan (DMP). The DMP provides a plan for making all research data displayed in publications resulting from the proposed work digitally accessible at the time of publication. At a minimum, the DMP (1) describes how data sharing and preservation will enable validation of the results from the proposed work, how the results could be validated if data are not shared or preserved and (2) has a plan for making all research data displayed in publications resulting from the proposed work digitally accessible at the time of publications.

Electronic Submission Process. The AM of the Journal Article must be provided electronically via the DOE Energy Link System (E-Link) and must be accompanied by a completed DOE Announcement Notice (AN) 241.3 (https://www.osti.gov/elink/2413-submission.jsp).

2.	Conference Product(s)

Submit to:	DOE Energy Link System (E-Link) available at https://www.osti.gov/elink/2413-submission.jsp
Submission deadline:	Within five (5) calendar days after the event, or as specified

The recipient must submit a copy of any scientific/technical conference papers, proceedings, or presentations.

Content: The content should include a copy of the paper, presentation, or proceeding and: (1) name of conference; (2) location of conference; (3) date of conference; and (4) conference sponsor. Also include an acknowledgement of federal support and a legal disclaimer as described in the Special Terms and Conditions.

Electronic Submission Process: Scientific/technical conference proceedings, papers/presentations or must be submitted via the DOE Energy Link System (E-Link) with a completed DOE Announcement Notice (AN) 241.3 (https://www.osti.gov/elink/2413-submission.jsp).

The recipient is responsible for ensuring the suitability of the content for public release. The terms and conditions of award provide that submissions must not contain any Protected Personally Identifiable Information (PII), limited rights data (proprietary data), classified information, information subject to export control classification, or other information not subject to release.

Federal Assistance Reporting Checklist Attachment 2

3.	Technical Report(s)

Submit to:	DOE Energy Link System (E-Link) available at https://www.osti.gov/elink/2413-submission.jsp
Submission deadline:	Within five (5) calendar days after the event, or as specified

The recipient must submit a copy of any scientific/technical reports.

Content: The content should include a copy of the report as well as an acknowledgement of federal support and a legal disclaimer as described in the Special Terms and Conditions.

Electronic Submission Process: Scientific/technical reports must be submitted via the DOE Energy Link System (E-Link) with a completed DOE Announcement Notice (AN) 241.3 (https://www.osti.gov/elink/2413-submission.jsp).

The recipient is responsible for ensuring the suitability of the content for public release. The terms and conditions of award provide that submissions must not contain any Protected Personally Identifiable Information (PII), limited rights data (proprietary data), classified information, information subject to export control classification, or other information not subject to release.

4.	Software & Manual(s)

Submit to:	DOE CODE: https://www.osti.gov/doecode/
Submission deadline:	Within five (5) calendar days after the event, or as specified

The recipient must submit all software deliverables created under the award, as well as any accompanying documentation or manuals.

DOE CODE is DOE’s software services platform for submitting and searching for software resulting from DOE-funded research. Through submission to DOE CODE, users have the option to obtain a Digital Object Identifier (DOI) for the code, making it more easily discoverable, citable, and shared.

Content. When a recipient submits software to OSTI through DOE CODE, a set of required metadata elements and a link to the software repository must be provided.

Submission Process. Recipients will submit software by going to https://www.osti.gov/doecode/. Before submissions can be made, the recipient will be required to create an account. The recipient may create an account by visiting the top right of the DOE CODE homepage. Once the account is created, submissions may be made through the submit software/code link on the homepage. For more information about DOE CODE please visit https://www.osti.gov/doecode/faq.

Federal Assistance Reporting Checklist Attachment 2

5.	Dataset(s)

Submit to:	DOE Energy Link System (E-Link) available at https://www.osti.gov/elink/241-6-submission.jsp
Submission deadline:	Within five (5) calendar days after the event, or as specified

Scientific/technical datasets (data-streams, data files, etc.) support the technical reports and published literature resulting from DOE-funded research. They are also recognized as valuable information entities in their own right that, now and in the future, need to be available for citation, discovery, retrieval, and reuse. The assignment and registration of a Digital Object Identifier (DOI) is a free service for DOE-funded researchers which is provided by OSTI to enhance access to this important resource. In order to obtain a DOI, provide to OSTI the specific data elements relevant to the dataset, as specified in DOE AN 241.6.

Content. If the recipient generates publicly available datasets resulting from work funded by DOE, they may announce these datasets to OSTI and have them registered with DataCite to obtain a DOI, which ensures long-term linkage between the DOI and the dataset’s location. To register and publicly announce a dataset, the recipient must provide an AN 241.6, including the required data elements needed for describing the dataset. Note: Do NOT submit the dataset itself, only the metadata for registering the dataset, obtaining a DOI, and announcing its availability.

Electronic Submission Process. Notification of scientific datasets must be submitted electronically via the DOE Energy Link System (E-Link) and must be accompanied by a completed DOE Announcement Notice (AN) 241.6 (https://www.osti.gov/elink/241-6-submission.jsp). Within the AN 241.6, provide relevant information about the dataset as well as the URL where the dataset can be accessed.

6.	Other STI (Dissertation / Thesis, etc.)

Submit to:	https://www.osti.gov/elink/2413-submission.jsp
Submission deadline:	Within five (5) calendar days after the event, or as specified

Recipients are encouraged to announce other forms of STI especially if they are the primary means by which certain research results are disseminated or if they contain research results not already announced to DOE by the recipient in technical reports, accepted journal articles, conference products, software, and datasets.

Federal Assistance Reporting Checklist Attachment 2

Other types of scientific and technical information produced which may be used for public dissemination of project results include: dissertation/thesis, patent, book, or other similar products. These types of STI may also be announced using DOE AN 241.3 by following instructions on the E-Link website (https://www.osti.gov/elink/2413-submission.jsp).

E.	Intellectual Property Reporting

1.	Intellectual Property Reporting

Submit to:	https://www.nist.gov/iedison
Submission deadline:	Within five (5) calendar days after the event, or as specified

iEdison requires a login and password. If the recipient’s organization does not already have an iEdison administrator account, the recipient may register for one at: iEdison Registration.

In accordance with the patent rights clause of the award, the recipient and subrecipient(s), if any, must complete the following intellectual property reports in iEdison when applicable:

Disclosing a subject invention, including anticipated uses and sales (use iEdison’s Invention Report);

Reporting publications, manuscript submissions, or other public disclosures concerning a subject invention (add documents to the Invention Report);

If authorized by the award agreement, electing (or declining) to retain title to a subject invention (modify the Invention Report and input “Title Election Date” or “Not Elect Title Reason”);

Disclosing the filing or termination of patent applications on a subject invention (i.e., patent applications disclosing or claiming a subject invention). Patent disclosures must be made (using iEdison’s Patent Report) for filing the following patent applications:

•	An initial domestic patent application (including provisional or non-provisional);
•	A domestic divisional or continuation patent application;
•	A domestic continuation-in-part application; and
•	A foreign patent application.

Discontinuing prosecution of a patent application, maintenance of a patent, or defense in a patent reexamination or opposition proceeding, regardless of jurisdiction (modify the Patent Report); and,

Federal Assistance Reporting Checklist Attachment 2

Requesting an extension of time to:

•	Elect (or decline) to retain title to a subject invention (modify the Invention Report); and
•	File an initial domestic or foreign patent application (modify the Invention Report).

Failure to submit Intellectual Property Reporting Forms in a timely manner may result in forfeiture of the recipient’s or subrecipient’s rights in the subject inventions and related patent applications.

2.	Invention Utilization Report

Submit to:	https://www.nist.gov/iedison
Submission deadline:	For each subject invention, reports are due annually once the recipient or subrecipient elects to retain title to the subject invention and must continue to be provided for 10 years thereafter

The recipient and subrecipient(s) must provide Invention Utilization Reports for each subject invention that the recipient or subrecipient retains ownership. Reports are due annually starting one year after the recipient or subrecipient elects to take title and must continue to be provided for 10 years thereafter or until the recipient or subrecipient informs DOE in writing that it no longer wants to retain title in the subject invention. Failure to submit Invention Utilization Reports in a timely manner may result in forfeiture of the recipient’s or subrecipient’s rights in the subject inventions.

F.	Project Management Plan (PMP)

Submit to:	https://www.eere-pmc.energy.gov/SubmitReports.aspx
Submission deadline:	Within six (6) weeks of the effective date of the award

Iterations and Maintenance

The recipient is required to develop, update, and adhere to a project management plan. The purpose of the plan is to establish cost, schedule, and technical performance baselines, and to formalize the processes by which the project will be managed. These processes include considerations such as risk management, change management, and communications management. While it is primarily the project recipient’s responsibility to maintain the plan, federal staff may request changes. The plan is intended to be a living document, modified as necessary, and comprising the following iterations:

Application Draft

The recipient must submit a draft of the project management plan with the initial application for financial assistance.

Federal Assistance Reporting Checklist Attachment 2

Negotiation Draft

The selected recipient may be required by the selecting Office to revise its project management plan during the negotiation phase.

Active Plan

Following formal award of the financial assistance agreement, the recipient must submit an updated project management plan, to include any changes requested during negotiation and a timeline based upon the actual award date.

1.	Revised Plan(s)

During the life of the project the recipient must submit a revised project management plan based on the following circumstances:

a.	Developments that have a significant favorable impact on the project.

b.	Problems, delays, or adverse conditions which materially impair the recipient’s ability to meet the objectives of the award, or which may require the program office to respond to questions relating to such events from the public. Specifically, the recipient must update the plan when any of the following incidents occur:

i.	Any event which is anticipated to cause significant schedule or cost changes, such as changes to the funding and costing profile or changes to the project timeline.
ii.	Any change to Technology Readiness Level.
iii.	Any significant change to risk events (including both potential and realized events) or to risk management strategies.
iv.	Failure to meet a milestone or milestones; any dependencies should be adjusted.
v.	Any changes to partnerships.
vi.	Any significant change to facilities or other project resources.
vii.	Any other incident that has the potential for high visibility in the media.

2.	Content of revised PMP

Project Title: The DOE award number and project title

Recipient Organization: Official name of the recipient organization

Principal Investigator: The name and title of the project director/ principal investigator

Date of Plan: The date the plan or plan revision was completed

The revised PMP must describe changes to any of the following sections of the PMP as well as provide updated versions of any logs, tables, charts, or timelines.

Federal Assistance Reporting Checklist Attachment 2

a.	Executive Summary:

Provide a description of the project that includes the objective, project goals, and expected results. The description should include a high-level description of the technology, potential use or benefit of the technology, location of work sites and a brief discussion of work performed at each site, along with a description of project phases (if the project includes phases).

b.	Technology Readiness Levels (TRLs):

Identify the readiness level of the technology associated with the project as well as the planned progression during project execution. A detailed explanation of the rationale for the estimated technology readiness level should be provided. Specific entry criteria for the next higher technology readiness level should be identified.

c.	Risk Management:

Provide a summary description of the proposed approach to identify, analyze, and respond to potential risks associated with the proposed project. Project risk events are uncertain future events that, if realized, impact the success of the project. At a minimum, include the initial identification of significant technical, resource, and management issues that have the potential to impede project progress and strategies to minimize impacts from those issues. The risk management approach should be tailored to the TRL. If a project or task is expected to progress to a higher TRL, then the risk plan should address the retirement of any risks associated with the first TRL and identify new risks related to moving to the next TRL. Additionally, the risk management approach should include risk opportunities that if realized, could benefit the project.

d.	Milestone Log:

Provide milestones for each budget period (or phase) of the project. Each milestone should include a title and planned completion date. Milestones should be quantitative (e.g., a date, a decision to be made, a key event) and show progress toward budget period and/or project goals. Milestones should also be important and few. Higher TRL projects (Demonstration and Deployment) typically have the most detailed milestone logs compared to lower TRL level projects (Research and Development). If applicable, milestones chosen should clearly reflect progress through various TRL stages.

Note: The Milestone Status must present actual performance in comparison with the Milestone Log, and include:

•	The actual status and progress of the project,
•	Specific progress made toward achieving the project's milestones, and
•	Any proposed changes in the project's schedule required to complete milestones.

Federal Assistance Reporting Checklist Attachment 2

e.	Funding and Costing Profile:

Provide a table (the Project Funding Profile) that shows, by budget period, the amount of government funding going to each project team member. Also, a table (the Project Costing Profile) which projects, by month, the expenditure of both government and recipient funds for the first budget period, at a minimum. The Funding and Costing Profile should show the relationships with the Milestone Log (Item d above) and Project Timeline (Item f below); for example, Funding and Costing information could be shown as an overlay on milestone or timeline charts.

f.	Project Timeline:

Provide a timeline of the project (similar to a Gantt chart) broken down by each task and subtask, as described in the Statement of Project Objectives. The timeline should include a start date and end date for each task, as well as interim milestones. The timeline should also show interdependencies between tasks and include the milestones that are identified in the Milestone Log (Item d above). The timeline should also show the relationship to the Project Costing Profile (Item e above). If applicable, the timeline should include activities and milestones related to achieving succeeding TRLs.

g.	Success Criteria at Decision Points:

Provide well-defined success criteria for each decision point in the project, including go/no-go decision points and the conclusions of budget periods and the entire project. The success criteria should be objective and stated in terms of specific, measurable, and repeatable data. Usually, the success criteria pertain to desirable outcomes, results, and observations from the project. Key milestones can be associated with success criteria. If applicable, the success criteria should include exit criteria for progressing from one TRL to the next.

h.	Key Partnerships, Teaming Arrangements and Team Members:

Provide a list of key team members in the project as well as the role and contact information of each. A hierarchical project organization and structure chart should be provided along with a description of the role and responsibilities of each team member in terms of contribution to project scope. The section should also include key team members who fulfill single or multiple roles within a project as well as the contact information for each.

i.	Facilities and Resources:

Provide a list of project locations along with a discussion of capabilities and activities performed at each site in terms of contribution to project scope. The address of each work site should be provided.

j.	Communications Management:

Describe the communications needs and expectations for the project team members. The communications plan may be simple or detailed, depending on the complexity of the project. At a minimum, the plan should include contact information, methods of communicating and anticipated frequency.

Federal Assistance Reporting Checklist Attachment 2

k.	Change Management:

Provide a description of the process for managing change on the project. Describe how change will be monitored, controlled and documented within the project. This includes, but is not limited to, changes to the Scope, Schedule, and Budget. If applicable, Change Management should include assessing how changes impact TRLs.

G.	Special Status Reports

Submit to:	See instructions below, submit either by email to the Federal Project Manager or to https://www.eere-pmc.energy.gov/SubmitReports.aspx
Submission deadline:	As specified, see instructions below, submit either in 48 hours or within five (5) business days after the event

Problems, delays, or adverse conditions which materially impair the recipient’s ability to meet the objectives of the award, or which may require DOE to respond to questions relating to such events from the public. The recipient must report any of the following incidents and include the anticipated impact and remedial action to be taken to correct or resolve the problem/condition.

Within forty-eight (48) hours, provide notification to the DOE Federal Project Manager by email, with a copy to the DOE cognizant Grants Officer, the following events:

1.	Any fatality, injury, or illness that results in loss of consciousness or requires medical treatment beyond first aid involving an employee, or member of the public.
2.	An imminent or actual environmental contamination or the need for environmental cleanup (including, but not limited to, contamination or cleanup resulting from an accident connected to or arising from the presence, leakage or spill of hazardous materials) in accordance with National Environmental Policy Act 42 USC §§4321, et seq. Examples of due care may include, but are not limited to, visual site inspection of any portions of the property where environmental contamination is likely or suspected, or other reasonable measures. Such notice must be made to DOE following any immediate mitigation efforts, as appropriate, and contacts made to requisite agencies.
3.	Actual physical property damage in excess of $50,000.

Within 48 hours, the recipient is responsible for reporting cybersecurity incident(s) as follows:

4.	The recipient is responsible for identifying a cybersecurity incident. In general, a cybersecurity incident is identified as any incident that may cause financial harm or loss of intellectual property created or supported in performance of the award, including malware and ransomware attacks; affecting operations or the security of, or access to, data, including disruption of both physical operations and business operations for a duration greater than one (1) hour or any Cybersecurity incidents that have national security implications.

Federal Assistance Reporting Checklist Attachment 2

Once identified, the Recipient is responsible for reporting Cybersecurity incidents to the Cyber Incident mailbox within 48 hours of the incident. The recipient sends a password protected document via email attachment that includes the date and time of the incident, a high-level description of the incident, a summary of the known impacts, and current and planned mitigation activities. The recipient sends a second email to the Cyber Incident mailbox including the password to the protected document.

Within 5 business days, submit to https://www.eere-pmc.energy.gov/SubmitReports.aspx:

5.	If the recipient or project team member receives any other award of federal funds for activities that potentially overlap with the activities funded under the DOE award, the recipient must promptly notify DOE in writing of the potential overlap and state whether project funds from any of those other federal awards have been, are being, or are to be used (in whole or in part) for one or more of the identical cost items under the DOE award;
6.	If an individual on the project team is or is believed to be participating in a foreign government-sponsored talent recruitment program of a foreign country of risk.
7.	If the recipient is considering new collaborations with foreign entities and governments, the recipient must provide written notification to DOE and await further guidance from DOE prior to contacting the proposed foreign entity or government regarding the potential collaboration or negotiating the terms of any potential agreement. In general, a collaboration will involve some provision of a thing of value to, or from, the recipient. A thing of value includes but may not be limited to all resources made available to, or from, the recipient in support of and/or related to the DOE award, regardless of whether or not they have monetary value. Things of value also may include in-kind contributions (such as office/laboratory space, data, equipment, supplies, employees, students). In-kind contributions not intended for direct use on the DOE award but resulting in provision of a thing of value from or to the DOE award must also be reported.
8.	Any current or pending subsidiary, foreign business entity, or offshore entity that is based in or funded by any foreign country of risk or foreign entity based in a country of risk;
9.	Any current or pending contractual or financial obligation or other agreement specific to a business arrangement, or joint venture-like arrangement with an entity owned by a country of risk or foreign entity based in a country of risk;
10.	Any current or pending change in ownership structure of the recipient or subrecipients that increases foreign ownership related to a country of risk. Each notification shall be accompanied by a complete and up-to-date capitalization table showing all equity interests, held including limited liability company (LLC) and partnership interests, as well as derivative securities. Include both the number of shares issued to each equity holder, as well as the percentage of that series and of all equity on fully diluted basis. For each equity holder, provide the place of incorporation and the principal place of business, as applicable. If the equity holder is a natural person, identify the citizenship(s);

Federal Assistance Reporting Checklist Attachment 2

11.	Any current or pending venture capital or institutional investment by an entity that has a general partner or individual holding a leadership role in such entity who has a foreign affiliation with any foreign country of risk;
12.	Any current or pending technology licensing, transfer or intellectual property sales to a foreign country of risk within the same technology area as the award (e.g., batteries, biotechnology, grid, energy generation and storage, advanced computing);
13.	Any changes to the recipient or the subrecipient’s board of directors, including additions to the number of directors, the identity of new directors, as well as each new director’s citizenship, shareholder affiliation (if applicable); each notification shall include a complete up-to-date list of all directors (and board observers), including their full name, citizenship and shareholder affiliation, date of appointment, duration of term, as well as a description of observer rights as applicable.
14.	Any proposed changes to the equipment used on the project that would result in:

a.	Unmanned aircraft, control, and communications components originally made or manufactured in a foreign country of risk (including relabeled or rebranded equipment).
b.	Coded equipment where the source code is written in a foreign country of risk.
c.	Equipment from a foreign country of risk that will be connected to the internet or other remote communication system.
d.	Any entity from a foreign country or risk that will have physical or remote access to any part of the equipment used on the project after delivery.

15.	Potential or actual violations of environmental, health, safety, or labor laws and regulations, any significant environmental permit violation, and any incident which causes a significant process or hazard control system failure;
16.	Any incident arising out of or relating to work under the award that has the potential for high visibility in the media;
17.	Potential or actual violations of federal, state, and municipal laws arising out of or relating to work under the award;
18.	Potential or actual noncompliance with DOE reporting requirements under the award;
19.	Potential or actual bankruptcy/insolvency of the prime recipient or subrecipient;
20.	Potential or actual violation of U.S. export control laws and regulations arising out of or relating to the work under the award;
21.	Any notices or claims of patent or copyright infringement arising out of or relating to the performance of the DOE award;
22.	Refusal of a subrecipient to accept flow down requirements in the Special Terms and Conditions and/or any Attachment to the DOE award;

Federal Assistance Reporting Checklist Attachment 2

23.	Any improper claims or excess payments arising out of or relating to work under the award;
24.	Potential or actual violations of the cost share requirements under the award;
25.	Potential or actual violations of the lobbying restrictions in the award;
26.	Any event which is anticipated to cause a significant schedule slippage or cost increase; and
27.	Developments that have a significant favorable impact on the project.

H.	Continuation Application

Submit to:	https://www.eere-pmc.energy.gov/SubmitReports.aspx
Submission deadline:	Within five (5) calendar days after the event, or as specified

A continuation application is a non-competitive application for an additional budget period within a previously approved period of performance. The continuation application should be submitted at least ninety (90) calendar days before the end of each budget period, or as specified in the Special Terms and Conditions of the award.

I.	Other (see Special Instructions)

Submit to:	https://www.eere-pmc.energy.gov/SubmitReports.aspx
Submission deadline:	Within five (5) calendar days after the event, or as specified

II.	Award Management Reporting

A.	Current and Pending Support

Submit to:	https://www.eere-pmc.energy.gov/SubmitReports.aspx or as instructed below.
Submission deadline:	Within thirty (30) calendar days only when there is a change to Current and Pending Support for existing covered individuals

Prior to award, the Recipient was required to provide current and pending support disclosure statements for each covered individual, as defined by the award Terms and Conditions, at the recipient and subrecipient level, regardless of funding source.

New Covered Individuals:

Prior to starting work on the project, new covered individuals must submit a current and pending support disclosure and biosketch/resume to the cognizant Technical Project Officer and Grants officer and must receive approval from DOE. R&D covered individuals are encouraged to comply with the Digital Persistent Identifier (PID) and Research Security training Requirements term. The PID and Research Training will be required for all R&D covered individuals on May 1, 2025.

Federal Assistance Reporting Checklist Attachment 2

Existing Covered Individuals:

If there are any changes to current and pending support disclosure statements previously submitted to DOE, the Recipient must submit updated current and pending disclosure statements within thirty (30) days of the change. The Recipient must ensure all covered individuals at the recipient and subrecipient level, are aware of the requirement to submit updated current and pending support disclosure statements to DOE.

If there has been a change that would prompt the submission of a new or updated current and pending support disclosure, the instructions to complete the new or updated disclosure is listed below.

Current and pending support is intended to allow the identification of potential duplication, overcommitment, potential conflicts of interest or commitment, and all other sources of support. All covered individuals at the recipient and subrecipient level must provide a list of all sponsored activities, awards, and appointments, whether paid or unpaid; provided as a gift with terms or conditions or provided as a gift without terms or conditions; full-time, part-time, or voluntary; faculty, visiting, adjunct, or honorary; cash or in-kind; foreign or domestic; governmental or private-sector; directly supporting the individual’s research or indirectly supporting the individual by supporting students, research staff, space, equipment, or other research expenses. All foreign government-sponsored talent recruitment programs must be identified in current and pending support.

For every activity, list the following items:

Information Required for Each Activity
Sponsor of the Activity	The sponsor of the activity or the source of funding.
Award Number	The federal award number or any other identifying number.
Award Title	The title of the award or activity. If the title of the award or activity is not descriptive, add a brief description of the research being performed that would identify any overlaps or synergies with the proposed research.
Total Cost or Value	The total cost or value of the award or activity, including direct and indirect costs and cost share. For pending proposals, provide the total amount of requested funding.
Award Period	The "Start Date" through "End Date".
Person-months	The person-months of effort per year dedicated to the award or activity.
Description	To identify overlap, duplication of effort, or synergistic efforts, append a description of the other award or activity to the current and pending support.

Federal Assistance Reporting Checklist Attachment 2

Details	Details of any obligations, contractual or otherwise, to any program, entity, or organization sponsored by a foreign government must be provided to DOE upon request to either the applicant institution or DOE. Supporting documents of any identified source of support must be provided to DOE on request, including certified translations of any document.
Digital Persistent Identifier (e.g., ORCID iD)	Providing an ORCID iD is optional until May 2025, and required thereafter for R&D projects.
Certification Statement

All covered individuals must provide a separate disclosure statement listing the required information above regarding current and pending support. Each individual must sign and date their respective certification statement:

I, [Full Name and Title], understand that I have been designated as a covered individual by the federal funding agency.

I certify to the best of my knowledge and belief that the information contained in this Current and Pending Support Disclosure Statement is true, complete, and accurate. I understand that any false, fictitious, or fraudulent information, misrepresentations, half-truths, or omissions of any material fact, may subject me to criminal, civil, or administrative penalties for fraud, false statements, false claims, or otherwise. (18 U.S.C. §§ 1001 and 287, and 31 U.S.C. §§ 3729-3733 and 3801-3812). I further understand and agree that (1) the statements and representations made herein are material to DOE’s funding decision, and (2) I have a responsibility to update the disclosures during the period of performance of the award should circumstances change which impact the responses provided above.

I also certify that, at the time of submission, I am not a party in a malign foreign talent recruitment program.

The following certification is optional until May 1, 2025, and mandatory thereafter for R&D projects:

I further certify that within the past 12 months I have completed one of the following: (1) research security training meeting the guidelines in SEC. 10634(b) of 42 USC 19234, or (2) all of the NSF training modules located https://new.nsf.gov/research-security/training.

Federal Assistance Reporting Checklist Attachment 2

Foreign Government Sponsorship	Details of any obligations, contractual or otherwise, to any program, entity, or organization sponsored by a foreign government must be provided on request to either the applicant institution or DOE. Supporting documents of any identified source of support must be provided to DOE on request, including certified translations of any document.

The information may be provided in the common disclosure format available at Common Form for Current and Pending (Other) Support (nsf.gov) to be implemented by DOE. Regardless of the format used, the individual must still include a signature, date, and a certification statement using the language included in the paragraph above.

B.	Demographic Reporting

Submit to:	https://www.eere-pmc.energy.gov/SubmitReports.aspx
Submission deadline:	Within 30 days after issuance of award

DEMOGRAPHIC INFORMATION FOR SIGNIFICANT CONTRIBUTORS

Demographic data (i.e., gender, ethnicity, race, and disability status) should be provided directly by the Principal Investigator, Program Director, and Business Contact with the understanding that the submission of this report is mandatory. There are no adverse consequences for responding “Do not wish to provide” in any question. Confidentiality of demographic data will be in accordance with agency’s policy and practices for complying with the requirements of the Privacy Act. Demographic Reporting is submitted via a web-based form in the PMC and includes the questions outlined below.

Gender:

o	Male
o	Female
o	Do not wish to provide

Ethnicity:

o	Hispanic or Latina/o
o	Not-Hispanic or not-Latina/o
o	Do not wish to provide

Race (select one or more):

o	American Indian or Alaska Native
o	Asian
o	Black or African American
o	Native Hawaiian or other Pacific Islander
o	White
o	Do not wish to provide

Federal Assistance Reporting Checklist Attachment 2

Disability Status:

o	Yes (check yes if any of the following apply to you)

▪	Deaf or serious difficulty hearing
▪	Blind or serious difficulty seeing even when wearing glasses
▪	Serious difficulty walking or climbing stairs
▪	Other serious disability related to a physical, mental, or emotional condition.

o	No

o	Do not wish to provide

This measure is designed as a binary measure; it encompasses all self-reported disabilities. Please do not use it to report the number of individuals who have different types of disabilities (e.g., hearing impairments).

Note: This construct is not designed to be used at an individual-level (i.e., it should not be used for determining accommodation needs or disability status for particular individuals associated with the project).

C.	Financial Conflict of Interest Report

Submit to:	https://www.eere-pmc.energy.gov/SubmitReports.aspx
Submission deadline:	Within thirty (30) calendar days only when there is a change

Prior to award, the Recipient was required to: 1) ensure all Investigators on this Award completed their significant financial disclosures; 2) review the disclosures; 3) determine whether a FCOI exists; 4) develop and implement a management plan for FCOIs; and 5) provide DOE with an initial FCOI report that includes all FCOIs (i.e., managed and unmanaged/unmanageable). The Recipient must be in full compliance with the requirements set forth in DOE’s interim COI Policy https://www.energy.gov/management/department-energy-interim-conflict-interest-policy-requirements-financial-assistance. Further, the recipient must submit updated reports within 30 days of a change.

The DOE interim Conflict of Interest Policy for Financial Assistance (COI Policy) is applicable to all recipients that receive, DOE funding by means of a financial assistance award (e.g., a grant, cooperative agreement, or technology investment agreement) and, through the implementation of this policy by the entity, to each Investigator who is planning to participate in, or is participating in, the project funded wholly or in part under this Award. The term “Investigator” means the PI and any other person, regardless of title or position, who is responsible for the purpose, design, conduct, or reporting of a project funded by DOE or proposed for funding by DOE. The Recipient must flow down the requirements of the interim COI Policy to any subrecipient with the exception of DOE National Laboratories. Further, the Recipient must identify all financial conflicts of interests (FCOI), i.e., managed and unmanaged/ unmanageable, in its initial and ongoing FCOI reports.

Federal Assistance Reporting Checklist Attachment 2

D.	Tangible Personal Property Report – Annual Property Report (SF-428 & SF-428A)

Submit to:	https://www.eere-pmc.energy.gov/SubmitReports.aspx
Submission deadline:	Within 90 calendar days after the end of the annual reporting period

The prime recipient must submit an annual inventory of federally-owned property (government-furnished) where the award specifies that title to the property vests with the federal government, whether it is in the possession of the prime recipient or subrecipient(s). The prime recipient must complete an SF-428 and SF-428A, available at Post-Award Reporting Forms – Grants.gov or https://www.netl.doe.gov/business/business-forms/financial-assistance.

E.	Tangible Personal Property Report – Disposition Request/Report (SF-428 & SF-428C)

Submit to:	https://www.eere-pmc.energy.gov/SubmitReports.aspx
Submission deadline:	Within 5 calendar days of the event or as specified

The prime recipient must request disposition instructions for, or report disposition of federally-owned property or equipment acquired with project funds, whether the property or equipment is/was in the possession of the prime recipient or subrecipient(s). Recipients may also be required to provide compensation to the awarding agency when acquired equipment is sold or retained for use on activities not sponsored by the federal government. Any equipment with an acquisition cost above $10,000 must be included in the inventory.

If disposition occurs at any time other than award closeout (i.e., at any time throughout the life of the project or after project completion and closeout as long as the federal government retains an interest in the item), the prime recipient must complete an SF-428 and SF-428C, available at Post-Award Reporting Forms | Grants.gov or https://www.netl.doe.gov/business/business-forms/financial-assistance.

If disposition instructions are requested at the time of award closeout, the prime recipient must submit the SF-428 and SF-428B (see section III Closeout Reporting).

Please note that the SF-428 family of documents is in the process of being updated to increase the threshold to $10,000 per the 2024 updates to 2 CFR effective October 1, 2024. Only the DOE Grants Officer has authority to approve disposition requests and issue disposition instructions.

Federal Assistance Reporting Checklist Attachment 2

F.	Uniform Commercial Code (UCC) Financing Statements

Submit to:	https://www.eere-pmc.energy.gov/SubmitReports.aspx
Submission deadline:	Within five (5) calendar days after the event, or as specified.

If a for-profit recipient or subrecipient desires to purchase a piece of equipment for their project, and the per-unit dollar value of said equipment is $10,000 or more, and the federal share of the financial assistance agreement is more than $1M, the recipient or subrecipient must file a UCC financing statement.

A UCC financing statement provides public notice that the federal government has an undivided reversionary interest in the equipment, and as such the equipment cannot be sold or used as collateral for a loan (encumbered).

The for-profit recipient or subrecipient must file the UCC financing statement(s) with the Secretary of State where the equipment will be physically located and must pay any associated costs for such filings.

The initial UCC financing statement may also be referred to as a UCC1. For additional pieces of equipment not specified in the award budget, TBD equipment, or equipment needed in future budget periods, the recipient can file an amendment to the original UCC1 financing statement, by submitting the UCC3 financing statement amendment.

Each UCC financing statement or amendment is to be filed with the appropriate Secretary of State office, where the equipment will be physically located.

Note: All costs associated with filing UCC financing statements, UCC financing statement amendments, and UCC financing statement terminations, are allowable and allocable costs which can be charged to the federal award.

At a minimum, the recipient must have stated in their UCC financing statement in block 4. (collateral) the following:

•	“Title to all equipment (not real property) purchased with federal funds under this financial assistance agreement is conditional pursuant to the terms of 2 CFR 910.360, and the federal government retains an undivided reversionary interest in the equipment at the federal cost-share proportion specified in the award terms and conditions.”

•	Federal Award Identification Number (e.g., DE-XX000XXXX)

Federal Assistance Reporting Checklist Attachment 2

G.	Federal Subaward Reporting System (FSRS)

Submit to:	https://www.sam.gov/fsrs
Submission deadline:	The prime recipient is required to file a FFATA sub-award report by the end of the month following the month in which the prime recipient awards any sub-grant greater than or equal to $30,000. The recipient must also report a subaward if a modification increases the Federal funding to an amount that equals or exceeds $30,000.

The Federal Subaward Reporting System (FSRS) within Sam.gov is the reporting tool prime recipients use to capture and report subaward and executive compensation data regarding their first-tier subrecipients to meet the FFATA reporting requirements. Prime recipients will report against subrecipients’ awards. The subrecipient information entered in FSRS will then be displayed on USASpending.gov associated with the prime recipient’s award furthering federal spending transparency.

The prime recipient is required to file a FFATA sub-award report by the end of the month following the month in which the prime recipient awards any sub-award greater than or equal to $30,000. The recipient must also report a subaward if a modification increases the Federal funding to an amount that equals or exceeds $30,000.

H.	Annual Incurred Cost Proposals

Submit to:

If DOE is the Cognizant Federal Agency, send the Annual Incurred Cost

Proposal to one of the following offices:

•      CostPrice@ee.doe.gov (if the Golden Field Office is Cognizant)

OR

•      IndirectRates@hq.doe.gov (if OCED is Cognizant)

OR

•      FITS@netl.doe.gov and PricingGroup@netl.doe.gov (if NETL is Cognizant)

Otherwise, submit the proposal to the Recipient’s appropriate Cognizant Federal Agency office.

Submission deadline:	Within 180 calendar days after the close of the recipient’s fiscal year* *The end of the period of the performance, or closure of an award, does not dismiss this reporting requirement.

Prime recipients must submit a certified annual Incurred Cost Proposal (ICP), reconciled to its financial records, in order to finalize and reconcile billing rates incurred and billed to the Government.

An ICP submission is required unless one of the following conditions apply to the DOE award:

•	Recipient elected to apply the de minimis rate of up to 15% as allowed under 2 CFR 200.414(f);

•	Recipient proposed fringe benefits only; or

•	Recipient has a pre-determined Negotiated Indirect Cost Rate Agreement (NICRA).

Federal Assistance Reporting Checklist Attachment 2

Recipients are strongly encouraged to self-assess their ICP using the Defense Contract Audit Agency’s (DCAA) ICP Adequacy Checklist to ensure an adequate submission. The ICP must be reconciled to the recipient’s financial statements, within 180 calendar days after the close of the recipient’s fiscal year, unless the award is based on a predetermined or fixed indirect rate(s), or a fixed amount for indirect or facilities and administration (F&A) costs. The Contracting Officer for Indirect Cost Rates may grant, in writing, reasonable extensions for exceptional circumstances only. The written request for extension should be sent to the cognizant DOE office email address. The format and content of the incurred cost proposal should follow the DCAA ICE (Incurred Cost Electronically) Model in order to be considered an adequate proposal. DCAA’s ICE Model and Adequacy Checklist can be found on the DCAA website at: https://www.dcaa.mil/Home/ICEmodel and https://www.dcaa.mil/Home/ICSubmissionAdequacy.

I.	Fringe Reconciliation Form

Submit to:	FITS@netl.doe.gov and PricingGroup@netl.doe.gov
Submission deadline:	Within 180 calendar days after the close of the recipient’s fiscal year* *The end of the period of the performance, or closure of an award, does not dismiss this reporting requirement.

Prime recipients must submit a certified annual Fringe Reconciliation Form, reconciled to its financial records, to finalize and reconcile fringe billing rates incurred and billed to the Government.

A Fringe Reconciliation Form submission is required when one of the following circumstances apply to the DOE award:

•	Recipient elected to apply the de minimis rate of up to 15% as allowed under 2 CFR 200.414(f) and proposed fringe; or

•	Recipient proposed fringe benefits only.

The Fringe Reconciliation Form must be reconciled to the recipient’s financial statements, within 180 calendar days after the close of the recipient’s fiscal year. The Grants Officer for Fringe Costs may grant, in writing, reasonable extensions for exceptional circumstances only. The written request for extension should be sent to PricingGroup@netl.doe.gov. To be considered an adequate submission, Recipients must use the Fringe Reconciliation Form located at: Fringe Reconciliation Form. The Fringe Reconciliation Form must be sent to FITS@NETL.DOE.GOV and PricingGroup@netl.doe.gov.

Federal Assistance Reporting Checklist Attachment 2

J.	DOE For-Profit Compliance Audit

Submit to:

Email a copy of the annual DOE For-Profit Compliance Audit to:

•      DOE-Audit-Submission@hq.doe.gov and

•      The DOE Grants Officer

•      For awards administered by OCED, also email a copy to RecipientAudits@hq.doe.gov

•      For awards administered by the DOE NETL Office, also email a copy to PricingGroup@netl.doe.gov and FITS@netl.doe.gov

Submission deadline:

Within the earlier of 30 days after receipt of the auditor’s report(s) or 9 months after the end of the audit period (recipient’s fiscal year-end)*

*The end of the period of the performance, or closure of an award, does not dismiss this reporting requirement.

A-for-profit recipient which expends $1 million or more during the recipient’s fiscal year in DOE awards may have a compliance audit conducted for that year in accordance with 2 CFR 910.500 through .521 (subject to any deviation issued pursuant to 2 CFR § 910.133).

The DOE For-Profit Compliance Audit must be conducted in accordance with the regulations at 2 CFR 910.500-521 (subject to any deviation issued pursuant to 2 CFR § 910.133) and must refer to the appropriate regulations used by the auditor in their examination.

The compliance audit report must be submitted, along with audited financial statements, if required and available.

K.	Single Audit: States, Local Government, Tribal Governments, Institution of Higher Education (IHE), or Non-Profit Organization

Submit to:	Federal Audit Clearinghouse - https://www.fac.gov/
Submission deadline:

Within the earlier of 30 days after receipt of the auditor’s report(s) or 9 months after the end of the audit period (recipient’s fiscal year-end)*

*The end of the period of the performance, or closure of an award, does not dismiss this reporting requirement.

As required by 2 CFR 200 Subpart F, recipients that expend $1 million or more during the recipient’s fiscal year in federal awards must have a single or program-specific audit conducted. The single audit must be conducted in accordance with §200.514 Scope of audit, except when it elects to have a program-specific audit conducted.

For most single audits, the requirement is for annual single audits. However, there are occasions where a single audit is not required annually. Per 2 CFR 200.504 - Frequency of audits, a state, local government, or Indian tribe that is required by constitution or statute to undergo its audits less frequently than annually, is permitted to undergo its audits biennially. Also, any nonprofit organization that had biennial audits for all biennial periods ending between July 1, 1992, and January 1, 1995, is permitted to undergo its single audits biennially.

Federal Assistance Reporting Checklist Attachment 2

For a program-specific audit, when a recipient expends federal award funds under only one federal program (excluding R&D) and the federal program's statutes, regulations, or the terms and conditions of the federal award do not require a financial statement audit of the auditee, the auditee may elect to have a program-specific audit conducted. A program-specific audit may not be elected for R&D unless all of the federal awards expended were received from the same federal agency, or the same federal agency and the same pass-through entity, and that federal agency, or pass-through entity in the case of a subrecipient, approves in advance a program-specific audit.

The single audit report shall include audited financial statements.

L.	Other (see Special Instructions)

Submit to:	https://www.eere-pmc.energy.gov/SubmitReports.aspx
Submission deadline:	Within five (5) calendar days after the event, or as specified

III.	Closeout Reporting

A.	Final Scientific/Technical Report

Submit to:	DOE Energy Link System (E-Link) available at https://www.osti.gov/elink/2413-submission.jsp
Submission deadline:	Within 120 calendar days after expiration or termination of the award

The prime recipient must submit a Final Scientific/Technical Report to DOE for all projects.

The scientific/technical report is intended to increase the diffusion of knowledge gained by DOE-funded research, and all requirements shall be interpreted in that light.

Content: Research findings and other significant scientific and technical information (STI) resulting from the DOE-sponsored projects shall be included in the final scientific/technical report, subject to the following provisions:

1.	The scientific/technical report is to cover the entire period of performance. For Small Business Innovation Research (SBIR) and Small Business Technology Transfer (STTR) awards, a final scientific/technical report must be submitted after the completion of each phase, e.g., Phase I, Phase II, and sequential Phase II, as described in the Special Instructions.

2.	STI that is publicly accessible need not be duplicated in the report if a citation with a link to where the information may be found is included in the report. For example, articles found in PAGES (i.e., DOE’s Public Access Gateway for Energy and Science, https://www.osti.gov/pages/) are accessible to the public.

Federal Assistance Reporting Checklist Attachment 2

3.	Provide identifying information: the DOE award number; sponsoring program office; name of recipient; project title; name of project director/principal investigator; and consortium/team members.

4.	Include the DOE acknowledgement and legal disclaimer language as described in the Special Terms and Conditions.

5.	Include any limitations on public release of the report, if authorized by the award agreement. If the document being submitted contains patentable material or protected data (i.e., data first produced in the performance of the award that is protected from public release for a period of time by terms of the award agreement) as set forth in the award agreement, then (1) prominently display on the cover of the report any authorized distribution limitation notices, such as patentable material or protected data and (2) clearly identify patentable or protected data on each page of the report. Reports delivered without such notices or with restrictive notices not authorized by the award agreement may be deemed to have been furnished with unlimited rights, and the Government assumes no liability for the disclosure, use or reproduction of such reports. Any restrictive markings must also be noted in the distribution limitation section of the Announcement Notice (AN) 241.3. No protected PII should be included.

6.	Provide an abstract or executive summary, which should be a minimum of one paragraph and written in terms understandable by an educated layperson. (Refer to https://www.osti.gov/stip/standards for ANSI/NISO guidance as needed.) The abstract included in an application may serve as a model for this.

7.	Summarize project activities for the entire period of funding, including original hypotheses, approaches used, and findings. Include, if applicable, facts, figures, analyses, and assumptions used during the life of the project to support the results in a manner that conveys to the scientific community the STI created during the project. To minimize duplication, the report may reference STI, including journal articles, that is publicly accessible. See also #2.

8.	For guidance offered by the National Information Standards Organization on typical attributes and content of a technical report, if needed, refer to ANSI/NISO Z39.18-2005 (R2010), Scientific and Technical Reports – Preparation, Presentation, and Preservation (see https://www.osti.gov/stip/standards).

Electronic Submission Process: The final scientific/technical report must be submitted via the DOE Energy Link System (E-Link) with a completed electronic version of DOE Announcement Notice (AN) 241.3, “U.S. Department of Energy (DOE), Announcement of Scientific and Technical Information (STI).” The recipient can complete, upload, and submit the DOE AN 241.3 online via E-Link (https://www.osti.gov/elink/2413-submission.jsp). Please refer to https://www.osti.gov/stip/best-practices-portable-document-format-pdf-creation for PDF document creation.

Federal Assistance Reporting Checklist Attachment 2

The recipient must mark the appropriate block in the “Intellectual Property/Distribution Limitations” Section of the DOE AN 241.3. Reports that are electronically uploaded must not contain any limited rights data (proprietary data), classified information, protected PII, information subject to export control classification, or other information not subject to release. During the upload process, the recipient must self-certify that no content of this nature is being submitted. For assistance with reports containing such content, contact the Grants Officer.

1.	Final Technical Reports – Unlimited

If the award does NOT authorize the recipient, under the provisions of the Energy Policy Act of 2005, to protect the data produced during the award, where public release of the technical report is protected for a limited period-of-time, the technical report must be submitted to E-Link as a “Final Technical Report” (covering the entire project period of performance) and must not have any data protection markings on the cover page. The “STI Product Type” of “Technical Report” with the “Report Sub Type” of “Final Technical Report” must be selected. When submitting the final technical report to E-Link, the recipient must select “unlimited” from the Intellectual Property/Distribution Limitation selections. The final technical report will be released without any protections and may become publicly available immediately.

2.	Final Technical Reports – Protected Data.

If the award authorizes the recipient, under the provisions of the Energy Policy Act of 2005, to protect the data produced during the course of the award, where public release of the final technical report is protected for a limited period-of-time, and the recipient elects to protect the report, the recipient will be required to 1) submit a final technical report with the protected data (which will be protected during the identified data protection period) and 2) a version of the technical report that can be publicly disseminated immediately.

For the protected data version of the final technical report, the report must cover the entire project period of performance, include the proper data protection marking (included in the terms of the award), and place that marking on the cover page of the final technical report before submitting it to E-Link. The “STI Product Type” of “Technical Report” with the “Report Sub Type” of “Final Technical Report” must be selected. The recipient must also select the block in the Intellectual Property/Distribution Limitation section of the DOE AN 241.3 as “Protected Data” and provide a release date for the technical report when submitting the final technical report.

Federal Assistance Reporting Checklist Attachment 2

The release date is the date the technical report will become publicly available. The release date must be based on the data protection period authorized by the award. The release date must coincide with the data marking on the technical report.

Additionally, the Department’s policy is to ensure timely public access to unrestricted scientific and technical research results. To make these results publicly accessible, even when the award authorizes the recipient to protect the data for a period-of-time, the recipient must also submit an “unlimited” version of the technical report. This version should not include any data subject to data protections. The “unlimited” version of the technical report must be uploaded to E-Link without any markings. The “STI Product Type” of “Technical Report” with the “Report Sub Type” of “Technical Report Other” must be selected. The recipient must select “unlimited” from the Intellectual Property/Distribution Limitation selections. The “unlimited” version of the technical report is submitted with unlimited data rights, and the Government assumes no liability for the disclosure, use or reproduction of such report.

B.	Invention Certification (DOE F 2050.11)

Submit to:	https://www.eere-pmc.energy.gov/SubmitReports.aspx
Submission deadline:	Within 120 calendar days after expiration or termination of the award

The prime recipient is required to submit an Invention Certification DOE F 2050.11. The Invention Certification form is available at https://www.netl.doe.gov/business/business-forms/financial-assistance.

The Invention Certification must include a list of all subcontracts at any tier containing a patent rights clause (or state that there were none).

C.	Tangible Personal Property Report – Final Report (SF-428 & SF-428B)

Submit to:	https://www.eere-pmc.energy.gov/SubmitReports.aspx
Submission deadline:	Within 120 calendar days after expiration or termination of the award

The prime recipient must submit a final inventory of and request disposition instructions for any federally-owned property and/or property or equipment acquired with project funds with an acquisition cost above $10,000, whether the property is/was in the possession of the prime recipient or subrecipients.

The prime recipient must complete an SF-428 and SF-428B, available at Post Award Reporting Forms | Grants.gov or https://www.netl.doe.gov/business/business-forms.

Federal Assistance Reporting Checklist Attachment 2

If disposition occurs at any time other than award closeout, the prime recipient must complete an SF-428 and SF-428C (see section II).

Only the DOE Grants Officer has authority to approve disposition requests and issue disposition instructions.

D.	Verification of Receipt of Accepted Manuscripts

Recipients are required to submit Accepted Manuscripts of Journal Articles resulting in whole or in part from a DOE-funded project to E-Link (see section I. C. 1. Accepted Manuscript of Journal Article).

As part of the closeout process, DOE will verify that all accepted manuscripts have been submitted. Recipients are required to submit all missing accepted manuscript before closeout is finalized.

E.	Other (see Special Instructions)

Submit to:	https://www.eere-pmc.energy.gov/SubmitReports.aspx
Submission deadline:	Within 120 calendar days after expiration or termination of the award

IV.	Post-Project Reporting

A.	Scientific and Technical Reporting

Scientific and Technical Reporting requirements as outlined in I. C. Scientific and Technical Reporting remain applicable after the award ends. If the recipient has created Scientific and Technical Information (STI) such as publications, conference products, technical reports, book chapters, etc. which include information/data produced under the award, they are required to submit this document to https://www.osti.gov/elink/forms.jsp. Recipients must continue to include proper DOE Acknowledgement and Legal Disclaimer language in all STI. Please see section I. C. Scientific and Technical Reporting for additional information on submissions.

Note that after the project ends, recipients are no longer required to submit notification of STI directly to DOE.

B.	Intellectual Property Reporting

Intellectual Property Reporting requirements as outlined in section I. D. Intellectual Property Reporting remain applicable after the award ends.

Recipients are required to continue submitting intellectual property reports, as applicable, to iEdison at https://public.era.nih.gov/iedison.

Federal Assistance Reporting Checklist Attachment 2

Note that after the project ends, recipients are no longer required to submit notification of intellectual property directly to DOE.

V.	Infrastructure Investment and Jobs Act/Inflation Reduction Act Reporting

A.	Direct Jobs

Submit to:	https://www.lcptracker.com/
Submission deadline:	Weekly

This award is funded under Division D of the Infrastructure Investment and Jobs Act (IIJA). All laborers and mechanics employed by the recipient, subrecipients, contractors or subcontractors in the performance of construction, alteration, or repair work in excess of $2000 on an award funded directly by or assisted in whole or in part by funds made available under this award shall be paid wages at rates not less than those prevailing on similar projects in the locality, as determined by the Secretary of Labor in accordance with subchapter IV of chapter 31 of title 40, United States Code commonly referred to as the “Davis-Bacon Act” (DBA).

The Recipient must ensure the timely electronic submission of weekly certified payrolls to LCPtracker unless a waiver is granted to a particular contractor or subcontractor because they are unable or limited in their ability to use or access the software.

B.	Davis Bacon Act Semi-Annual Labor Compliance Report

Submit to:	https://www.eere-pmc.energy.gov/SubmitReports.aspx and email DBAenforcementreports@hq.doe.gov
Submission deadline:	As Specified, April 21 and October 21

This award is funded under Division D of the Infrastructure Investment and Jobs Act (IIJA). All laborers and mechanics employed by the recipient, subrecipients, contractors or subcontractors in the performance of construction, alteration, or repair work in excess of $2,000 on an award funded directly by or assisted in whole or in part by funds made available under this award shall be paid wages at rates not less than those prevailing on similar projects in the locality, as determined by the Secretary of Labor in accordance with Subchapter IV of Chapter 31 of Title 40, United States Code commonly referred to as the “Davis-Bacon Act” (DBA).

Calendar year semi-annual reports are required on compliance with and enforcement of the labor standards provisions of the Davis-Bacon Act and its related acts covering the periods of October 1st through March 31st, and April 1st through September 30th, respectively. Please submit your semi-annual report to DOE three weeks after the end of semi-annual reporting period by April 21st and October 21st for the applicable performance period. The Davis Bacon Semi-Annual Labor Compliance Report may be accessed at https://www.energy.gov/infrastructure/davis-bacon-act.

Federal Assistance Reporting Checklist Attachment 2

VI.	Appendix A: Notice To Recipients (Prime Recipients And Subrecipients) Regarding Protected Data, Limited Rights Data And Protected Personally Identifiable Information

I. PROTECTED DATA AND LIMITED RIGHTS DATA

The recipient is required to mark protected data and limited rights data in accordance with the IP clause set of the award agreement. Failure to properly mark data may result in its public disclosure under the Freedom of Information Act (FOIA, 5 U.S.C. § 552) or otherwise.

A.	Protected Data - Technical Data or Commercial or Financial Data First Produced in the Performance of the Award

The U.S. Government normally retains unlimited rights in any technical data, or commercial or financial data produced in performance of Government financial assistance awards, including the right to distribute to the public.

However, under certain DOE awards, the recipient may mark certain categories of data produced under the award as protected from public disclosure for a period of time (“Protected Data”). If the award agreement provides for protected data and the recipient wants the data to be protected, the recipient must properly mark any documents containing Protected Data. The recipient should review the IP clause set of the award agreement to determine the applicability of protected data, the maximum length of period of time for data protection and the required markings that must be used to invoke data protection for the award.

B.	Limited Rights Data - Data Produced Outside of the Award at Private Expense

Limited Rights Data is data (other than computer software) developed at private expense outside any Government financial assistance award or contract that embody trade secrets or are commercial or financial and confidential or privileged. Prior to including any Limited Rights Data in any documents to DOE, the recipient should review the award agreement. In most DOE awards, the recipient should not deliver any limited rights data to DOE if the recipient wants to protect the Limited Rights Data. If the DOE award does allow and require the delivery of limited rights data, then the recipient must properly mark any documents containing Limited Rights Data as set forth in the IP clause of the award agreement.

Federal Assistance Reporting Checklist Attachment 2

II. PROTECTED PERSONALLY IDENTIFIABLE INFORMATION

The recipient should not include any Protected Personally Identifiable Information (Protected PII) in their submissions to DOE. Protected PII is defined as any data that, if compromised, could cause harm to an individual such as identify theft. Protected PII includes, but is not limited to:

•	Social Security Numbers in any form;
•	Place of Birth associated with an individual;
•	Date of Birth associated with an individual;
•	Mother’s maiden name associated with an individual;
•	Biometric record associated with an individual;
•	Fingerprint;
•	Iris Scan;
•	DNA;
•	Medical history information associated with an individual;
•	Medical conditions, including history of disease;
•	Metric information, e.g., weight, height, blood pressure;
•	Criminal history associated with an individual;
•	Ratings;
•	Disciplinary actions;
•	Passport number;
•	Educational transcripts;
•	Financial information associated with an individual;
•	Credit card numbers; and
•	Security clearance history or related information (not including actual clearances held).

Applicant Name:	Solid Power Operating, Inc.	Award Number:	DE-MS0000122

Budget Information - Non Construction Programs
*Estimated costs subject to DOE review/approval of submitted Continuation Application

OMB Approval No. 0348-0044

Section A - Budget Summary

		Estimated Unobligated Funds		New or Revised Budget
Grant Program Function or Activity	Catalog of Federal Domestic Assistance Number	Federal	Non-Federal	Federal	Non-Federal	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)
1. Budget Period 1	81.253			$8,503,397	$10,204,077	$18,707,474
2. Budget Period 2	81.253			$13,234,495	$15,881,395	$29,115,890
3. Budget Period 3*	81.253			$14,385,637	$17,262,763	$31,648,400
4 Budget Period 4*	81.253			$10,458,184	$12,549,822	$23,008,006
5 Budget Period 5*	81.253			$3,418,287	$4,101,943	$7,520,230
Totals		$0	$0	$50,000,000	$60,000,000	$110,000,000

Section B - Budget Categories

	Grant Program, Function or Activity
6. Object Class Categories	(1) BP1	(2) BP2	(3) BP3	(4) BP4	(5) BP5	Total (5)
a. Personnel	$2,078,986	$2,824,767	$1,718,681	$1,104,446	$754,446	$8,481,327
b. Fringe Benefits	$0	$0	$0	$0	$0	$0
c. Travel	$0	$0	$0	$0	$0	$0
d. Equipment	$7,744,344	$2,676,785	$16,205,194	$0	$0	$26,626,323
e. Supplies	$0	$2,645,963	$0	$0	$3,533,064	$6,179,027
f. Contractual	$880,000	$12,157,825	$3,171,358	$19,282,067	$0	$35,491,250
g. Construction	$0	$0	$0	$0	$0	$0
h. Other	$0	$15,000	$15,000	$15,000	$39,000	$84,000
i. Total Direct Charges (sum of 6a-6h)	$10,703,330	$20,320,340	$21,110,234	$20,401,513	$4,326,511	$76,861,928
j. Indirect Charges	$8,004,144	$8,795,550	$10,538,166	$2,606,493	$3,193,719	$33,138,072
k. Totals (sum of 6i-6j)	$18,707,474	$29,115,890	$31,648,400	$23,008,006	$7,520,230	$110,000,000
7. Program Income						$0

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Section C - Non-Federal Resources

(a) Grant Program	(b) Applicant	(c) State	(d) Other Sources	(e) Totals
8. Budget Period 1	$10,204,077			$10,204,077
9. Budget Period 2	$15,881,395			$15,881,395
10. Budget Period 3	$17,262,763			$17,262,763
11. Budget Period 4	$12,549,822			$12,549,822
12. Budget Period 5	$4,101,943			$4,101,943
13. Total (sum of lines 8 - 11)	$60,000,000	$0	$0	$55,898,057

Section D - Forecasted Cash Needs

	Total for 2nd Year	1st Quarter	2nd Quarter	3rd Quarter	4th quarter
14. Federal	$13,234,495	$3,308,624	$3,308,624	$3,308,624	$3,308,624
15. Non-Federal	$15,881,395	$3,970,349	$3,970,349	$3,970,349	$3,970,349
16. Total (sum of lines 13 and 14)

Section E - Budget Estimates of Federal Funds Needed for Balance of the Project

	Future Funding Periods (Years)
(a) Grant Program	(b) First	(c) Second	(d) Third	(e) Fourth
17.
18.
19.
20.
21 Total (sum of lines 16-19)	$0	$0	$0	$0

Section F - Other Budget Information

22. Direct Charges	$76,861,928
23. Indirect Charges	$33,138,072
Capped Provisional Rates: OH 140.00%; 40.00% G&A
24. Remarks

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Instructions for the SF-424A

Public Reporting Burden for this collection of information is estimated to average 3.0 hours per response, including the time for reviewing instructions, searching existing data sources, gathering and maintaining the data needed, and completing and reviewing the collection of information. Please do not return your completed form to the Office of Management and Budget; send it to the address provided by the sponsoring agency.

General Instructions

This form is designed so that application can be made for funds from one or more grant programs. In preparing the budget, adhere to any existing Federal grantor agency guidelines which prescribe how and whether budgeted amounts should be separately shown for different functions or activities within the program. For some programs, grantor agencies may require budgets to be separately shown by function or activity. For other programs, grantor agencies may require a breakdown by function or activity. Sections A, B, C, and D should include budget estimates for the whole project except when applying for assistance which requires Federal authorization in annual or other funding period increments. In the later case, Sections A, B, C, and D should provide the budget for the first budget period (usually a year) and Section E should present the need for Federal assistance in the subsequent budget periods. All applications should contain a breakdown by the object class categories shown in Lines a-k of Section B.

Section A. Budget Summary Lines 1-4 Columns (a) and (b)

For applications pertaining to a single Federal grant program (Federal Domestic Assistance Catalog number) and not requiring a functional or activity breakdown, enter on Line 1 under Column (a) the catalog program title and the catalog number in Column (b).

For applications pertaining to a single program requiring budget amounts by multiple functions or activities, enter the name of each activity or function on each line in Column (a), and enter the catalog number in Column (b). For applications pertaining to multiple programs where none of the programs require a breakdown by function or activity, enter the catalog program title on each line in Column (a) and the respective catalog number on each line in Column (b).

For applications pertaining to multiple programs where one or more programs require a breakdown by function or activity, prepare a separate sheet for each program requiring the breakdown. Additional sheets should be used when one form does not provide adequate space for all breakdown of data required. However, when more than one sheet is used, the first page should provide the summary totals by programs.

Lines 1-4, Columns (c) through (g)

For new applications, leave Columns (c) and (d) blank. For each line entry in Columns (a) and (b), enter in Columns (e), (f), and (g) the appropriate amounts of funds needed to support the project for the first funding period (usually a year).

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For continuing grant program applications, submit these forms before the end of each funding period as required by the grantor agency. Enter in Columns (c) and (d) the estimated amounts of funds which will remain unobligated at the end of the grant funding period only if the Federal grantor agency instructions provide for this. Otherwise, leave these columns blank. Enter in columns (e) and (f) the amounts of funds needed for the upcoming period. The amount(s) in Column (g) should be the sum of amounts in Columns (e) and (f).

For supplemental grants and changes to existing grants, do not use Columns (c) and (d). Enter in Column (e) the amount of the increase or decrease of Federal funds and enter in Column (f) the amount of the increase or decrease of non-Federal funds. In Column (g) enter the new total budgeted amount (Federal and non-Federal) which includes the total previous authorized budgeted amounts plus or minus, as appropriate, the amounts shown in Columns (e) and (f). The amount(s) in Column (g) should not equal the sum of amounts in Columns (e) and (f).

Line 5—Show the totals for all columns used.

Section B. Budget Categories

In the column headings (a) through (4), enter the titles of the same programs, functions, and activities shown on Lines 1-4, Column (a), Section A. When additional sheets are prepared for Section A, provide similar column headings on each sheet. For each program, function or activity, fill in the total requirements for funds (both Federal and non-Federal) by object class categories.

Lines 6a-i—Show the totals of Lines 6a to 6h in each column.

Line 6j—Show the amount of indirect cost.

Line 6k—Enter the total of amounts on Lines 6i and 6j. For all applications for new grants and continuation grants the total amount in column (5), Line 6k, should be the same as the total amount shown in Section A, Column (g), Line 5. For supplemental grants and changes to grants, the total amount of the increase or decrease as shown in Columns (1)-(4), Line 6k should be the same as the sum of the amounts in Section A, Columns (e) and (f) on Line 5.

Line 7—Enter the estimated amount of income, if any, expected to be generated from this project. Do not add or subtract this amount from the total project amount. Show under the program narrative statement the nature and source of income. The estimated amount of program income may be considered by the federal grantor agency in determining the total amount of the grant.

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Section C. Non-Federal Resources

Lines 8-11—Enter amounts of non-Federal resources that will be used on the grant. If in-kind contributions are included, provide a brief explanation on a separate sheet.

Column (a)—Enter the program titles identical to Column (a), Section A. A breakdown by function or activity is not necessary.

Column (b)—Enter the contribution to be made by the applicant.

Column (c)—Enter the amount of the State's cash and in-kind contribution if the applicant is not a State or State agency. Applicants which are a State or State agencies should leave this column blank.

Column (d)—Enter the amount of cash and in-kind contributions to be made from all other sources.

Column (e)—Enter totals of Columns (b), (c), and (d).

Line 12—Enter the total for each of Columns (b)-(e). The amount in Column (e) should be equal to the amount on Line 5, Column (f) Section A.

Section D. Forecasted Cash Needs

Line 13—Enter the amount of cash needed by quarter from the grantor agency during the first year.

Line 14—Enter the amount of cash from all other sources needed by quarter during the first year.

Line 15—Enter the totals of amounts on Lines 13 and 14.

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Section E. Budget Estimates of Federal Funds Needed for Balance of the Project

Lines 16-19—Enter in Column (a) the same grant program titles shown in Column

(a), Section A. A breakdown by function or activity is not necessary. For new applications and continuation grant applications, enter in the proper columns amounts of Federal funds which will be needed to complete the program or project over the succeeding funding periods (usually in years). This section need not be completed for revisions (amendments, changes, or supplements) to funds for the current year of existing grants.

If more than four lines are needed to list the program titles, submit additional schedules as necessary.

Line 20—Enter the total for each of the Columns (b)-(e). When additional schedules are prepared for this Section, annotate accordingly and show the overall totals on this line.

Section F. Other Budget Information

Line 21—Use this space to explain amounts for individual direct object-class cost categories that may appear to be out of the ordinary or to explain the details as required by the Federal grantor agency.

Line 22—Enter the type of indirect rate (provisional, predetermined, final or fixed) that will be in effect during the funding period, the estimated amount of the base to which the rate is applied, and the total indirect expense.

Line 23—Provide any other explanations or comments deemed necessary.

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October 2, 2023 Attachment 4

Department of Energy

Standard Intellectual Property (IP) Provisions for Financial Assistance

Awards issued ON OR AFTER October 1, 2021

Recipient Name	Solid Power Operating, Inc.
Award Number	DE-MS0000122
Type of Award	Grant
Type of Project	Research Development or Demonstration (RD&D)
Type of Recipient	Domestic Small Business (excluding SBIR/STTR Awards)
US Manufacture/DEC	US Comp. (S&E DEC)
Special Data Statute	EPACT
Name of Program	Office of Manufacturing and Energy Supply Chains (MESC)
Unprotected Data Categories (g(4))	See Appendix to Attachment 4
Protection Period	5
Delivery of Limited Rights Data	No
Delivery of Restricted Computer Software	No
Data Management Plan	N/A or Included Elsewhere
Supplemental Instructions	None
DOE IP Clause Number	GDSB-821-US
Data Rights	Special Data (EPAct)
Patent Rights	Bayh-Dole
USM Requirements	U.S. Comp. – S&E DEC

Provisions	2 CFR 910, Appendix A of Subpart D, Rights in Data - Programs Covered Under Special Data Statutes 37 CFR 401.14 DOE Modified Patent Rights Clause* Data Management Plan

The recipient and any subrecipients are subject to the U.S. Competitiveness Provision set forth herein that requires products embodying or made through a Subject Invention be substantially manufactured in the U.S. Implementation of the U.S. Competitiveness Provision for domestic small businesses and nonprofits is through the Determination of Exceptional Circumstances (DEC) under the Bayh-Dole Act to Further Promote Domestic Manufacture of DOE Science and Energy Technologies executed by DOE on June 7, 2021. A copy of the DEC is available at https://www.energy.gov/gc/determination-exceptional-circumstances-decs. For all other types of entities, the implementation of the U.S. Competitiveness Provision is through DOE patent waivers and policy.

October 2, 2023

Department of Energy

In reading these provisions, any reference to "contractor" or "subcontractor" shall mean "recipient" or "subrecipient," and any reference to "contract" or "subcontract" shall mean "award" or "subaward." Likewise, any reference to "recipient" or "subrecipient" shall mean "contractor" or "subcontractor," and any reference to "award" or "subaward" shall mean "contract" or "subcontract."

Failure to comply with the terms of the agreement may result in a loss of rights in Subject Inventions, including, but not limited to, forfeiture of retained rights. All Subject Inventions (conceived or first actually reduced to practice in the performance of the above identified agreement) must be timely reported at https://www.nist. gov/iedison. Invention reporting is required regardless of any patent protection sought or the subject matter (e.g. software invention). Any manuscript describing the invention for publication or of any on sale or public use planned for an invention must be promptly reported through iEdison. For assistance with iEdison, please contact iedison@nist.gov. For assistance regarding DOE's administration of Subject Inventions or patents, please contact Intellectual Property Law (IPL) at (630) 283-7117 or Chicago-IP@science.doe.gov.

October 2, 2023

Department of Energy

2 CFR 910, Appendix A of Subpart D, Rights in Data - Programs Covered Under Special Data Statutes (a) Definitions

(a) Definitions

Computer Data Bases, as used in this clause, means a collection of data in a form capable of, and for the purpose of, being stored in, processed, and operated on by a computer. The term does not include computer software.

Computer software, as used in this clause, means

(i) computer programs which are data comprising a series of instructions, rules, routines, or statements, regardless of the media in which recorded, that allow or cause a computer to perform a specific operation or series of operations and

(ii) data comprising source code listings, design details, algorithms, processes, flow charts, formulae and related material that would enable the computer program to be produced, created or compiled. The term does not include computer data bases.

Data, as used in this clause, means recorded information, regardless of form or the media on which it may be recorded. The term includes technical data and computer software. The term does not include information incidental to administration, such as financial, administrative, cost or pricing or management information.

Form, fit, and function data, as used in this clause, means data relating to items, components, or processes that are sufficient to enable physical and functional interchangeability as well as data identifying source, size, configuration, mating and attachment characteristics, functional characteristics, and performance requirements except that for computer software it means data identifying source, functional characteristics, and performance requirements but specifically excludes the source code, algorithm, process, formulae, and flow charts of the software.

Limited rights data, as used in this clause, means data (other than computer software) developed at private expense that embody trade secrets or are commercial or financial and confidential or privileged.

Restricted computer software, as used in this clause, means computer software developed at private expense and that is a trade secret; is commercial or financial and confidential or privileged; or is published copyrighted computer software; including modifications of such computer software.

Protected data, as used in this clause, means technical data or commercial or financial data first produced in the performance of the award which, if it had been obtained from and first produced by a non-federal party, would be a trade secret or commercial or financial information that is privileged or confidential under the meaning of 5 U.S.C. 552(b)(4) and which data is marked as being protected data by a party to the award.

Protected rights, as used in this clause, mean the rights in protected data set forth in the Protected Rights Notice of paragraph (g) of this clause.

Technical data, as used in this clause, means that data which are of a scientific or technical nature. Technical data does not include computer software, but does include manuals and instructional materials and technical data formatted as a computer data base.

October 2, 2023

Department of Energy

Unlimited rights, as used in this clause, means the right of the Government to use, disclose, reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, in any manner and for any purpose whatsoever, and to have or permit others to do so.

(b) Allocation of Rights

(1) Except as provided in paragraph (c) of this clause regarding copyright, the Government shall have unlimited rights in --

(i) Data specifically identified in this agreement as data to be delivered without restriction;

(ii) Form, fit, and function data delivered under this agreement;

(iii) Data delivered under this agreement (except for restricted computer software) that constitute manuals or instructional and training material for installation, operation, or routine maintenance and repair of items, components, or processes delivered or furnished for use under this agreement; and

(iv) All other data delivered under this agreement unless provided otherwise for protected data in accordance with paragraph (g) of this clause or for limited rights data or restricted computer software in accordance with paragraph (h) of this clause.

(2) The Recipient shall have the right to --

(i) Protect rights in protected data delivered under this agreement in the manner and to the extent provided in paragraph (g) of this clause;

(ii) Withhold from delivery those data which are limited rights data or restricted computer software to the extent provided in paragraph (h) of this clause;

(iii) Substantiate use of, add, or correct protected rights or copyrights notices and to take other appropriate action, in accordance with paragraph (e) of this clause; and

(iv) Establish claim to copyright subsisting in data first produced in the performance of this agreement to the extent provided in paragraph (c)(1) of this clause.

(c) Copyright

(1) Data first produced in the performance of this agreement. Except as otherwise specifically provided in this agreement, the Recipient may establish, without the prior approval of the Contracting Officer, claim to copyright subsisting in any data first produced in the performance of this agreement. If claim to copyright is made, the Recipient shall affix the applicable copyright notice of 17 U.S.C. 401 or 402 and acknowledgment of Government sponsorship (including agreement number) to the data when such data are delivered to the Government, as well as when the data are published or deposited for registration as a published work in the U. S. Copyright Office. For such copyrighted data, including computer software, the Recipient grants to the Government, and others acting on its behalf, a paid-up nonexclusive, irrevocable, worldwide license to reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, by or on behalf of the Government, for all such data.

October 2, 2023

Department of Energy

(2) Data not first produced in the performance of this agreement. The Recipient shall not, without prior written permission of the Contracting Officer, incorporate in data delivered under this agreement any data that are not first produced in the performance of this agreement and that contain the copyright notice of 17 U.S.C. 401 or 402, unless the Recipient identifies such data and grants to the Government, or acquires on its behalf, a license of the same scope as set forth in paragraph (c)(1) of this clause; provided, however, that if such data are computer software, the Government shall acquire a copyright license as set forth in paragraph (h)(3) of this clause if included in this agreement or as otherwise may be provided in a collateral agreement incorporated or made a part of this agreement.

(3) Removal of copyright notices. The Government agrees not to remove any copyright notices placed on data pursuant to this paragraph (c), and to include such notices on all reproductions of the data.

(d) Release, Publication and Use of Data

(1) The Receipt shall have the right to use, release to others, reproduce, distribute, or publish any data first produced or specifically used by the Recipient in the performance of this contract, except to the extent such data may be subject to the Federal export control or national security laws or regulations, or unless otherwise provided in this paragraph of this clause or expressly set forth in this contract.

(2) The Recipient agrees that to the extent it receives or is given access to data necessary for the performance of this agreement which contain restrictive markings, the Recipient shall treat the data in accordance with such markings unless otherwise specifically authorized in writing by the Contracting Officer.

(e) Unauthorized Marking of Data

(1) Notwithstanding any other provisions of this agreement concerning inspection or acceptance, if any data delivered under this agreement are marked with notices or any other restrictive or limiting markings not authorized by this agreement, the Contracting Officer may at any time either return the data to the Recipient or cancel or ignore the markings. However, the following procedures shall apply prior to canceling or ignoring the markings.

(i) The Contracting Officer shall make written inquiry to the Recipient affording the Recipient 30 days from receipt of the inquiry to provide written justification to substantiate the propriety of the markings;

(ii) If the Recipient fails to respond or fails to provide written justification to substantiate the propriety of the markings within the 30-day period (or a longer time not exceeding 90 days approved in writing by the Contracting Officer for good cause shown), the Government shall have the right to cancel or ignore the markings at any time after said period and the data will no longer be made subject to any disclosure prohibitions.

(iii) If the Recipient provides written justification to substantiate the propriety of the markings within the period set in subdivision (e)(1)(i) of this clause, the Contracting Officer shall consider such written justification and determine whether or not the markings are to be cancelled or ignored. If the Contracting Officer determines that the markings are authorized, the Recipient shall be so notified in writing. If the Contracting Officer determines, with concurrence of the head of the contracting activity, that the markings are not authorized, the Contracting Officer shall furnish the Recipient a written determination, which determination shall become the final agency decision regarding the appropriateness of the markings unless the Recipient files suit in a court of competent jurisdiction within 90 days of receipt of the Contracting Officer's decision. The Government shall continue to abide by the markings under this subdivision (e)(1)(iii) until final resolution of the matter either by the Contracting Officer's determination become final (in which instance the Government shall thereafter have the right to cancel or ignore the markings at any time and the data will no longer be made subject to any disclosure prohibitions), or by final disposition of the matter by court decision if suit is filed.

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Department of Energy

(2) The time limits in the procedures set forth in paragraph (e)(1) of this clause may be modified in accordance with agency regulations implementing the Freedom of Information Act (5 U.S.C. 552) if necessary to respond to a request thereunder.

(f) Omitted or Incorrect Markings

(1) Data delivered to the Government without either a notice authorized by paragraph (g) of this clause, or the copyright notice required by paragraph (c) of this clause, shall be deemed to have been furnished with unlimited rights, and the Government assumes no liability for the disclosure, use, or reproduction of such data. However, to the extent the data has not been disclosed without restriction outside the Government, the Recipient may request, within 6 months (or a longer time approved by the Contracting Officer for good cause shown) after delivery of such data, permission to have notices placed on qualifying data at the Recipient's expense, and the Contracting Officer may agree to do so if the Recipient --

(i) Identifies the data to which the omitted notice is to be applied;

(ii) Demonstrates that the omission of the notice was inadvertent;

(iii) Establishes that the use of the proposed notice is authorized; and

(iv) Acknowledges that the Government has no liability with respect to the disclosure, use, or reproduction of any such data made prior to the addition of the notice or resulting from the omission of the notice.

(2) The Contracting Officer may also:

(i) Permit correction at the Recipient's expense of incorrect notices if the Recipient identifies the data on which correction of the notice is to be made, and demonstrates that the correct notice is authorized; or

(ii) Correct any incorrect notices.

(g) Rights to Protected Data

(1) The Recipient may, with the concurrence of DOE, claim and mark as protected data, any data first produced in the performance of this award that would have been treated as a trade secret if developed at private expense. Any such claimed “protected data” will be clearly marked with the following Protected Rights Notice, and will be treated in accordance with such Notice, subject to the provisions of paragraphs (e) and (f) of this clause.

October 2, 2023

Department of Energy

Protected Rights Notice

These protected data were produced under agreement no. DE-MS0000122 with the U.S. Department of Energy and may not be published, disseminated, or disclosed to others outside the Government until 5 years after the date the data were first produced, unless express written authorization is obtained from the recipient. Upon expiration of the period of protection set forth in this Notice, the Government shall have unlimited rights in this data. This Notice shall be marked on any reproduction of this data, in whole or in part.

(End of notice)

(2) Any such marked Protected Data may be disclosed under obligations of confidentiality for the following purposes:

(a) For evaluation purposes under the restriction that the “Protected Data” be retained in confidence and not be further disclosed; or

(b) To subcontractors or other team members performing work under the Government's Office of Manufacturing and Energy Supply Chains (MESC) program of which this award is a part, for information or use in connection with the work performed under their activity, and under the restriction that the Protected Data be retained in confidence and not be further disclosed.

(3) The obligations of confidentiality and restrictions on publication and dissemination shall end for any Protected Data:

(a) At the end of the protected period;

(b) If the data becomes publicly known or available from other sources without a breach of the obligation of confidentiality with respect to the Protected Data;

(c) If the same data is independently developed by someone who did not have access to the Protected Data and such data is made available without obligations of confidentiality; or

(d) If the Recipient disseminates or authorizes another to disseminate such data without obligations of confidentiality.

(4) However, the Recipient agrees that the following types of data are not considered to be protected and shall be provided to the Government when required by this award without any claim that the data are Protected Data. The parties agree that notwithstanding the following lists of types of data, nothing precludes the Government from seeking delivery of additional data in accordance with this award, or from making publicly available additional non-protected data, nor does the following list constitute any admission by the Government that technical data not on the list is Protected Data.

See Appendix to Attachment 4

October 2, 2023

Department of Energy

(5) The Government's sole obligation with respect to any protected data shall be as set forth in this paragraph (g).

(h) Protection of Limited Rights Data

When data other than that listed in paragraphs (b)(1)(i), (ii), and (iii) of this clause are specified to be delivered under this agreement and such data qualify as either limited rights data or restricted computer software, the Recipient, if the Recipient desires to continue protection of such data, shall withhold such data and not furnish them to the Government under this agreement. As a condition to this withholding the Recipient shall identify the data being withheld and furnish form, fit, and function data in lieu thereof.

(i) Subaward/Contract

The Recipient has the responsibility to obtain from its subrecipients/contractors all data and rights therein necessary to fulfill the Recipient's obligations to the Government under this agreement. If a subrecipient/ contractor refuses to accept terms affording the Government such rights, the Recipient shall promptly bring such refusal to the attention of the Contracting Officer and not proceed with subaward/contract award without further authorization.

(j) Additional Data Requirements

In addition to the data specified elsewhere in this agreement to be delivered, the Contracting Officer may, at any time during agreement performance or within a period of 3 years after acceptance of all items to be delivered under this agreement, order any data first produced or specifically used in the performance of this agreement. This clause is applicable to all data ordered under this subparagraph. Nothing contained in this subparagraph shall require the Recipient to deliver any data the withholding of which is authorized by this clause or data which are specifically identified in this agreement as not subject to this clause. When data are to be delivered under this subparagraph, the Recipient will be compensated for converting the data into the prescribed form, for reproduction, and for delivery.

(k) The Recipient agrees, except as may be otherwise specified in this agreement for specific data items listed as not subject to this paragraph, that the Contracting Officer or an authorized representative may, up to three years after acceptance of all items to be delivered under this contract, inspect at the Recipient's facility any data withheld pursuant to paragraph (h) of this clause, for purposes of verifying the Recipient's assertion pertaining to the limited rights or restricted rights status of the data or for evaluating work performance. Where the Recipient whose data are to be inspected demonstrates to the Contracting Officer that there would be a possible conflict of interest if the inspection were made by a particular representative, the Contracting Officer shall designate an alternate inspector.

October 2, 2023

Department of Energy

37 CFR 401.14 DOE Modified Patent Rights Clause*

*the standard patent rights clause at 37 CFR 401.14 has been modified to (1) reflect DOE required subcontracting instructions pursuant to 37 CFR 401.5(a) as well as the deletion of the definition of contractor that does not apply based on the subcontracting instructions; (2) change acquisition terms of contractor, contract and subcontract to financial assistance terms of recipient, award, subaward or agreement pursuant to 37 CFR 401.5(c); and (3) include paragraph (n) U.S. competitiveness provision pursuant to the Determination of Exceptional Circumstances under the Bayh-Dole Act to Further Promote Domestic Manufacture of DOE Science and Energy Technologies executed by DOE on June 7,2021.

(a) Definitions

(1) Invention means any invention or discovery which is or may be patentable or otherwise protectable under Title 35 of the United States Code, or any novel variety of plant which is or may be protected under the Plant Variety Protection Act (7 U.S.C. 2321 et seq.).

(2) Subject invention means any invention of the Recipient conceived or first actually reduced to practice in the performance of work under this agreement, provided that in the case of a variety of plant, the date of determination (as defined in section 41(d) of the Plant Variety Protection Act, 7 U.S.C. 2401(d)) must also occur during the period of agreement performance.

(3) Practical Application means to manufacture in the case of a composition or product, to practice in the case of a process or method, or to operate in the case of a machine or system; and, in each case, under such conditions as to establish that the invention is being utilized and that its benefits are, to the extent permitted by law or government regulations, available to the public on reasonable terms.

(4) Made when used in relation to any invention means the conception or first actual reduction to practice of such invention.

(5) Small Business Firm means a small business concern as defined at section 2 of Pub. L. 85-536 ( 15 U.S.C. 632) and implementing regulations of the Administrator of the Small Business Administration. For the purpose of this clause, the size standards for small business concerns involved in government procurement and subcontracting at 13 CFR 121.3-8 and 13 CFR 121.3-12, respectively, will be used.

(6) Nonprofit Organization means a university or other institution of higher education or an organization of the type described in section 501(c)(3) of the Internal Revenue Code of 1954 (26 U.S.C. 501(c) and exempt from taxation under section 501(a) of the Internal Revenue Code (25 U.S.C. 501(a)) or any nonprofit scientific or educational organization qualified under a state nonprofit organization statute.

(7) Statutory period means the one-year period before the effective filing date of a claimed invention in a patent application during which exceptions to prior art exist per 35 U.S.C. 102(b) as amended by the Leahy-Smith America Invents Act, Public Law 112-29.

(b) Allocation of Principal Rights

The Recipient may retain the entire right, title, and interest throughout the world to each subject invention subject to the provisions of this clause and 35 U.S.C. 203. With respect to any subject invention in which the Recipient retains title, the Federal government shall have a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States the subject invention throughout the world.

October 2, 2023

Department of Energy

(c) Invention Disclosure, Election of Title and Filing of Patent Application by Recipient

(1) The Recipient will disclose each subject invention to the Federal agency within two months after the inventor discloses it in writing to Recipient personnel responsible for patent matters. The disclosure to the agency shall be in the form of a written report and shall identify the agreement under which the invention was made and the inventor(s). It shall be sufficiently complete in technical detail to convey a clear understanding to the extent known at the time of the disclosure, of the nature, purpose, operation, and the physical, chemical, biological or electrical characteristics of the invention. The disclosure shall also identify any publication, on sale or public use of the invention, and whether a manuscript describing the invention has been submitted for publication and, if so, whether it has been accepted for publication at the time of disclosure. In addition, after disclosure to the agency, the Recipient will promptly notify the agency of the acceptance of any manuscript describing the invention for publication or of any on sale or public use planned by the Recipient. If required by the Federal agency, the Recipient will provide periodic (but no more frequently than annual) listings of all subject inventions which were disclosed to the agency during the period covered by the report, and will provide a report prior to the close-out of a funding agreement listing all subject inventions or stating that there were none.

(2) The Recipient will elect in writing whether or not to retain title to any such invention by notifying the Federal agency within two years of disclosure to the Federal agency. However, in any case where a patent, a printed publication, public use, sale, or other availability to the public has initiated the one year statutory period wherein valid patent protection can still be obtained in the United States, the period for election of title may be shortened by the agency to a date that is no more than 60 days prior to the end of the statutory period.

(3)(i) The Recipient will file its initial patent application on a subject invention to which it elects to retain title within one year after election of title or, if earlier, prior to the end of any statutory period wherein valid patent protection can be obtained in the United States after a publication, on sale, or public use.

(ii) If the Recipient files a provisional application as its initial patent application, it shall file a non-provisional application within 10 months of the filing of the provisional application. So long as there is a pending patent application for the subject invention and the statutory period wherein valid patent protection can be obtained in the United States has not expired, additional provisional applications may be filed within the initial 10 months or any extension period granted under paragraph (c)(5) of this clause. If an extension(s) is granted under paragraph (c)(5) of this clause, the Recipient shall file a nonprovisional patent application prior to the expiration of the extension(s) or notify the agency of any decision not to file a nonprovisional application prior to the expiration of the extension(s), or if earlier, 60 days prior to the end of any statutory period wherein valid patent protection can be obtained in the United States.

(iii) The Recipient will file patent applications in additional countries or international patent offices within either ten months of the first filed patent application or six months from the date permission is granted by the Commissioner of Patents to file foreign patent applications where such filing has been prohibited by a Secrecy Order.

(iv) If required by the Federal agency, the Recipient will provide the filing date, patent application number and title; a copy of the patent application; and patent number and issue date for any subject invention in any country in which the Recipient has applied for a patent.

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Department of Energy

(4) For any subject invention with Federal agency and Recipient co-inventors, where the Federal agency employing such co-inventor determines that it would be in the interest of the government, pursuant to 35 U.S. C. 207(a)(3), to file an initial patent application on the subject invention, the Federal agency employing such co-inventor, at its discretion and in consultation with the Recipient, may file such application at its own expense, provided that the Recipient retains the ability to elect title pursuant to 35 U.S.C. 202(a).

(5) Requests for extension of the time for disclosure, election, and filing under paragraphs (1), (2), and (3) of this clause may, at the discretion of the Federal agency, be granted. When a Recipient has requested an extension for filing a non-provisional application after filing a provisional application, a one-year extension will be granted unless the Federal agency notifies the Recipient within 60 days of receiving the request.

(6) In the event a subject invention is made under funding agreements of more than one agency, at the request of the Recipient or on their own initiative the agencies shall designate one agency as responsible for administration of the rights of the government in the invention.

(d) Conditions When the Government May Obtain Title

(1) A Federal agency may require the Recipient to convey title to the Federal agency, of any subject invention -

(i) If the Recipient fails to disclose or elect title to the subject invention within the times specified in paragraph (c) of this clause, or elects not to retain title.

(ii) In those countries in which the Recipient fails to file patent applications within the times specified in paragraph (c) of this clause; provided, however, that if the Recipient has filed a patent application in a country after the times specified in paragraph (c) of this clause, but prior to its receipt of the written request of the Federal agency, the Recipient shall continue to retain title in that country.

(iii) In any country in which the Recipient decides not to continue the prosecution of any non-provisional patent application for, to pay a maintenance, annuity or renewal fee on, or to defend in a reexamination or opposition proceeding on, a patent on a subject invention.

(iv) Upon breach of paragraph (n) U.S. Competitiveness of this Patent Rights clause.

(2) A Federal agency at its discretion, may waive the requirement for the Recipient to convey title to any subject invention.

(e) Minimum Rights to Recipient and Protection of the Recipient Right to File

(1) The Recipient will retain a nonexclusive royalty-free license throughout the world in each subject invention to which the Government obtains title, except if the Recipient fails to disclose the invention within the times specified in (c), above. The Recipient's license extends to its domestic subsidiary and affiliates, if any, within the corporate structure of which the Recipient is a party and includes the right to grant sublicenses of the same scope to the extent the Recipient was legally obligated to do so at the time the agreement was awarded. The license is transferable only with the approval of the Federal agency except when transferred to the successor of that party of the Recipient's business to which the invention pertains.

(2) The Recipient's domestic license may be revoked or modified by the funding Federal agency to the extent necessary to achieve expeditious practical application of the subject invention pursuant to an application for an exclusive license submitted in accordance with applicable provisions at 37 CFR part 404 and agency licensing regulations (if any). This license will not be revoked in that field of use or the geographical areas in which the Recipient has achieved practical application and continues to make the benefits of the invention reasonably accessible to the public. The license in any foreign country may be revoked or modified at the discretion of the funding Federal agency to the extent the Recipient, its licensees, or the domestic subsidiaries or affiliates have failed to achieve practical application in that foreign country.

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Department of Energy

(3) Before revocation or modification of the license, the funding Federal agency will furnish the Recipient a written notice of its intention to revoke or modify the license, and the Recipient will be allowed thirty days (or such other time as may be authorized by the funding Federal agency for good cause shown by the Recipient) after the notice to show cause why the license should not be revoked or modified. The Recipient has the right to appeal, in accordance with applicable regulations in 37 CFR part 404 and agency regulations (if any) concerning the licensing of Government-owned inventions, any decision concerning the revocation or modification of the license.

(f) Recipient Action to Protect the Government's Interest

(1) The Recipient agrees to execute or to have executed and promptly deliver to the Federal agency all instruments necessary to (i) establish or confirm the rights the Government has throughout the world in those subject inventions to which the Recipient elects to retain title, and (ii) convey title to the Federal agency when requested under paragraph (d) above and to enable the government to obtain patent protection throughout the world in that subject invention.

(2) The Recipient agrees to require, by written agreement, its employees, other than clerical and nontechnical employees, to disclose promptly in writing to personnel identified as responsible for the administration of patent matters and in a format suggested by the Recipient each subject invention made under agreement in order that the Recipient can comply with the disclosure provisions of paragraph (c) of this clause, to assign to the Recipient the entire right, title and interest in and to each subject invention made under agreement, and to execute all papers necessary to file patent applications on subject inventions and to establish the government's rights in the subject inventions. This disclosure format should require, as a minimum, the information required by paragraph (c)(1) of this clause. The Recipient shall instruct such employees through employee agreements or other suitable educational programs on the importance of reporting inventions in sufficient time to permit the filing of patent applications prior to U.S. or foreign statutory bars.

(3) For each subject invention, the Recipient will, no less than 60 days prior to the expiration of the statutory deadline, notify the Federal agency of any decision: Not to continue the prosecution of a non-provisional patent application; not to pay a maintenance, annuity or renewal fee; not to defend in a reexamination or opposition proceeding on a patent, in any country; to request, be a party to, or take action in a trial proceeding before the Patent Trial and Appeals Board of the U.S. Patent and Trademark Office, including but not limited to post-grant review, review of a business method patent, inter partes review, and derivation proceeding; or to request, be a party to, or take action in a non-trial submission of art or information at the U.S. Patent and Trademark Office, including but not limited to a pre-issuance submission, a post-issuance submission, and supplemental examination.

(4) The Recipient agrees to include, within the specification of any United States patent applications and any patent issuing thereon covering a subject invention, the following statement, “This invention was made with government support under DE-MS0000122 awarded by U.S. Department of Energy. The government has certain rights in the invention.”

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Department of Energy

(g) Subaward/Contract

(1) The Recipient will include this clause, suitably modified to identify the parties, in all subawards/contracts, regardless of tier, for experimental, developmental, or research work to be performed by a domestic small business firm or nonprofit organization. The subrecipient/contractor will retain all rights provided for the Recipient in this clause, and the Recipient will not, as part of the consideration for awarding the subaward/ contract, obtain rights in the subrecipient's/contractor's subject inventions.

(2) The above requirement in (g)(1) does not apply for any agreement with a DOE laboratory. The Recipient and the DOE laboratory shall use a technology transfer agreement (e.g., Strategic Partnership Project (SPP), Cooperative Research and Development Agreement (CRADA)) that is executed by the Recipient and the DOE laboratory and approved by DOE. The technology transfer agreement will provide the applicable patent rights clause for the work to be performed by the DOE laboratory.

(3) The Recipient will include in all other subawards/contracts, regardless of tier, for experimental, developmental, or research work the patent rights clause directed by the DOE Contracting Officer.

(h) Reporting on Utilization of Subject Inventions

The Recipient agrees to submit on request periodic reports no more frequently than annually on the utilization of a subject invention or on efforts at obtaining such utilization that are being made by the Recipient or its licensees or assignees. Such reports shall include information regarding the status of development, date of first commercial sale or use, gross royalties received by the Recipient, and such other data and information as the agency may reasonably specify. The Recipient also agrees to provide additional reports as may be requested by the agency in connection with any march-in proceeding undertaken by the agency in accordance with paragraph (j) of this clause. As required by 35 U.S.C. 202(c)(5), the agency agrees it will not disclose such information to persons outside the government without permission of the Recipient.

(i) Preference for United States Industry

Notwithstanding any other provision of this clause, the Recipient agrees that neither it nor any assignee will grant to any person the exclusive right to use or sell any subject inventions in the United States unless such person agrees that any products embodying the subject invention or produced through the use of the subject invention will be manufactured substantially in the United States. However, in individual cases, the requirement for such an agreement may be waived by the Federal agency upon a showing by the Recipient or its assignee that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible.

(j) March-in Rights

The Recipient agrees that with respect to any subject invention in which it has acquired title, the Federal agency has the right in accordance with the procedures in 37 CFR 401.6 and any supplemental regulations of the agency to require the Recipient, an assignee or exclusive licensee of a subject invention to grant a nonexclusive, partially exclusive, or exclusive license in any field of use to a responsible applicant or applicants, upon terms that are reasonable under the circumstances, and if the Recipient, assignee, or exclusive licensee refuses such a request the Federal agency has the right to grant such a license itself if the Federal agency determines that:

(1) Such action is necessary because the Recipient or assignee has not taken, or is not expected to take within a reasonable time, effective steps to achieve practical application of the subject invention in such field of use.

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(2) Such action is necessary to alleviate health or safety needs which are not reasonably satisfied by the Recipient, assignee or their licensees;

(3) Such action is necessary to meet requirements for public use specified by Federal regulations and such requirements are not reasonably satisfied by the Recipient, assignee or licensees; or

(4) Such action is necessary because the agreement required by paragraph (i) of this clause has not been obtained or waived or because a licensee of the exclusive right to use or sell any subject invention in the United States is in breach of such agreement.

(k) Special Provisions for Agreements with Nonprofit Organizations

If the Recipient is a nonprofit organization, it agrees that:

(1) Rights to a subject invention in the United States may not be assigned without the approval of the Federal agency, except where such assignment is made to an organization which has as one of its primary functions the management of inventions, provided that such assignee will be subject to the same provisions as the Recipient;

(2) The Recipient will share royalties collected on a subject invention with the inventor, including Federal employee co-inventors (when the agency deems it appropriate) when the subject invention is assigned in accordance with 35 U.S.C. 202(e) and 37 CFR 401.10;

(3) The balance of any royalties or income earned by the Recipient with respect to subject inventions, after payment of expenses (including payments to inventors) incidental to the administration of subject inventions, will be utilized for the support of scientific research or education; and

(4) It will make efforts that are reasonable under the circumstances to attract licensees of subject inventions that are small business firms and that, when appropriate, it will give a preference to a small business firm when licensing a subject invention;

(5) The Federal agency may review the Recipient's licensing program and decisions regarding small business applicants, and the Recipient will negotiate changes to its licensing policies, procedures, or practices with the Federal agency when the Federal agency's review discloses that the Recipient could take reasonable steps to more effectively implement the requirements of paragraph (k)(4) of this clause; and

(6) The Federal agency may take into consideration concerns presented by small businesses in making such determinations in paragraph (k)(5) of this clause.

(l) Communication

Unless otherwise directed by DOE Patent Counsel, all reports and notifications required by this clause shall be submitted in accordance with the instructions provided in the Federal Assistance Reporting Checklist (FARC) of this agreement.

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(m) Electronic Filing.

(1) Unless otherwise requested or directed by the Federal agency --

(i) The written disclosure required in (c)(1) of this clause shall be electronically filed;

(ii) The written election required in (c)(2) of this clause shall be electronically filed; and

(iii) If required by the agency to be submitted, the close-out report in paragraph (c)(1) of this clause and the patent information and periodic reporting identified in paragraph (c)(3) of this clause shall be electronically filed.

(2) Other written notices required in this clause may be electronically delivered to the agency or the contractor through an electronic database used for reporting subject inventions, patents, and utilization reports to the funding agency.

(n) U.S. Competitiveness

The Recipient agrees that any products embodying any subject invention or produced through the use of any subject invention will be manufactured substantially in the United States unless the Recipient can show to the satisfaction of DOE that it is not commercially feasible. In the event DOE agrees to foreign manufacture, there will be a requirement that the Government's support of the technology be recognized in some appropriate manner, e.g., alternative binding commitments to provide an overall net benefit to the U.S. economy. The Recipient agrees that it will not license, assign or otherwise transfer any subject invention to any entity, at any tier, unless that entity agrees to these same requirements. In the event that the Recipient or other such entity receiving rights in the Subject Invention undergoes a change in ownership amounting to a controlling interest, the Recipient or other such entity receiving rights shall ensure continual compliance with the requirements of this paragraph (n) and shall inform DOE, in writing, of the change in ownership within six months of the change. The Recipient and any successor assignee will convey to DOE, upon written request from DOE, title to any subject invention, upon a breach of this paragraph (n). The Recipient will include this paragraph (n) in all subawards/contracts, regardless of tier, for experimental, developmental or research work.

(o) The requirements, rights and administration of paragraph (n) are further clarified as follows:

1.	Waivers. The Recipient (or any entity subject to paragraph (n)) may request a waiver or modification of paragraph (n). Such waivers or modifications may be granted when DOE determines that (1) the Recipient (or any entity subject to paragraph (n)) has demonstrated, with quantifiable data, that manufacturing in the United States is not commercially feasible and (2) a waiver or modification would best serve the interests of the United States and the general public.

2.	Final determination of breach of paragraph (n). If DOE determines the Recipient is in breach of paragraph (n), the Department may issue a final written determination of such breach. If such determination includes a demand for title to the subject inventions under the award, the demand for title will cause an immediate conveyance and assignment of all rights to all subject inventions under the award to the United States Government, including all pending U.S. and foreign patent applications and all U.S. and foreign patents that cover any subject invention, without compensation. Any such final determination shall be signed by the cognizant DOE Contracting Officer with the concurrence of the Assistant General Counsel for Technology Transfer & Intellectual Property. Advanced notice will be provided for comment to the Recipient before any final written determination by DOE is issued.

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3.	Pursuant to Recipient's agreement in paragraph (n) to not license, assign or otherwise transfer rights to subject inventions at any tier unless the entity agrees to paragraph (n): any such license, assignment, or other transfer of right to any subject invention developed under the award shall contain paragraph (n) suitably modified to properly identify the parties. If a licensee, assignee, or other transferee of rights to any subject invention is finally determined by DOE in writing to be in breach of paragraph (n), the applicable license, assignment or other transfer shall be deemed null and void. Advanced notice will be provided for comment to the non-complying party before any final written determination by DOE is made.

4.	For clarity, if the forfeiture of title to any subject invention is due to a breach of paragraph (n), the Recipient shall not be entitled to any compensation, or to a license to the subject invention including the reserved license in section (e)(1), unless DOE grants a license through a separately agreed upon licensing agreement.

5.	Authority. The requirements and administration of paragraph (n) is in accordance with the Determination of Exceptional Circumstances (DEC) under the Bayh-Dole Act to Further Promote Domestic Manufacture of DOE Science and Energy Technologies executed by DOE on June 7, 2021. A copy of the DEC is available at https://www.energy.gov/gc/determination-exceptional-circumstances-decs. By accepting or acknowledging the award, the Recipient is also acknowledging that it has received a copy of the DEC through the foregoing link. As set forth in 37 CFR 401.4, any nonprofit organization or small business firm as defined by 35 U.S.C. 201 affected by any DEC has the right to appeal the imposition of the DEC within thirty (30) working days from the Recipient's acceptance or acknowledgment of this award.

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Data Management Plan

The data management plan is attached to this intellectual property clause set or is otherwise included in the award or application documentation. The Data Management Plan explains how data generated in the course of the work performed under this agreement will be shared or preserved or, when justified, explains why data sharing or preservation is not possible or scientifically appropriate. In the event of a conflict between this Data Rights clause and the Data Management Plan, the Data Rights clause takes precedence.

Department of Energy

Appendix to Attachment 4

Unlimited Rights Data

Recipient:

•	General or summary data regarding:

▪	updates and/or assessments of project status and execution performance data;
▪	the status of capacity installation goals;
▪	the status of Community Benefits goals, including the number and type of jobs created and other community benefits;
▪	business impact, including increased plant capacity and product performance;
▪	Earned Value Assessments or documentation;
▪	the status of expenditures, including the respective share of federal and non-federal share of costs incurred under the grant;
▪	simplified manufacturing process data;
▪	general block flow diagrams and data related to general ranges of operating conditions;
▪	general industry-wide market and customer data such as number of customers, type and geography of industries served; and
▪	general industry-wide supplier data.

Appendix to Attachment 4

Attachment 5

DE-MS0000122/0002

Data Management Plan

The Recipient will not be required to make the underlying research data supporting findings in the deliverables under the grant publicly available other than as specified in the Statement of Project Objectives (SOPO) and the Intellectual Property Provisions attached to the grant. Specifically, any identified Protected Data, Restricted Computer Software, and Limited Rights Data will receive the protection available for such data under the grant and applicable regulations. Data that qualifies as Protected Data shall be shielded from public disclosure consistent with the conditions of the award, including the period of protection specified. The Government may verify the status of all data specifically used by or generated by the Recipient. The DOE, and any other duly authorized government representatives, will have access, upon request, to all data generated under the award. Other than providing the specific deliverables subject to public disclosure as specified in the award, the Recipient does not currently intend to publish any other results from the project. Where a publication includes results of the project or the underlying research data, these results and data will be made available according to the policies of the publication, Recipient, and the Intellectual Property Provisions of this grant. The Recipient will ensure compliance with any requirements pertaining to advance review by the DOE and to any clause(s) mandating the acknowledgement of federal sponsorship of the data to be published.